UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2013

COMMITTED CAPITAL ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52651	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 3rd Floor

New York, New York 10014 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624-2400

712 Fifth Avenue, 22nd Floor

New York, New York 10019

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Forward-Looking Statements

This Current Report on Form 8-K contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  All statements other than statements of historical fact contained in this Current Report on Form 8-K, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements.  We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “ongoing,” “could,” “estimates,” “expects,” “intends,” “may,” “appears,” “suggests,” “future,” “likely,” “goal,” “plans,” “potential,” “projects,” “predicts,” “should,” “would,” or “will” or the negative of these terms or other comparable terminology.  Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this Current Report on Form 8-K, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Moreover, we operate in a very competitive and rapidly changing environment.  New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.  All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Current Report on Form 8-K.  Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this Current Report on Form 8-K could negatively affect our business, operating results, financial condition and stock price.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Current Report on Form 8-K to conform our statements to actual results or changed expectations.

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Item 1.01 Entry into a Material Definitive Agreement.

Reference is made to the disclosures set forth in Item 2.01 hereof which are hereby incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Merger Agreement

On October 16, 2013, Committed Capital Acquisition Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, CCAC Acquisition Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), The ONE Group, LLC (“One Group”) and Samuel Goldfinger as One Group Representative. One Group is a Delaware limited liability company that, through itself and several subsidiary entities, develops and operates upscale, high-energy restaurants and lounges and provides turn-key food and beverage services for hospitality venues including boutique hotels, casinos and other high-end locations in the United States and the United Kingdom. The descriptions of the Merger Agreement in this Current Report on Form 8-K do not purport to be complete, and are qualified in their entirety by reference to the full text of the Merger Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein. Capitalized terms used in this Item 2.01 but not defined herein shall have the meanings ascribed to them in the Merger Agreement

Pursuant to the Merger Agreement and upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, on October 16, 2013 (the “Closing Date”), Merger Sub was merged with and into One Group, with One Group being the surviving entity and thereby becoming a wholly owned subsidiary of the Company. At the effective time of the Merger (the “Effective Time”), the legal existence of Merger Sub ceased and all of the issued and outstanding membership interests of One Group that were outstanding immediately prior to the Effective Time were cancelled and new membership interests of One Group comprising 100% of its ownership interests were issued to the Company. Simultaneously, the Company issued to the former holders of One Group membership interests (the “TOG Members”) and to Liquidating Trust established for the benefit of TOG Members and holders of warrants to acquire membership interests of One Group (“TOG Warrant Owners”) an aggregate of 12,631,400 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and paid to such TOG Members an aggregate of $11,750,000 in cash (collectively, the “Merger Consideration”). As part of the Merger Consideration, the Company issued to Jonathan Segal, the former Managing Member of One Group and currently our Chief Executive Officer and a Director, 1,000,000 shares of Common Stock as a control premium. The foregoing shares are in addition to the 7,680,666 shares issued to Mr. Segal and related entities in respect of his pro rata portion of shares of Common Stock issued to all TOG Members. Of the 12,631,400 shares of Common Stock issued as part of the Merger Consideration, 2,000,000 shares (the “Escrow Shares”) were deposited into an escrow account (the “Escrow Account”) at Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”) to secure certain potential adjustments to the Merger Consideration as described below and certain potential indemnification obligations. As of the Effective Time, the former members of One Group and the Liquidating Trust held shares of Common Stock comprising, in the aggregate, 50.68% of the issued and outstanding shares of the Company’s Common Stock.

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The Merger Agreement provides for up to an additional $14,100,000 of payments to the TOG Members and the Liquidating Trust based on a formula as described in the Merger Agreement (“Contingent Payments”) and which is contingent upon the exercise of outstanding Company warrants to purchase 5,750,000 shares of Common Stock at an exercise price of $5.00 per share (the “Parent Warrants”). The Company is required to make any Contingent Payments on a monthly basis. Any Parent Warrants that are unexercised will expire on the date that is the earlier of (i) two years after the effective date of the registration statement registering the shares of Common Stock issuable upon the exercise of the Parent Warrants or (ii) the forty-fifth (45th) day following the date that the Company’s Common Stock closes at or above $6.25 per share for 20 out of 30 trading days commencing on the effective date. The Company intends to file such registration statement as soon as practicable after the date of this Current Report on Form 8-K.

The Common Stock portion of the Merger Consideration is subject to adjustment to reflect Working Capital Shortfalls and Excess Liabilities compared to the amounts that will be set forth in a closing statement required to be delivered by One Group within 90 days of the Closing of the Merger. To the extent Working Capital Shortfalls exceed $100,000 or Adjustment Liabilities exceeds Excess Liabilities by greater than $20,000 in the aggregate, the Members and the Liquidating Trust, on a Pro Rated Basis, shall be liable to the Company for an amount equal to the sum of any Excess Liabilities and Working Capital Shortfall. Any payment required to be made with respect to the foregoing shall be made by reduction of the Escrow Shares or as a set off to Contingent Payments, if any.

As required by the Merger Agreement, the Company, One Group and the TOG Members entered into several ancillary agreements including (i) Lockup Agreements by and among the Company and the TOG Members, (ii) the Escrow Agreement and (ii) a Liquidating Trust Agreement.

October 2013 Private Placement

Simultaneously with the Effective Time of the Merger, the Company completed a private placement of 3,110,075 shares of Common Stock at a purchase price of $5.00 per share to purchasers that include some of the Company’s existing shareholders (collectively, the “Investors”), realizing gross proceeds of $15,550,375 (the “October 2013 Private Placement”). Jefferies LLC served as placement agent for the Private Placement.

In connection with the October 2013 Private Placement, we also entered into a registration rights agreement (the “October 2013 Registration Rights Agreement”) with the Investors, in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the Shares for resale within 30 calendar days of the Closing Date, and to have the Registration Statement declared effective within 90 calendar days of the Closing Date or within 120 calendar days of the Closing Date if the SEC conducts a full review of the Registration Statement. We also have agreed to include in such Registration Statement the shares of Common Stock issued to TOG Members (other than those shares issued to Jonathan Segal) or issuable to TOG Warrant Owners pursuant to the Merger Agreement, subject to cut-back in certain circumstances.

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The foregoing description of the October 2013 Private Placement and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the  relevant transaction documents which are filed as Exhibits 10.11 and 10.12 to this Current Report on Form 8-K.

Prior to the Closing Date, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).  Accordingly, pursuant to the requirements of Item 2.01(f) of Form 8-K, set forth below is the information that would be required if we were filing a general form for registration of securities on Form 10 under the Exchange Act, reflecting our Common Stock, which is a class of our securities subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act upon consummation of the Merger, with such information reflecting us and our securities upon consummation of the Merger.

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Description of THE Business OF THE ONE GROUP

References to “we,” “our,” “us,” the “Company” or “One Group” refer to The ONE Group, LLC. References to “system-wide” refer to all owned, operated and managed restaurants, lounges, bars and hospitality food and beverage services of The ONE Group, LLC, irrespective of ownership interest. “Adjusted EBITDA” represents net income before interest, taxes, and depreciation and amortization, plus the sum of certain non-operating expenses, including deferred rent, pre-opening expenses, impairment losses, discontinued operations and certain other one-time non-operating expenses. Average unit volume, or “AUV,” represents the average per unit sales of our restaurants over a certain period of time. This measure is calculated by dividing total restaurant sales within a period by the number of restaurants operating during the same period.

Overview

We are a hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides turn-key food and beverage services for hospitality venues including boutique hotels, casinos and other high-end locations in the United States and the United Kingdom. One Group was established with the vision of becoming a global market leader in the hospitality industry by melding high-quality service, ambiance and cuisine into one great experience. Our primary restaurant brand is STK, a unique, multi-unit steakhouse concept that combines a high-energy, female-friendly, social atmosphere with the superior quality of a traditional steakhouse. Our food and beverage, or “F&B”, hospitality services offerings include developing, managing and operating restaurants, bars, rooftops, pools, banqueting and catering facilities, private dining rooms, room service and mini bars tailored to the specific needs of high-end boutique hotels and casinos. Our F&B hospitality clients include global hospitality companies such as the Cosmopolitan Hotel, Gansevoort Hotel Group, Hippodrome Casino, ME Hotels and the Perry Hotel (owned by Starwood Capital).

We opened our first restaurant in January 2004 and as of June 30, 2013, we owned, operated or managed 19 restaurants and lounges, including six STKs throughout the United States and in London. Nine of our locations are operated under our six F&B hospitality management agreements, in which we provide comprehensive food and beverage services for our hospitality clients. All of our restaurants, lounges and F&B services are designed to create a unique social dining and entertainment experience within a destination location. We believe that this design philosophy separates us from more traditional restaurant and foodservice competitors.

During the last twelve months (“LTM”) ended June 30, 2013, we generated system-wide revenue of $112.1million, representing 20.1% growth over the prior year period. Based on our strong momentum and brand appeal, we expect to continue to expand our operations domestically and internationally by continuing our disciplined and targeted site selection process and supplemented by the increasingly regular inbound inquiries we receive from office building, hotel and casino owners and landlords to develop and open new locations.

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STK

STK is a unique steakhouse restaurant concept with locations in major metropolitan cities throughout the United States and in London. STK artfully blends two concepts into one — the modern steakhouse and a chic lounge, offering a high-energy, fine dining experience in a female-friendly setting with the superior quality of a traditional steakhouse. Each STK location features a large and open restaurant and bar area with a DJ or DJ mix playing music throughout the restaurant so our guests can enjoy a high-energy, fun “destination” environment that encourages social interaction. We believe this concept truly differentiates us from other upscale steakhouses. Our menu provides a variety of portion sizes and signature options to appeal to a broad customer demographic. We currently operate six STK restaurants in major metropolitan cities such as Atlanta, Las Vegas, Los Angeles, New York and London, and we have two additional restaurants in Miami and Washington DC which are currently undergoing relocation and development, respectively. Our STK restaurants average approximately 10,000 square feet and we typically target locations that range in size from 8,000 to 10,000 square feet. In 2012, the average unit volume, check and beverage mix for STK restaurants open a full twelve months were $11.1 million, $113.00 and 42%, respectively.

Food & Beverage Hospitality Services Business

Our food and beverage hospitality services business provides the development, management and operations for upscale restaurants and turn-key food and beverage services at high-end boutique hotels and casinos. Through our developmental and operational expertise, we are able to provide comprehensive tailored food and beverage solutions to our hospitality clients. Our fee-based hospitality food and beverage solutions include developing, managing and operating restaurants, bars, rooftops, pools, banqueting, catering, private dining rooms, room service and mini bars on a contract basis. We currently have six F&B hospitality contracts with hotels and casinos throughout the United States and in London. Our F&B hospitality clients include global hospitality companies such as the Cosmopolitan Hotel, Gansevoort Hotel Group, Hippodrome Casino, ME Hotels and the Perry Hotel (owned by Starwood Capital). Historically, our clients have provided the majority of the capital required for the development of the facilities we manage on their behalf. Our F&B hospitality contracts generate revenues for us through base management fees, calculated as a percentage of the operation’s revenues, and additional incentive fees based on the operation’s profitability. Our management fee income has increased from approximately $200,000 in 2010 to $5,600,000 during the last twelve months ended June 30, 2013. Some of the operations we manage have an STK restaurant on the premises. We typically target F&B hospitality opportunities where we believe we can generate $8 million to $10 million of system-wide revenues and $500,000 to $750,000 of pre-tax income exclusive of any related STK revenues or profits. We expect our food and beverage hospitality services business to be an important driver of our growth and profitability going forward, enabling us to generate high-margin management fee income with minimal capital expenditures.

Our Business Strengths

We believe the following are key strengths of our business and serve to differentiate us from our competitors:

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STK is a Leading Brand with Global Appeal

STK, our flagship brand, has been recognized as one of the leading multi-unit steakhouse restaurants in the United States and we believe that it has achieved strong interest and appeal internationally. STKs are often cited as being among the most popular dining and social destinations in the cities in which they operate. For example, four of our six domestic STK locations were ranked in OpenTable’s list of 2013 Top 100 Hot Restaurants nationally.

STK restaurants are tastefully designed to create an intimate, fun dining experience. Each STK features an elevated dining room with an open seating format where theatrical lights illuminate each table. The STK atmosphere is enhanced by a bustling bar scene and a DJ or DJ mix playing music throughout the restaurant to create a vibrant environment where guests are encouraged to come early and stay late. STK’s menu features the superior quality of a traditional steakhouse plus signature and female-friendly offerings such as a varied selection of appetizers, small, medium and large cuts of steak, market fresh fish and a variety of other entrees and desserts.

We operate STK restaurants on both a standalone basis and in conjunction with our hospitality services contracts. STKs that were operating throughout the entire fiscal year ended December 31, 2012 had AUVs of $11.1 million. We believe our STK brand has strong appeal with owners and operators of commercial office buildings, hotels and casinos, and other local partners due to its brand recognition and the clientele it attracts. To date, our partners have been willing to provide significant up-front capital to bring STKs to their venues, which reduces our cost to open these restaurants and enhances our rates of return. We further believe that STK’s strong brand and operating metrics provide us with attractive incremental F&B hospitality opportunities. Our operations at the ME Hotel in London, which have generated run-rate system-wide revenues of approximately £300,000 per week since the beginning of May 2013, best illustrate our ability to execute and benefit from this strategy. Those operations include (i) our first STK in London, (ii) our Italian lunch and dinner concept, Cucina Asellina, (iii) our Radio rooftop lounge, which provides a panoramic view of the London skyline, (iv) our Marconi lounge bar and (v) the food and beverage services for all of the hotel’s banquet and event rooms, guest rooms and mini-bars.

Ability to Develop Bespoke Food & Beverage Hospitality Solutions for Our Clients

Our significant F&B hospitality expertise enables us to develop food and beverage concepts that are tailored to complement the theme of our clients’ properties. Examples of complementary restaurant brands that we have created for our clients include Ristorante Asellina and Cucina Asellina, two Italian restaurant concepts. In addition to restaurants, we also develop turn-key food and beverage services including bars, rooftops, pools, banqueting, catering, room service and mini bars for our high-profile clients. Our concepts and services are all designed to provide an energetic atmosphere and bustling bar scene that help create a vibrant environment for the entire venue. Our goal is to always provide a fun, high-energy social scene and a unique dining experience that cater to a broad demographic and encourages our guests to come early and stay late.

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Operational Expertise for Comprehensive Food & Beverage Hospitality Solutions

In addition to developing a full range of food and beverage solutions for our clients, we also have the in-house expertise and infrastructure to manage and operate these solutions on their behalf. We currently provide our operating services to several luxury hospitality venues in prime high volume, “destination” locations across the United States and in London. We believe our ability to both develop and effectively operate comprehensive food and beverage solutions for our clients distinguishes us from our competitors and allows clients to view us as a trusted partner to whom they can outsource all of their F&B operations. We further believe our suite of service offerings fosters ongoing relationships and brand loyalty with our clients.

Differentiated Guest Experience

The underlying theme behind all of our restaurants, lounges and services is providing guests with a unique, fun and exciting upscale dining experience combining high quality food, an upbeat atmosphere and attentive service. Our venues are designed as destination locations to encourage guest interaction. The dining experience we offer is enhanced by our commitment to providing a social atmosphere and our ability to attract guests for all occasions with private dining rooms as well as separate bar areas, which allow our guests to entertain and socialize before their meal, enjoy a fine dining experience during, and relax at our bar or lounge afterwards. The atmosphere we provide is enhanced by raised dining rooms, open seating formats and lively bar areas featuring a DJ or DJ played mix. Our differentiated entertainment and fine dining experience, coupled with the multiple ways our guests can utilize our venues through our attractive bar space, private dining options, rooftops and lounges, is designed to drive repeat business, a strong beverage mix and a high average check.

Capital Efficient Model Drives Attractive Returns

The attractiveness of our brands and our ability to operate them successfully has historically afforded us development capital from our landlords and partners on attractive terms, which has enabled us to grow our restaurant business with limited direct capital investment. This capital efficient model has allowed us to achieve attractive returns for the restaurants we own. In addition, our hospitality F&B services projects typically require limited capital investment from us and generate significant fee-based revenue at attractive margins and return levels, while also allowing us to develop new concepts with little direct capital outlay.

Highly Experienced Management Team

Our executive team averages over 29 years of experience in the hospitality industry. Jonathan Segal, our Founder and Chief Executive Officer, has a 36 year record of building and operating successful businesses. Previously he was the Managing Director of the Modern Group, a diverse hospitality company, Co-Founder of the International Travel Group, and Co-Creator of WorldPay, the world’s first internet payment company. Samuel Goldfinger, our Chief Financial Officer, has 23 years of experience in the restaurant and hospitality industry and was previously Chief Financial Officer of The Smith & Wollensky Restaurant Group, Inc. (formerly a NASDAQ listed company).

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Our Growth Strategy

We believe our existing restaurant concepts and F&B hospitality services have significant room to grow and that our presence, brand recognition and strong operating performance provide us with the unique ability to launch these concepts further into the domestic and international markets. We have established our operational infrastructure in both the United States and Europe which will allow us to pursue attractive opportunities globally. We have also built a pipeline of new STK and F&B hospitality projects. In the near term, we are focused on expanding our footprint in North America and Europe with medium to long-term expansion opportunities in Asia and the Middle East. We believe continued international expansion is a significant opportunity for us based upon the success of our ME Hotel operations, which includes STK London.

Expansion of STK

We have identified over 50 additional major metropolitan markets globally where we could grow our STK brand. We expect to open two to three STKs annually in the next three years, and to target approximately 25% annual unit growth thereafter. We currently have a strong pipeline of planned new openings with term sheets signed or being negotiated for several attractive locations across North America, including high traffic tourist destination locations. We believe that the completion of the Merger will enable us to opportunistically invest more of our own capital for projects where we anticipate superior economic returns.

Expansion Through New Food & Beverage Hospitality Projects

We believe we are well positioned to leverage the strength of our brands and the relationships we have developed with leading global hospitality providers to drive the continued growth of our food and beverage hospitality projects, which we expect will provide high margin fee income with minimal capital expenditures. Based on the success of our existing operations in venues such as the Gansevoort Hotel in the United States and the ME Hotel in London, we continue to receive significant inbound inquiries for us to provide these services in new hospitality venues globally. Furthermore, we continue to work closely with existing hospitality clients to identify and develop additional opportunities in their venues. Going forward, we will target at least one new F&B hospitality project every 12 to 18 months. Our diversified portfolio of differentiated, high-energy food and beverage hospitality solutions provides a broad, attractive mix that gives landlords and owners a choice of having one or several of our concepts and/or services in their venues.

Increase Our Operating Efficiency

In addition to expanding into new operations, we intend to increase revenue and profits in our existing operations, and we believe that, following the Merger, we will have more capital and resources available to allocate towards operational initiatives. We expect to grow same store sales by approximately 1% annually as a result of our renewed focus on this aspect of our growth plan. We also expect operating margin improvements as our restaurants and services mature. Furthermore, as our footprint continues to increase in scale, we expect to benefit by leveraging system-wide operating efficiencies and best practices.

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Restaurant Industry Overview

We operate in a competitive industry that is affected by changes in consumer eating habits and dietary preferences, population trends and traffic patterns, and local and national economic conditions. Restaurant spending is highly discretionary. Key competitive factors in the industry include the taste, quality and price of the food products offered, quality and speed of guest service, brand name identification, attractiveness of facilities, restaurant location and overall dining experience.

According to Technomic, Inc., a research and consulting firm serving the food and foodservice industries, U.S. restaurant industry sales in 2012 were $434.9 billion, representing an increase of 5.2% over 2011 sales of $413.5 billion. Total restaurant sales are projected to grow to $450 billion in 2013, a 3.6% year-over-year increase. Furthermore, the restaurant industry’s unit total increased for the first time since the start of the recession, growing 2.0% from 508,399 in 2011 to 518,533 in 2012.

We compete in the full-service segment of the restaurant industry, which according to Technomic is defined as establishments with a relatively broad menu along with table and/or booth service and a wait staff. Within the full-service segment, we primarily operate under the fine-dining and full-service steak (“FSR Steak”) sub-segments, which generated $2.7 billion and $15.8 billion in 2012 sales, respectively. At the conclusion of 2012, the fine-dining and FSR Steak sub-segments had 530 and 8,203 units, respectively. In 2012, fine-dining and FSR Steak sales increased 4.0% and 7.0%, respectively, and fine-dining and FSR Steak unit counts increased by 1.3% and 1.0%, respectively. As a whole, both sub-segments outperformed sales and unit growth of full-service restaurants within the Top 500 restaurant chains (as ranked by U.S. system-wide sales), which increased 2.9% and 0.7% in 2012, respectively.

Hospitality Industry Overview

To the extent that we plan to co-locate our venues in hotels, resorts, casinos and similar venues, we are subject to competitive factors affecting the hospitality, lodging and gaming industries generally. The hospitality industry is a major component of the U.S. travel industry, which according to the World Travel & Tourism Council represented $438.6 billion in 2012, or 2.8% of total U.S. GDP. The general health of the hospitality industry is affected by the overall performance of the U.S. economy. According to the U.S. Department of Commerce, despite a sharp fall in government spending in 2012, the United States experienced a 2.2% increase in real GDP. Similarly, real GDP increased at an annual rate of 2.5% in the first quarter of 2013 and positive contributions from personal consumption expenditures are expected to continue to drive economic growth in 2013.

The lodging industry is the largest sub-segment of the U.S. hospitality industry. According to the American Hotel & Lodging Association, in 2011, the lodging industry generated $21.6 billion in pretax income, a 20% year-over-year increase. Total industry revenue increased to $137.5 billion from $127.7 billion in 2010, representing the largest percentage change in the last ten years. In 2011, the U.S. lodging industry consisted of approximately 54,214 properties, which represented approximately 4.9 million guest rooms. Growth in demand in the lodging industry is driven by two main factors: (i) the general health of the travel and tourism industry and (ii) the propensity for corporate spending on business travel.

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Performance of the lodging industry is primarily measured by three key metrics: average daily rate (“ADR”), average occupancy rate (“AOR”) and revenue per available room (“RevPAR”), which is the product of ADR and AOR. The lodging industry has experienced positive momentum across all three of these metrics recently. According to Smith Travel Research, for the first quarter of 2013, as compared to the year-over-year period, the industry's occupancy rate increased from 56.8% to 57.7%, ADR rose 4.6% from $103.54 to $108.31, and RevPAR increased by 6.3% from $58.78 to $62.47. Furthermore, the U.S. luxury hotel segment, the segment in which we operate, has outpaced growth of the industry as a whole. In 2012 RevPAR for the U.S. luxury hotel segment increased 7.8% as compared to the total U.S. hotel segment of 6.8% during the same period.

Site Selection and Development

We believe that the locations of our restaurants are critical to our long-term success, and we devote significant time and resources to analyzing each prospective site. We intend to continue our focus on (i) major metropolitan areas with demographic and discretionary spending profiles that favor our high-end concepts and (ii) partners with excellent track records and brand recognition. We also consider factors such as traffic patterns, proximity to shopping areas and office buildings, hotels and convention centers, area restaurant competition, accessibility and visibility. Our ability to open new restaurants depends upon, among other things, finding quality locations, reaching acceptable agreements regarding the lease of locations, raising or having available adequate capital for construction and opening costs, timely hiring, training and retaining the skilled management and other employees necessary to meet staffing needs, obtaining, for an acceptable cost, required permits and approvals and efficiently managing the amount of time and expense to build out and open each new restaurant.

Properties

We do not own any properties. Each of our locations operates in premises leased by its operating subsidiary or function pursuant to a management agreement with one of our hospitality partners.

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Each of our locations, and the term of their respective lease or management agreement is as follows:

Location	Address of Location	Management Agreement (M) or Lease (L)	Approximate Expiration of Management Agreement or Lease
STK Downtown	Meatpacking District, New York City	L	Up to 4/30/2026
STK Las Vegas	The Cosmopolitan, Las Vegas, NV	M	Up to 1/28/2030
STK LA	West Hollywood, LA	L	1/31/2017
STK Miami	The Perry South Beach Hotel,* Miami Beach, FL	L	10/31/2032
STK Atlanta	Midtown, Atlanta, GA	L	9/1/2020
STK DC	Dupont Circle, DC	L	16.5 years from delivery of premises
STK London	ME London – The Strand, London, England	M	Up to 9/3/2032
STK Midtown	Midtown, New York City	L	8/23/2031
Ristorante Asellina	Gansevoort Park Avenue – Midtown, New York City	L	Up to 4/29/2025
Cucina Asellina	Midtown, Atlanta, GA	L	9/1/2020
Cucina Asellina	ME London – The Strand, London, England	M	Up to 9/3/2032
Heliot	Hippodrome Casino – Leicester Square, London, England	M	7/13/2022
Tenjune (Lounge)	Meatpacking District, New York City	L	Up to 4/30/2026
Gansevoort Park Rooftop (Lounge)	Gansevoort Park Avenue – Midtown, New York City	M	Up to 4/29/2025
Radio Rooftop Bar (Lounge)	ME London – The Strand, London, England	M	Up to 9/3/2032
Rooftop at the Perry (Lounge)	The Perry South Beach Hotel,* Miami Beach, FL	M	10/31/2032
Marconi	ME London – The Strand, London, England	M	9/3/2032
Bagatelle New York	Meatpacking District, New York City	L	11/30/2016
Bagatelle LA	West Hollywood, Los Angeles, CA	L	11/31/2017

*The Perry Hotel is currently under construction and is being rebranded as “1 Hotel South Beach.”

In addition to the locations above, we lease approximately 2,100 square feet at 411 West 14th Street, New York, New York for our corporate headquarters and approximately 1,000 square feet for our Las Vegas and 500 square feet for our London offices.

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Operations and Management

Our Senior Vice President of Operations is responsible for overseeing the operational results of all of our locations. Our locations are organized into different regions, each serviced by a Director of Operations that reports directly to our Senior Vice President of Operations. Each location is managed by a General Manager that reports to his or her regional Director of Operations. The General Manager of each location has primary accountability for ensuring compliance with our operating standards and for overseeing all of the location’s full and part time employees. The General Managers are assisted in the day-to-day operations of the restaurant by a Floor Manager who is directly responsible for the supervision of the bar, host, server, runner and busser personnel. The Executive Chef supervises and coordinates all back-of-the-house operations, including ensuring that our quality standards are being met and maintaining a safe, efficient and productive work environment.

Sourcing and Supply Chain

We seek to ensure consistent quality of the food and beverages served in our properties through the coordination and cooperation of our purchasing and culinary departments. All product specifications are established on a national basis by the Corporate Chef and Purchasing Director. These specifications are disseminated to all locations through recipe books for all dishes served in our properties.

We maintain consistent company-wide quality and pricing standards and procedures for all top volume purchases in our restaurants. Suppliers are selected and pricing is negotiated on a national level. We test new suppliers on a regional basis for an extended period prior to utilizing them on a national basis. We periodically review supplier consistency and satisfaction with our location chefs and continually research and evaluate products and supplies to ensure the meat, seafood and other menu ingredients that we purchase comply with our quality specifications. We have also utilized purchasing software in some of our locations that facilitates a true bidding process on a line by line basis of all local purchases that are made. In markets where we have not instituted this software, we are requiring local chefs to seek bids from multiple suppliers on all purchases to ensure competitive pricing. We believe we have strong relationships with national and regional foodservice distributors who can continue to supply us with our products on a consistent basis. Products are shipped directly to the restaurants from our suppliers.

Our Corporate Beverage program creates significant guidelines for products carried in all properties. Beverage managers at each location are provided with national guidelines for standardized products. We utilize a third party company to conduct weekly inventory and cost reviews to maximize our profitability at each location.

On a company-wide basis, no supplier of food accounts for more than 30% of our purchases and no brand of alcohol accounts for more than 25% of such purchases. We believe that our food and beverage supplies are available from a significant number of alternate suppliers and that the loss of any one or a few suppliers would not have a material adverse effect on our costs of supplies.

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Advertising and Marketing

The goals of our marketing efforts are to strengthen brand recognition in current operating markets and to create brand awareness in new markets prior to opening a new location in such market. We use digital media channels, targeted local media such as magazines, billboards and other out of home advertising, and a strong internal public relations team to increase the frequency with which our existing customers visit our facilities and to attract new guests. We conduct frequent promotional programs tailored to the city, brand and clientele of each location. The primary focus of our marketing is to increase awareness of our brand and our overall reputation for quality, service and delivering a unique, high-energy experience. For example, our “Not Your Daddy’s Steakhouse” branding campaign for STK is integrated into marketing communications including digital, radio, print and outdoor advertisement. Additional marketing functions include the use of our website, www.togrp.com, to facilitate online reservations and gift card sales to drive revenue.

Competition

Due to the unique nature of our business, we experience competition from a variety of sources such as leading high-end restaurants such as Del Frisco’s, Mastro’s, The Capital Grille, Nobu and She as well as other high-end hospitality services companies such as the Gerber Group or Esquared Hospitality. In addition, to the extent that we operate lounges and similar venues in hotels and resorts we are subject to our host venues being able to compete effectively in attracting guests who would frequent our establishments.

Seasonality

Our business also is subject to fluctuations due to season and adverse weather. Our results of operations have historically been impacted by seasonality. Our second and fourth quarters have traditionally had higher sales volume than other periods of the year. Severe weather may impact restaurant unit volumes in some of the markets where we operate and may have a greater impact should they occur during our higher volume months, especially the second and fourth quarters. As a result of these and other factors, our financial results for any given quarter may not be indicative of the results that may be achieved for a full fiscal year.

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Intellectual Property

We depend on registered trademarks and service marks to maintain the unique identity of our locations. We currently own or have the exclusive rights to the marks in the areas in which we operate the applicable locations:

STK

Cucina Asellina

The unauthorized use or other misappropriation of our intellectual property could have a material adverse effect on our ability to continue our business. See “Risk Factors.”

Employees

We currently employ 39 persons in our corporate office and an aggregate of 113 full-time salaried employees at our locations. In addition, we rely on hourly-wage employees for kitchen staff, servers, bussers, runners, polishers, hosts, bartenders, barbacks, reservationists, administrative support, and interns. Average head count for employees in our restaurants is 80 and in our lounges and similar venues, average head count is 40. Combining full-time and part-time employees, we manage over 1,800 persons worldwide.

Government Regulation

We are subject to extensive federal, state and local government regulation in the operation of our locations. Our ability to maintain and expand our business is subject to our ability to continue to comply with those regulations in all geographic areas in which we operate. To the extent we become subject to changes in existing regulations or the enactment of new regulations our business may be subject to additional costs or restrictions. For more information on the impact of government regulations on our business, see “Risk Factors”.

Legal Proceedings

We are subject to claims common to the restaurant and hospitality industry in the ordinary course of our business. We carry liability insurance of types and in amounts that we believe are commensurate with the nature and extent of our operations. In addition, companies in the restaurant and hospitality business have been subject to class action lawsuits, primarily regarding compliance with labor laws and regulations. If our business were to be named in a class action lawsuit, we would be subject to additional costs or restrictions and may suffer a loss to our reputation. For more information on the impact of legal proceeds on our business. See “Risk Factors”.

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RISK FACTORS

You should carefully consider each of the risks described below and other information contained in this Current Report on Form 8-K, including our consolidated financial statements and the related notes. The following risks and the risks described elsewhere in this Current Report on Form 8-K, including in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could materially affect our business, operating results, financial condition and stock price. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business. If any of these risks materialize, the trading price of our Common Stock could materially decline.

Risks Related to Our Business

Our business is dependent on discretionary spending patterns in the areas in which our restaurants and food and beverage hospitality services operations are located and in the economy at large and economic downturns could materially adversely affect our results of operations.

Purchases at our restaurants and food and beverage hospitality services locations are discretionary for consumers and we are therefore susceptible to changes in discretionary patterns or economic slowdowns in the geographic areas in which they are located and in the economy at large. We believe that consumers generally are more willing to make discretionary purchases, including high-end restaurant meals, during favorable economic conditions. Disruptions in the overall economy, including high unemployment, financial market volatility and unpredictability, and the related reduction in consumer confidence could negatively affect customer traffic and sales throughout our industry, including our segment. Also, we believe the majority of our weekday revenues are derived from business customers using expense accounts and our business therefore may be affected by reduced expense account or other business-related dining by our business clientele. If business clientele were to dine less frequently at our locations or to spend at reduced levels, our business and results of operations would be adversely affected as a result of a reduction in customer traffic or average revenues per customer. Our hotel-based restaurants and food and beverage services operations would be particularly susceptible to reductions in business travel. There is also a risk that if the current economic conditions persist or worsen for an extended period of time, consumers might make long-lasting changes to their discretionary spending behavior, including dining out less frequently. Our casino-based restaurants and food and beverage services operations would be particularly susceptible to reductions in discretionary spending. The ability of the U.S. economy to return to the levels realized prior to the most recent economic downturn is likely to be affected by many national and international factors that are beyond our control, including current economic trends in Europe and Asia. These factors, including national, regional and local politics and economic conditions, disposable consumer income and consumer confidence, also affect discretionary consumer spending. Continued weakness in or a further worsening of the economy, generally or in a number of our markets, and our customers’ reactions to these trends could adversely affect our business and cause us to, among other things, reduce the number and frequency of new location openings, close locations and delay our re-modeling of existing locations.

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Changes in consumer preferences could adversely impact our business and results of operations.

The restaurant and hospitality industry is characterized by the continual introduction of new concepts and is subject to rapidly changing consumer preferences, tastes, trends and eating and purchasing habits. Our success depends in part on our ability to anticipate and respond quickly to changing consumer preferences, as well as other factors affecting the restaurant and hospitality industry, including new market entrants and demographic changes. Shifts in consumer preferences away from upscale steakhouses or beef in general, which are significant components of our concepts’ menus and appeal, whether as a result of economic, competitive or other factors, could adversely affect our business and results of operations.

Our STK locations in New York and Las Vegas represent a significant portion of our revenues, and any significant downturn in their business or disruption in the operation of these locations could harm our business, financial condition and results of operations.

Our STK locations in New York and Las Vegas represented approximately 14% (Downtown), 12% (Midtown) and 21% (Las Vegas) of our total revenues (both owned and managed properties) in 2012. Accordingly, we are susceptible to any fluctuations in the business at our New York and Las Vegas STK locations, whether as a result of adverse economic conditions, negative publicity, changes in customer preferences or for other reasons. In addition, any natural disaster, prolonged inclement weather, act of terrorism or national emergency, accident, system failure or other unforeseen event in or around New York City or Las Vegas could result in a temporary or permanent closing of that location, could influence potential customers to avoid that geographic region or that location in particular or otherwise lead to a significant decrease in our overall revenues. Any significant interruption in the operation of these locations or other reduction in sales could adversely affect our business and results of operations. We also expect that our London operations will account for a significant percentage of revenue going forward and, accordingly, if our London operations were to perform below expectations our overall business, financial condition or results of operations would suffer.

In the foreseeable future we will continue to maintain a relatively small number of restaurant and food and beverage hospitality service locations. Accordingly, we will continue to depend on a small number of revenue generating installations to generate revenues and profits.

While we plan on growing as rapidly as prudently possible, in the foreseeable future we will only have a relatively small installed base from which to derive revenue and profits. Even if we are successful in implementing these plans (of which there can be no assurance), our operational risk will still be concentrated in a relatively small base of operating installations and failure of any of those installations to produce satisfactory levels of revenue or profit could materially and adversely affect our business, financial condition and results of operations as a whole.

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Some of our restaurants and food and beverage hospitality services operations are located in regions that may be susceptible to severe weather conditions. As a result, adverse weather conditions in any of these areas could damage our operations, result in fewer guest visits to our operations and otherwise have a material adverse impact on our business.

Sales in any of our restaurants and food and beverage hospitality services operations may be adversely impacted by severe weather conditions, which can cause us to close operations for a period of time and/or incur costly repairs and/or experience a reduction in customer traffic. In addition, the impact severe weather conditions could cause us to cease operations at the affected location altogether. For example, we believe that the adverse weather experienced in the Northeast in 2012, specifically the impact caused by Hurricane Sandy as well as the poor weather conditions in the New York City area at the beginning of 2013, had a significant negative impact on our sales and results of operations. In addition and by way of example, excessive heat in locations in which we operate outdoor installations, such as rooftops and pools, could have a material adverse effect on the operations in those locations. Weather conditions are impossible to predict as is the negative impact on our business that such conditions might cause.

If our restaurants and food and beverage hospitality services operations are not able to compete successfully with other restaurants, food and beverage hospitality services operations and other similar operations, our business and results of operations may be adversely affected.

Our industry is intensely competitive with respect to price, quality of service, location, ambiance of facilities and type and quality of food. A substantial number of national and regional restaurant chains and independently owned restaurants compete with us for customers, restaurant locations and qualified management and other restaurant staff. The principal competitors for our concepts are other upscale steakhouse chains such as Del Frisco’s, Mastro’s, Fleming’s Prime Steakhouse and Wine Bar and The Capital Grille, as well as local upscale steakhouses such as Abe & Arthur’s in New York City and She in Las Vegas, Nevada. Further, there is also competition from non-steak but upscale and high-energy restaurants such as Nobu and Lavo. Our concepts also compete with restaurants and other food and beverage hospitality services operations in the broader upscale dining segment and high-energy nightlife concepts. To the extent that our restaurants and food and beverage hospitality services operations are located in hotels, casinos, resorts and similar client locations, we are subject to competition in the broader lodging and hospitality markets that could draw potential customers away from our locations. Some of our competitors have greater financial and other resources, have been in business longer, have greater name recognition and are better established in the markets where our restaurants and food and beverage hospitality services operations are located or where we may expand. Our inability to compete successfully with other restaurants and food and beverage hospitality services operations may harm our ability to maintain acceptable levels of revenue growth, limit or otherwise inhibit our ability to grow one or more of our concepts, or force us to close one or more of our restaurants or food and beverage hospitality services operations. We may also need to evolve our concepts in order to compete with popular new restaurant or and food and beverage hospitality services operation formats, concepts or trends that emerge from time to time, and we cannot provide any assurance that we will be successful in doing so or that any changes we make to any of our concepts in response will be successful or not adversely affect our profitability. In addition, with improving product offerings at fast casual restaurants and quick-service restaurants combined with the effects of negative economic conditions and other factors, consumers may choose less expensive alternatives, which could also negatively affect customer traffic at our restaurants or and food and beverage hospitality services operations. Any unanticipated slowdown in demand at any of our restaurants or food and beverage hospitality services operations due to industry competition may adversely affect our business and results of operations.

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To the extent that our restaurants and food and beverage hospitality services operations are located in hotels, casinos and similar destinations, our results of operations and growth are subject to the risks facing such venues.

Our ability to grow and realize profits from our operations in hotels, casinos and other branded or destination venues are dependent on the success of such venues’ business. We are subject to the business decisions of our clients, in which we may have little or no influence in the overall operation of the applicable venue. For example, revenues from our Miami STK in the Perry Hotel are being adversely impacted by the renovations currently taking place at the Perry. In this case, we had no control over the decision of hotel management to temporarily close the hotel for renovations.

We will need to secure additional financing to support our planned operations.

We will require additional funds for our anticipated operations and to meet our capital needs. We expect to rely on our cash flow from operations, the proceeds from the October 2013 Private Placement, the remaining proceeds from our initial public offering (“IPO”) and other third-party financing for such funds. In the event our cash flow is insufficient to fund our further expansion, our inability to raise capital in addition to the proceeds from the October 2013 Private Placement and the remaining proceeds from our IPO would impede our growth and could materially adversely affect our existing business, financial condition or results of operations. Our ability to obtain additional funding will be subject to various factors, including market conditions, our operating performance, lender sentiment and our ability to incur additional debt in compliance with other contractual restrictions such as financial covenants under our existing credit facility or other debt documents. These factors may make the timing, amount, terms and conditions of additional financings unattractive. There is no assurance that we will be successful in securing the additional capital we need to fund our business plan on terms that are acceptable to us, or at all.

Our future growth depends in part on our ability to open new restaurants and food and beverage hospitality services locations and to and operate them profitable, and if we are unable to successfully execute this strategy, our results of operations could be adversely affected.

Our financial success depends in part on management’s ability to execute our growth strategy. One key element of our growth strategy is opening new restaurants and food and beverage hospitality operations. We believe there are opportunities to open approximately three to five new locations (restaurants and/or hospitality services operations) annually, with STK serving as the primary driver of new unit growth in the near term. However, there can be no assurance that we will be able to open new restaurants and food and beverage hospitality operations at the rate we currently expect.

A substantial majority of our historical growth has been due to opening new restaurants and food and beverage hospitality services locations. Our ability to open new restaurants and food and beverage hospitality services locations and operate them profitably is dependent upon a number of factors, many of which are beyond our control, including without limitation:

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•	finding quality site locations, competing effectively to obtain quality site locations and reaching acceptable agreements to lease or purchase sites;
•	complying with applicable zoning, land use and environmental regulations and obtaining, for an acceptable cost, required permits and approvals;
•	having adequate capital for construction and opening costs and efficiently managing the time and resources committed to building and opening each new restaurant and food and beverage hospitality services operation;
•	timely hiring and training and retaining the skilled management and other employees necessary to meet staffing needs;
•	successfully promoting our new locations and competing in their markets;
•	acquiring food and other supplies for new restaurants and food and beverage hospitality services operations from local suppliers; and
•	addressing unanticipated problems or risks that may arise during the development or opening of a new restaurant or food and beverage hospitality services operation or entering a new market.

We incur substantial pre-opening costs that may be difficult to recoup quickly.

While our business model tends to rely on landlord or host contributions to the capital costs of opening a new restaurant or food and beverage hospitality services operations, we incur substantial costs in our contributions to the build-out of the locations, recruiting and training staff, obtaining necessary permits, advertising and promotion and other pre-operating items. Once the restaurant or food and beverage hospitality services location is open, how quickly it achieves a desired level of profitability is impacted by many factors, including the level of market familiarity and acceptance when we enter new markets. Our business and profitability may be adversely affected if the “ramp-up” period for a new location lasts longer than we expect or if the profitability of a new location dips after our initial “ramp-up” marketing program ends.

New locations, once opened, may not be profitable, and the increases in average location sales and comparable location sales that we have experienced in the past may not be indicative of future results.

New locations, may not be profitable and their sales performance may not follow historical or projected patterns. If we are forced to close any new operations, we will incur losses for the pre-opening expenses incurred in connection with opening such operations. In addition, our average location sales and comparable location sales may not increase at the rates achieved over the past several years. If our new locations do not perform as planned, our business, financial condition or results of operations could be adversely affected.

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Our expansion into new markets may present increased risks.

We plan to open new locations in markets where we have little or no operating experience. Restaurants or food and beverage hospitality services operations which we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than locations we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision, passion and business culture. We may also incur higher costs from entering new markets, if, for example, we assign area managers to manage comparatively fewer locations than we assign in more developed markets. We may find that restaurants in new markets do not meet our revenue and profit expectations and we may be forced to close those operations, incurring closing costs and reducing our opportunities. If we do not successfully execute our plans to enter new markets, our business, financial condition or results of operations could be materially adversely affected.

Opening new restaurants and food and beverage hospitality services operations in existing markets may negatively affect sales at our existing restaurants and food and beverage hospitality services operations.

The consumer target area of our restaurants and food and beverage hospitality services operations varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics and geography. As a result, the opening of a new restaurant or and food and beverage hospitality services operation in or near markets in which we already have existing locations could adversely affect the sales of those existing locations. Existing locations could also make it more difficult to build our consumer base for a new restaurant or food and beverage hospitality services operation in the same market. Our core business strategy does not entail opening new restaurants or food and beverage hospitality services operations that we believe will materially affect sales at our existing locations, but we may selectively open new locations in and around areas of existing locations that are operating at or near capacity to effectively serve our customers. Sales cannibalization between our restaurants and food and beverage hospitality services operations may become significant in the future as we continue to expand our operations and could affect our sales growth, which could, in turn, materially adversely affect our business, financial condition or results of operations.

We face a variety of risks associated with doing business in foreign markets that could have a negative impact on our financial performance.

We operate an STK restaurant as well as food and beverage hospitality services locations in London and we intend to continue our efforts to grow internationally. Although we believe we have developed the support structure for international operations and growth, there is no assurance that international operations will be profitable or international growth will continue. Our foreign operations are subject to all of the same risks as our domestic restaurants and food and beverage hospitality services operations, as well as additional risks including, among others, international economic and political conditions and the possibility of instability and unrest, differing cultures and consumer preferences, diverse government regulations and tax systems, the ability to source high quality ingredients and other commodities in a cost-effective manner, the availability of experienced management and the like.

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Currency regulations and fluctuations in exchange rates could also affect our performance. As a result, we may experience losses from foreign currency translation, and such losses could adversely affect our overall sales and earnings.

We are subject to governmental regulation throughout the world, including, without limitation, antitrust and tax requirements, anti-boycott regulations, import/export/customs regulations and other international trade regulations, the USA Patriot Act and the Foreign Corrupt Practices Act. Any new regulatory or trade initiatives could impact our operations in certain countries. Failure to comply with any such legal requirements could subject us to monetary liabilities and other sanctions, which could harm our business, results of operations and financial condition.

If we are unable to increase our sales or improve our margins at existing restaurants and food and beverage hospitality services operations, our profitability and overall results of operations may be adversely affected.

Another key aspect of our growth strategy is increasing comparable restaurant and food and beverage hospitality services operation sales and improving location-level margins. Improving comparable location sales and location-level margins depends in part on whether we achieve revenue growth through increases in the average check and further expand our private dining business at each location. We believe there are opportunities to increase the average check at our locations through, for example, selective introduction of higher priced items and increases in menu pricing. We also believe that expanding and enhancing our private dining capacity will also increase our location sales, as our private dining business typically has a higher average check and higher overall margins than regular dining room business. However, these strategies may prove unsuccessful, especially in times of economic hardship, as customers may not order or enjoy higher priced items and discretionary spending on private dining events may decrease. We believe select price increases have not historically adversely impacted customer traffic; however, we expect that there is a price level at which point customer traffic would be adversely affected. It is also possible that these changes could cause our sales volume to decrease. If we are not able to increase our sales at existing locations for any reason, our profitability and results of operations could be adversely affected.

We are dependent on our intellectual property to sustain our branding and differentiation strategies. The failure to enforce and maintain our intellectual property rights could enable others to use names confusingly similar to the names and marks used by our restaurants and food and beverage hospitality services operations, which could adversely affect the value of our brands.

We have registered, or have applications pending to register or have exclusive rights to utilize, the trademark STK with the United States Patent and Trademark Office and in certain foreign countries. In addition, we have the exclusive right to utilize the trademark Asellina in connection with restaurant services within the United States. The success of our business depends in part on our continued ability to utilize our existing trade names, trademarks and service marks as currently used in order to increase our brand awareness. In that regard, we believe that our trade names, trademarks and service marks are valuable assets that are critical to our success. The unauthorized use or other misappropriation of our trade names, trademarks or service marks could diminish the value of our brands and restaurant and food and beverage hospitality service concepts and may cause a decline in our revenues and force us to incur costs related to enforcing our rights. In addition, the use of trade names, trademarks or service marks similar to ours in some markets may keep us from entering those markets. While we may take protective actions with respect to our intellectual property, these actions may not be sufficient to prevent, and we may not be aware of all incidents of, unauthorized usage or imitation by others. Any such unauthorized usage or imitation of our intellectual property, including the costs related to enforcing our rights, could adversely affect our business and results of operations.

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Further, each of our marks is pledged as collateral securing its credit facility with BankUnited (formerly Herald National Bank). Default under that agreement could enable BankUnited to sell (at auction or otherwise) our trademarks, which would have a material adverse effect on our ability to continue our business. We have been in technical default under the credit facility but the lender has waived such past defaults. There can be no assurance that we will continue to receive waivers from the lender under our credit facility for any future defaults.

Some of our concepts are new and may not gain customer loyalty.

We have recently introduced the Asellina concept. There can be no assurance that this concept will enjoy broad consumer acceptance or that we will be able to successfully develop and grow this or any other new concepts to a point where they will become profitable or generate positive cash flow or prove to be a platform for future expansion. We may not be able to attract enough customers to meet targeted levels of performance at new restaurants and food and beverage hospitality services operations because potential customers may be unfamiliar with our concepts or the atmosphere or menu might not appeal to them. Restaurants and food and beverage hospitality services operations that are new in concept may even operate at a loss, which could have a material adverse effect on our overall operating results. In addition, opening a new concept such as Asellina in an existing market could reduce the revenue of our existing locations in that market. If we cannot successfully execute our growth strategies for new concepts or if customer traffic generated by new concepts results in a decline in customer traffic at one of our other locations in the same market, our business and results of operations may be adversely affected.

Due to the seasonality of our business, our operating results may fluctuate significantly and these fluctuations make it more difficult for us to predict accurately or in a timely manner factors that may have a negative impact on our business.

Our business is subject to seasonal fluctuations that may vary greatly depending upon the region in which a particular restaurant or food and beverage hospitality services operation is located. These fluctuations can make it more difficult for us to predict accurately or address in a timely manner factors that may have a negative impact on our business. Accordingly, results for any one quarter or fiscal year are not necessarily indicative of results to be expected for any other quarter or for any year.

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If our advertising and marketing programs are unsuccessful in maintaining or driving increased customer traffic or are ineffective in comparison to those of our competitors, our results of operations could be adversely affected.

We conduct ongoing promotion-based brand awareness advertising campaigns. If these programs are not successful or conflict with evolving customer preferences, we may not increase or maintain our customer traffic and will incur expenses without the benefit of higher revenues. In addition, if our competitors increase their spending on marketing and advertising programs, or develop more effective campaigns, this could have a negative effect on our brand relevance, customer traffic and results of operations.

Negative customer experiences or negative publicity surrounding our locations or other restaurants or venues could adversely affect sales in one or more of our locations and make our brands less valuable.

The quality of our food and our facilities are two of our competitive strengths. Therefore, adverse publicity, whether or not accurate, relating to food quality, public health concerns, illness, safety, injury or government or industry findings concerning our locations, venues operated by other foodservice providers or others across the food industry supply chain could affect us more than it would other venues that compete primarily on price or other factors. If customers perceive or experience a reduction in our food quality, service or ambiance or in any way believe we have failed to deliver a consistently positive experience, the value and popularity of one or more of our concepts could suffer. Any shifts in consumer preferences away from the kinds of food we offer, particularly beef, whether because of dietary or other health concerns or otherwise, would make our locations less appealing and could reduce customer traffic and/or impose practical limits on pricing.

Negative publicity relating to the consumption of beef, including in connection with food-borne illness, or shifts in consumer tastes, could result in reduced consumer demand for our menu offerings, which could reduce sales.

Our success depends, in large part, upon the popularity of our menu offerings. Instances of food-borne illness, including Bovine Spongiform Encephalopathy, which is also known as BSE or mad cow disease, aphthous fever, which is also known as hoof and mouth disease, as well as hepatitis A, lysteria, salmonella and e-coli, whether or not found the United States or traced directly to one of our suppliers or our locations, could reduce demand for our menu offerings. Any negative publicity relating to these and other health-related matters, or any other shifts in consumer preferences away from the kinds of food we offer, particularly beef, whether because of dietary or other health concerns or otherwise, may affect consumers’ perceptions of our locations and the food that we offer, reduce customer visits to our locations and negatively impact demand for our menu offerings. Adverse publicity relating to any of these matters, beef in general or other similar concerns could adversely affect our business and results of operations.

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Increases in the prices of, and/or reductions in the availability of commodities, primarily beef, could adversely affect our business and results of operations.

Our profitability depends in part on our ability to anticipate and react to changes in commodity costs, which have a substantial effect on our total costs. For example purchases of beef represented approximately 30% of our food and beverage costs during each of 2010, 2011 and 2012, and we may not purchase beef pursuant to any long-term contractual arrangements with fixed pricing or use futures contracts or other financial risk management strategies to reduce our exposure to potential price fluctuations. The market for beef is subject to extreme price fluctuations due to seasonal shifts, climate conditions, the price of feed, industry demand, energy demand and other factors. For example, during 2011 and 2012, beef costs were impacted by (i) the summer drought in Texas and Oklahoma, (ii) the price of corn, (iii) the entrance of major supermarkets into the USDA choice beef market and (iv) new free trade agreements increasing exports. Although we currently do not engage in futures contracts or other financial risk management strategies with respect to potential price fluctuations, from time to time, we may opportunistically enter into fixed price beef supply contracts or contracts for other food products or consider other risk management strategies with regard to our meat and other food costs to minimize the impact of potential price fluctuations. This practice could help stabilize our food costs during times of fluctuating prices, although there can be no assurances that this will occur. The prices of other commodities can affect our costs as well, including corn and other grains, which are ingredients we use regularly and are also used as cattle feed and therefore affect the price of beef. Energy prices can also affect our bottom line, as increased energy prices may cause increased transportation costs for beef and other supplies, as well as increased costs for the utilities required to run each location. Historically we have passed increased commodity and other costs on to our customers by increasing the prices of our menu items. While we believe these price increases did not historically affect our customer traffic, there can be no assurance additional price increases would not affect future customer traffic. If prices increase in the future and we are unable to anticipate or mitigate these increases, or if there are shortages for beef, our business and results of operations would be adversely affected.

We depend upon frequent deliveries of food, alcohol and other supplies, which subjects us to the possible risks of shortages, interruptions and price fluctuations.

Our ability to maintain consistent quality throughout our locations depends in part upon our ability to acquire fresh products, including beef, fresh seafood, quality produce and related items from reliable sources in accordance with our specifications. While we purchase our food products from a variety of suppliers and believe there to be multiple sources for our food products, if there were to occur any shortages, interruptions or significant price fluctuations in beef or seafood or if our suppliers were unable to perform adequately or fail to distribute products or supplies to our restaurants, or terminate or refuse to renew any contract with us, this could cause a short-term increase of our costs or cause us to remove certain items from a menu, increase the price of certain offerings or temporarily close a location, which could adversely affect our business and results of operations.

In addition, we purchase beer, wine and spirits from distributors, such as Southern Wine & Spirits and Republic National Distributing Company, who own the exclusive rights to sell such alcoholic beverage products in the geographic areas in which our locations reside. Our continued ability to purchase certain brands of alcohol beverages depends upon maintaining our relationships with those distributors, of which there can be no assurance. In the event any of our alcohol beverage distributors cease to supply us, we may be forced to offer brands of alcoholic beverage which have less consumer appeal or which do not match the brand image of our locations, which could increase our costs and our business and results of operations could be adversely affected.

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We depend on the services of key executives, and our business and growth strategy could be materially harmed if we were to lose these and executives and were unable to replace them with executives of equal experience and capabilities. We will require additional senior personnel to support growth.

Some of our senior executives, such as Jonathan Segal, our Chief Executive Officer, and Sam Goldfinger, our Chief Financial Officer, are particularly important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities and arranging necessary financing. We also plan to hire additional senior management personnel, including a new Chief Operating Officer, in order to support our planned growth. We currently have employment agreements with Messrs. Segal and Goldfinger, however we cannot prevent our executives from terminating their employment with us. Losing the services of any of these individuals could adversely affect our business. We also believe that our senior executives could not quickly be replaced with executives of equal experience and capabilities and their successors may not be as effective. We currently maintain a $5,000,000 key person life insurance policy on Jonathan Segal and in the event of Mr. Segal’s death the proceeds from such policy are payable to us.

We will need additional human and financial resources to sustain growth and the strain on our infrastructure and resources could delay the opening of new locations and adversely affect our ability to manage our existing locations.

We plan to continue our current pace of growth, including the development and promotion principally of STK. We believe there are opportunities to open three to five locations (restaurants and/or food and beverage hospitality services operations) annually, with new openings of STK likely serving as the key driver of new unit growth in the near term. In addition to new openings, we also may, among other things, add additional seating to our existing locations, further grow our private dining business, enclose outdoor space and add patio seating to our locations. This growth and these investments will increase our operating complexity and place increased demands on our management and human resources, purchasing and site management teams. While we have committed significant resources to expanding our current management systems, financial and management controls and information systems in connection with our recent growth, if this infrastructure is insufficient to support this expansion, our ability to open new locations, including the development and promotion of STK and to manage our existing locations, including the expansion of our private dining business, would be adversely affected. If we fail to continue to improve our infrastructure or if our improved infrastructure fails, we may be unable to implement our growth strategy or maintain current levels of operating performance in our existing locations.

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Restaurant and hospitality companies have been the target of class action lawsuits and other proceedings alleging, among other things, violations of federal and state workplace and employment laws. Proceedings of this nature, if successful, could result in our payment of substantial damages.

In recent years restaurant and hospitality companies have been subject to lawsuits (including class actions) alleging, among other things, violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted from time to time alleging violations of various federal and state wage and hour laws regarding, among other things, employee meal deductions, the sharing of tips amongst certain employees, overtime eligibility of assistant managers and failure to pay for all hours worked. Although we maintain what we believe to be adequate levels of insurance commensurate with the nature and extent of our operations, insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these matters. Accordingly, if we are required to pay substantial damages and expenses as a result of these types or other lawsuits our business and results of operations would be adversely affected.

Occasionally, our customers file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to one of our locations, including actions seeking damages resulting from food borne illness and relating to notices with respect to chemicals contained in food products required under state law. We are also subject to a variety of other claims from third parties arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state laws. In addition, our restaurants and food and beverage hospitality services operations are subject to state “dram shop” or similar laws which generally allow a person to sue us if that person was injured by a legally intoxicated person who was wrongfully served alcoholic beverages at one of our locations. The restaurant and hospitality industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their customers. In addition, we may also be subject to lawsuits from our employees or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants.

Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. In addition, they may generate negative publicity, which could reduce customer traffic and sales. Although we maintain what we believe to be adequate levels of insurance, insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims or any adverse publicity resulting from claims could adversely affect our business and results of operations.

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Our business is subject to substantial government regulation and we require current permits in order to operate. Failure to obtain and maintain the necessary permits in any of our locations could cause a material adverse effect on their ability to operate and generate revenue.

Our business is subject to extensive federal, state and local government regulation, including regulations related to the preparation and sale of food, the sale of alcoholic beverages, the sale and use of tobacco, zoning and building codes, land use and employee, health, sanitation and safety matters. For example, the preparation, storing and serving of food and the use of certain ingredients is subject to heavy regulation. Alcoholic beverage control regulations govern various aspects of our locations’ daily operations, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing and inventory control, handling and storage. Typically our locations’ licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause. In addition, because we operate in a number of different states, we are also required to comply with a number of different laws covering the same topics. The failure of any of our locations to timely obtain and maintain necessary governmental approvals, including liquor or other licenses, permits or approvals required to serve alcoholic beverages or food could delay or prevent the opening of a new location or prevent regular day-to-day operations, including the sale of alcoholic beverages, at a location that is already operating, any of which would adversely affect our business and results of operations.

In addition, the costs of operating our locations may increase if there are changes in laws governing minimum hourly wages, working conditions, overtime and tip credits, health care, workers’ compensation insurance rates, unemployment tax rates, sales taxes or other laws and regulations such as those governing access for the disabled, including the Americans with Disabilities Act. For example, the Federal Patient Protection and Affordable Care Act, or PPACA, which was enacted on March 23, 2010, among other things, includes guaranteed coverage requirements and imposes new taxes on health insurers and health care benefits that could increase the costs of providing health benefits to employees. In addition, because we have a significant number of locations that reside in certain states, regulatory changes in these states could have a disproportionate impact on our business. If any of the foregoing increased costs and we were unable to offset the change by increasing our menu prices or by other means, our business and results of operations could be adversely affected.

Government regulation can also affect customer traffic at our locations. A number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose certain nutritional information. For example, the PPACA establishes a uniform, federal requirement for restaurant chains with 20 or more locations operating under the same trade name and offering substantially the same menus to post nutritional information on their menus, including the total number of calories. The law also requires such restaurants to provide to consumers, upon request, a written summary of detailed nutritional information, including total calories and calories from fat, total fat, saturated fat, cholesterol, sodium, total carbohydrates, complex carbohydrates, sugars, dietary fiber, and total protein in each serving size or other unit of measure, for each standard menu item. The FDA is also permitted to require additional nutrient disclosures, such as trans-fat content. We are not currently subject to requirements to post nutritional information on our menus or in our locations though there can be no assurance that we will not become subject to these requirements in the future. The publication of the final rules has been delayed and the FDA has not provided an expected date for their publication. Our compliance with the PPACA or other similar laws to which we may become subject could reduce demand for our menu offerings, reduce customer traffic and/or reduce average revenue per customer, which would have an adverse effect on our revenue. Also, further government regulation restricting smoking in restaurants and bars, may reduce customer traffic. Any reduction in customer traffic related to these or other government regulations could affect revenues and adversely affect our business and results of operations.

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We are also subject to federal, state and local laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, and exposure to, hazardous or toxic substances. These environmental laws provide for significant fines and penalties for noncompliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such hazardous or toxic substances at, on or from our locations. Environmental conditions relating to releases of hazardous substances at prior, existing or future locations could materially adversely affect our business, financial condition or results of operations. Further, environmental laws, and the administration, interpretation and enforcement thereof, are subject to change and may become more stringent in the future, each of which could materially adversely affect our business, financial condition or results of operations.

To the extent that governmental regulations impose new or additional obligations on our suppliers, including, without limitation, regulations relating to the inspection or preparation of meat, food and other products used in our business, product availability could be limited and the prices that our suppliers charge us could increase. We may not be able to offset these costs through increased menu prices, which could have a material adverse effect on our business. If any of our restaurants were unable to serve particular food products, even for a short period of time, or if we are unable to offset increased costs, our business and results of operations could be adversely affected.

We could face labor shortages that could slow our growth and adversely impact our ability to operate our locations.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including managers, kitchen staff and servers, necessary to keep pace with our anticipated expansion schedule and meet the needs of our existing locations. A sufficient number of qualified individuals of the requisite caliber to fill these positions may be in short supply in some communities. Competition in these communities for qualified staff could require us to pay higher wages and provide greater benefits. Any inability to recruit and retain qualified individuals may also delay the planned openings of new restaurants and could adversely impact our existing locations. Any such inability to retain or recruit qualified employees, increased costs of attracting qualified employees or delays in location openings could adversely affect our business and results of operations.

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Changes to minimum wage laws could increase our labor costs substantially.

Under the minimum wage laws in most jurisdictions, we are permitted to pay certain hourly employees a wage that is less than the base minimum wage for general employees because these employees receive tips as a substantial part of their income. As of December 25, 2012, approximately 30% of our employees earn this lower minimum wage in their respective locations since tips constitute a substantial part of their income. If cities, states or the federal government change their laws to require all employees to be paid the general employee minimum base wage regardless of supplemental tip income, our labor costs would increase substantially. In addition, President Obama has called for an increase in the federal minimum wage to at least $9.00 per hour, which, if passed into law, would increase our costs. Certain states in which we operate restaurants have adopted or are considering adopting minimum wage statutes that exceed the federal minimum wage as well. We may be unable or unwilling to increase our prices in order to pass these increased labor costs on to our customers, in which case, our business and results of operations could be adversely affected.

We occupy most of our restaurants and some of our food and beverage hospitality services locations under long-term non-cancelable leases under which we may remain obligated to perform even if we close those operations, and we may be unable to renew leases at the end of their terms.

Most of our restaurants and some of our food and beverage hospitality operations are located in premises that we lease. Many of our current leases are non-cancelable and typically have terms ranging from 10 to 15 years with renewal options for terms ranging from 5 to 10 years. We believe that leases that we enter into in the future will be on substantially similar terms. If we were to close or fail to open a restaurant or other venue at a location we lease, we would generally remain committed to perform our obligations under the applicable lease, which could include, among other things, payment of the base rent for the balance of the lease term. Our obligation to continue making rental payments and fulfilling other lease obligations in respect of leases for closed or unopened restaurants could have a material adverse effect on our business and results of operations. Alternatively, at the end of the lease term and any renewal period for a restaurant, we may be unable to renew the lease without substantial additional cost, if at all. If we cannot renew such a lease we may be forced to close or relocate a restaurant, which could subject us to construction and other costs and risks.

Fixed rental payments and/or minimum percentage rent payments account for a significant portion of our operating expenses, which increases our vulnerability to general adverse economic and industry conditions and could limit our operating and financing flexibility.

Fixed payments and/or minimum percentage rent payments under our operating leases and management agreements account for a significant portion of our operating expenses and we expect the new locations we open in the future will contain similar terms. Our substantial operating lease obligations could have significant negative consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;
•	limiting our ability to obtain additional financing;
•	requiring a substantial portion of our available cash flow to be applied to our rental obligations, thus reducing cash available for other purposes;
•	limiting our flexibility in planning for or reacting to changes in our business or the industry in which we compete; and
•	placing us at a disadvantage with respect to some of our competitors.

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We depend on cash flow from operations to pay our obligations and to fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities and sufficient funds are not otherwise available to us from borrowings under our credit facility or other sources, we may not be able to meet our operating lease and management agreement obligations, grow our business, respond to competitive challenges or fund our other liquidity and capital needs, which could adversely affect our business and results of operations.

The impact of negative economic factors, including the availability of credit, on our landlords or the hotels, resorts or casinos in which some of our restaurants and food and beverage hospitality services operations are located, could negatively affect our financial results.

Negative effects on our existing and potential landlords due to the inaccessibility of credit and other unfavorable economic factors may, in turn, adversely affect our business and results of operations. If our landlords are unable to obtain financing or remain in good standing under their existing financing arrangements, they may be unable to provide construction contributions or satisfy other lease covenants to us. If any landlord files for bankruptcy protection, the landlord may be able to reject our lease in the bankruptcy proceedings. While we would under some circumstances have the option to retain our rights under the lease, we could not compel the landlord to perform any of its obligations and would be left with damages (which are subject to collectability risk) as our sole recourse. In addition, if the sites within which our co-located restaurants and food and beverage hospitality services operations are located are unable to obtain sufficient credit to continue to properly manage their sites, we may experience a drop in the level of quality of such sites. Our development of new locations may also be adversely affected by the negative financial situations of potential developers, landlords and host sites. Such parties may delay or cancel development projects or renovations of existing projects due to the instability in the credit markets and recent declines in consumer spending. This could reduce the number of high-quality locations available that we would consider for our new operations or cause the quality of the sites in which the restaurants and food and beverage hospitality services operations are located to deteriorate. Any of these developments could have an adverse effect on our existing businesses or cause us to curtail new projects.

Our current credit facility requires that we comply with certain affirmative and negative covenants and provides for a pledge of all of our assets to secure our obligations. Failure to comply with the terms of the credit agreement could result in a negative adverse impact on our ability to maintain or expand our business.

We are party to a credit agreement dated as of October 31, 2011, as amended (the “Credit Agreement”) with BankUnited (formerly Herald National Bank). The Credit Agreement contains a number of significant restrictive covenants that generally limit our ability to, among other things:

•	incur additional indebtedness;
•	issue guarantees;
•	make investments;
•	use assets as security in other transactions or create any other liens;
•	sell assets or merge with or into other companies;
•	make capital expenditures in excess of specified amounts;
•	enter into transactions with affiliates;
•	sell equity or other ownership interests in our subsidiaries; and
•	create or permit restrictions on our subsidiaries’ ability to make payments to us.

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Our Credit Agreement limits our ability to engage in these types of transactions even if we believed that a specific transaction would contribute to our future growth or improve our operating results. Our Credit Agreement also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios. To date, we have either been in compliance with these tests or such compliance has been waived by our lender. There can be no assurance that we will continue to receive waivers from the lender under our credit facility for any future defaults. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement.” Our ability to comply with these provisions may be affected by events beyond our control. A breach of any of these provisions or our inability to comply with required financial ratios in our Credit Agreement could result in a default under the Credit Agreement in which case the lenders will have the right to declare all borrowings to be immediately due and payable. If we are unable to repay all borrowings when due, whether at maturity or if declared due and payable following a default, the lenders would have the right to proceed against the collateral granted to secure the indebtedness which consists of substantially all of our assets. If we breach these covenants or fail to comply with the terms of the Credit Agreement, and the lenders accelerate the amounts outstanding under the Credit Agreement our business and results of operations would be adversely affected.

Our Credit Agreement carries floating interest rates, thereby exposing us to market risk related to changes in interest rates.

Our Credit Agreement provides for floating rates of interest pegged to market rates, and as a result our interest expense is subject to conditions beyond our control. A substantial increase in interest expense could materially and adversely affect our business and results of operations.

We may be dependent on the availability of additional debt financing to support our operations and growth. Any future indebtedness would increase the Company’s exposure, would likely limit our operational and financing flexibility and negatively impact our business.

Our ability to continue to grow will be dependent on our ability to raise additional financing. To the extent that this consists of debt, it will increase our liabilities, require additional cash flow to service such debt and will most likely contain further restrictive covenants limiting our financial and operational flexibility. There can be no assurance that such additional financing will be available on favorable terms or at all. Historically, we have relied upon loans from our President and CEO Jonathan Segal and related entities. There can be no assurance that Jonathan Segal will provide any further loans to us or that unrelated lenders will provide additional financing. We expect that we will depend primarily on cash generated by our operations for funds to pay our expenses and any amounts due under our credit facility and any other indebtedness we may incur. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flows from operations in the future and our currently anticipated growth in revenues and cash flows may not be realized, either or both of which could result in our being unable to repay indebtedness or to fund other liquidity needs. If our operations do not generate sufficient cash flow to service our debt, we may be required to refinance all or part of our then existing debt, sell assets or borrow more money, in each case on terms that are not acceptable to us. In addition, the terms of existing or future debt agreements, including our existing credit facility, may restrict us from adopting any of these alternatives. Our ability to recapitalize and incur additional debt in the future could also delay or prevent a change in control of our company, make some transactions more difficult and impose additional financial or other covenants on us. In addition, any significant levels of indebtedness in the future could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt and could make us more vulnerable to economic downturns and adverse developments in our business. Our indebtedness and any inability to pay our debt obligations as they come due or inability to incur additional debt could adversely affect our business and results of operations.

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Information technology system failures or breaches of our network security, including with respect to confidential information, could interrupt our operations and adversely affect our business.

We rely on our computer systems and network infrastructure across our operations, including point-of-sale processing at our locations. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could subject us to litigation or actions by regulatory authorities. In addition, the majority of our sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information of their customers has been stolen. If this or another type of breach occurs at one of our locations, we may become subject to lawsuits or other proceedings for purportedly fraudulent transactions arising out of the actual or alleged theft of our customers’ credit or debit card information. Although we employ both internal resources and external consultants to conduct auditing and testing for weaknesses in our systems, controls, firewalls and encryption and intend to maintain and upgrade our security technology and operational procedures to prevent such damage, breaches or other disruptive problems, there can be no assurance that these security measures will be successful. Any such claim, proceeding or action by a regulatory authority, or any adverse publicity resulting from these allegations, could adversely affect our business and results of operations.

Jonathan Segal, our Chief Executive Officer, beneficially owns a substantial portion of our Common Stock, he may have conflicts of interest with other stockholders in the future and his significant ownership will limit your ability to influence corporate matters.

Jonathan Segal beneficially owns approximately 35% of our Common Stock following the Merger. As a result of this concentration of stock ownership, Jonathan Segal, acting on his own, has sufficient voting power to effectively control all matters submitted to our stockholders for approval that do not require a super majority, including director elections and proposed amendments to our bylaws.

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In addition, this concentration of ownership may delay or prevent a merger, consolidation or other business combination or change in control of our company and make some transactions that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our Common Stock more difficult or impossible without the support of Mr. Segal. The interests of Mr. Segal may not always coincide with our interests as a company or the interests of other stockholders. Accordingly, Mr. Segal could cause us to enter into transactions or agreements of which you would not approve or make decisions with which you would disagree. This concentration of ownership may also adversely affect our share price.

Mr. Segal currently owns and will continue to own equity interests, including controlling equity interests, in other restaurant and food and beverage hospitality service companies, some of which compete with our company. Therefore, the interest of Mr. Segal with respect to his ownership or control of such other competing companies may not always coincide with our interests as a company or the interests of other stockholders.

We are a holding company and depend on the cash flow of our subsidiaries.

We are a holding company with no material assets other than the equity interests of our subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets and intellectual property. Consequently, our cash flow and our ability to meet our obligations and pay any future dividends to our stockholders depends upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries directly or indirectly to us in the form of dividends, distributions and other payments. Any inability on the part of our subsidiaries to make payments to us could have a material adverse effect on our business, financial condition and results of operations. The equity interests of our subsidiaries are pledged to BankUnited (formerly Herald National Bank) to secure our obligations under the Credit Agreement.

Our controls and procedures may fail or be circumvented.

Although we have certain systems and procedures in place, we are currently in the process of enhancing both our processes and internal control systems by hiring additional accounting and financial reporting staff. We have a material weakness related to financial reporting. Any system of controls, however well-designed and operated, can provide only reasonable, not absolute, assurances that the objectives of the system of controls are met. No independent registered public accounting firm has reviewed or assessed our internal controls over financial reporting. We cannot assure you that we will remediate this material weakness related to internal control over financial reporting. We may identify additional material weaknesses in our internal control over financial reporting, and may have to expend time and resources to improve our internal controls over financial reporting. If our internal control over financial reporting is not effective, we may not be able to accurately report our financial results or prevent fraud. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material and adverse effect on our business, results of operations, and financial condition.

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The effect of changes to healthcare laws in the United States may increase the number of employees who choose to participate in our healthcare plans, which may significantly increase our healthcare costs and negatively impact our financial results.

In 2010, the Patient Protection and Affordable Care Act of 2010 (the "PPCA") was signed into law in the United States to require health care coverage for many uninsured individuals and expand coverage to those already insured. We currently offer and subsidize comprehensive healthcare coverage, primarily for our salaried employees. The healthcare reform law will require us to offer healthcare benefits to all full-time employees (including full-time hourly employees) that meet certain minimum requirements of coverage and affordability, or face penalties. If we elect to offer such benefits we may incur substantial additional expense. If we fail to offer such benefits, or the benefits we elect to offer do not meet the applicable requirements, we may incur penalties. The healthcare reform law also requires individuals to obtain coverage or face individual penalties, so employees who are currently eligible but elect not to participate in our healthcare plans may find it more advantageous to do so when such individual mandates take effect. It is also possible that by making changes or failing to make changes in the healthcare plans offered by us we will become less competitive in the market for our labor. Finally, implementing the requirements of healthcare reform is likely to impose additional administrative costs. The costs and other effects of these new healthcare requirements cannot be determined with certainty, but they may significantly increase our healthcare coverage costs and could materially adversely affect our, business, financial condition or results of operations.

We may incur costs resulting from breaches of security of confidential consumer information related to our electronic processing of credit and debit card transactions.

The majority of our sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information has been stolen. We may in the future become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits or other proceedings relating to these types of incidents. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have an adverse impact on our financial condition and results of operations. Further, adverse publicity resulting from these allegations may have a material adverse effect on us and our restaurants.

We rely heavily on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.

We rely heavily on information systems, including point-of-sale processing in our locations, for management of our supply chain, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. The failure of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a breach in security of these systems could result in delays in customer service and reduce efficiency in our operations. Remediation of such problems could result in significant, unplanned capital investments.

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Risks Related to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders hold a significant percentage of our outstanding Common Stock (with Jonathan Segal alone accounting for approximately 35%).  Accordingly, these stockholders are able to control or have a significant impact on all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders affirmed such action. In addition, such concentrated control of may adversely affect the price of our Common Stock and sales by our insiders or affiliates, along with any other market transactions, could affect the market price of our Common Stock.

Our securities are quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or another national exchange.

Our units, Common Stock and warrants are traded in the over-the-counter market and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system maintained by the Financial Industry Regulatory Authority (“FINRA”) for equity securities not included in the Nasdaq Stock Market or another exchange. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or another national securities exchange. Lack of liquidity will limit the number of shares and the price at which our stockholders may be able to sell our securities or our stockholders’ ability to sell our securities at all. There may be significant consequences associated with our Common Stock trading on the OTC Bulletin Board rather than a national exchange.  The effects of not being able to list our Common Stock securities on a national exchange include:

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•	limited release of the market price of our securities;
•	limited news coverage;
•	limited interest by investors in our securities;
•	volatility of our Common Stock price due to low trading volume;
•	increased difficulty in selling our securities in certain states due to "blue sky" restrictions; and
•	limited ability to issue additional securities or to secure additional financing.

Because we became a public company by means of a “reverse merger with a shell company,” we will also be subject to a one-year "seasoning period" before we will be permitted to list our securities on a securities exchange (subject to certain exceptions).

Prior to the Merger, we were a “shell company” as that term is defined in the SEC’s rules and as such additional risks may exist.  Companies that become public through a “reverse takeover with a shell company” are not permitted to list their securities on a securities exchange until (i) the company has completed a one-year “seasoning period” by trading in the United States over-the-counter market or on another regulated United States or foreign exchange following the reverse merger, and filed all required reports with the SEC, including audited financial statements, and (ii) the company maintains the requisite minimum share price for a sustained period, and for at least 30 of the 60 trading days, immediately prior to its listing application and the exchange’s decision to list. The additional listing requirements would not apply to a reverse merger company’s listing application if (i) the listing is in connection with a firm commitment underwritten public offering providing gross proceeds to the company of at least $40 million or (ii) the reverse merger occurred five or more years before applying to list so that at least four annual reports on Form 10-K with audited historical financial information have been filed by the company with the SEC following the one-year trading period. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future.

Our units and Common Stock may be considered “penny stock.”

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  The market price of our Common Stock may trade at less than $5.00 per share and therefore may be a “penny stock.”  Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell the Common Stock and may affect your ability to sell shares.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

If a trading market for our Common Stock develops, it will likely be influenced by whether industry or securities analysts publish research and reports about us, our business, our market or our competitors and, if any analysts do publish such reports, what they publish in those reports. We currently have no coverage and may not obtain analyst coverage in the future. Any analysts that do cover us may make adverse recommendations regarding our stock, adversely change their recommendations from time to time, and/or provide more favorable relative recommendations about our competitors. If any analyst who may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, or if analysts fail to cover us or publish reports about us at all, we could lose, or never gain, visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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There is no recent trading activity in our Common Stock and there is no assurance that an active market will develop in the future.

There is no recent trading activity in our Common Stock. Further, although our Common Stock is currently quoted on the OTC Bulletin Board, trading of our Common Stock may be extremely sporadic. For example, several days may pass before any shares may be traded. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of our Common Stock. There can be no assurance that a more active market for our Common Stock will develop, or if one should develop, there is no assurance that it will be sustained. This severely limits the liquidity of our Common Stock, and would likely have a material adverse effect on the market price of our Common Stock and on our ability to raise additional capital. The price of our securities may vary significantly due to our reports of operating losses, one or more potential business transactions, the filing of periodic reports with the SEC, and general market and economic conditions. In addition, the price of the securities can vary due to our general business condition. Our stockholders may be unable to sell their securities unless a market can be established and sustained.

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices that may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced.  In addition, these transactions may dilute the book value of our outstanding securities.  We may have to issue securities that have rights, preferences and privileges senior to our Common Stock.  We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all.  If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our Common Stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our Common Stock and diluting their interest.

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The price of our Common Stock could be subject to volatility related or unrelated to our operations.

If a market for our Common Stock develops, the trading price of our Common Stock could fluctuate substantially due to a number of factors, including market perception of our ability to meet our growth projections and expectations, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our business and the business of others in our industry. In addition, the stock market itself is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons related and unrelated to their operating performance and could have the same effect on our Common Stock.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company, we will incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. We will also incur substantial expenses in connection with the preparation and filing of the registration statement required by our registration rights agreement and responding to SEC comments in connection with its review of the registration statement. We will also incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC or any stock exchange or inter-dealer quotations system on which our Common Stock may be listed in the future. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically in recent years. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We are unable to currently estimate these costs with any degree of certainty. We also expect that these new rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance, and if we are able to obtain such insurance, we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage available to privately-held companies. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

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We will be required to comply with Section 404 of the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and to obtain attestations of the effectiveness of internal controls by independent auditors. These requirements are substantially greater than we would have in place as a private company. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on the tradability of our Common Stock which in turn would negatively impact our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our Common Stock. In addition, if our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of its business and its ability to obtain or retain listing of our Common Stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of Common Stock on any stock exchange (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

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Although we are required to use our best efforts to file a registration statement after the completion of the Merger and keep such registration statement covering the issuance of the shares of Common Stock underlying our outstanding warrants effective until the expiration of the warrants, we may not be successful in having such a registration statement declared effective by the SEC, in which case our warrant holders may not be able to exercise their warrants.

Holders of our warrants will only be able to exercise the warrants if we have an effective registration statement covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such Common Stock (which we intend to file after the filing of this Current Report on Form 8-K), and such shares of Common Stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have undertaken in the warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain an effective registration statement covering the shares of Common Stock issuable upon exercise of the warrants until the expiration of the warrants, and we intend to comply with our undertaking, we may not be able to do so. Factors such as our inability to remain current in our SEC reporting obligations or other material developments concerning our business could present difficulties in maintaining an effective registration statement and a current prospectus. Holders of warrants will not be able to settle their warrants for cash if we fail to have an effective registration statement or a current prospectus available relating to the Common Stock issuable upon exercise of the warrants.

An investor will only be able to exercise a warrant if the issuance of Common Stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No warrants will be exercisable and we will not be obligated to issue shares of Common Stock unless the Common Stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of Common Stock by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of Common Stock upon an exercise and the holder will be precluded from exercise of the warrant. As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants if the Common Stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of a majority of the then outstanding public warrants.

Our warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to extend the exercise period, reduce the exercise price, cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in an adverse way to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding warrants is unlimited, examples of such adverse amendments could be amendments to increase the exercise price of the warrants or decrease the number of shares of our Common Stock purchasable upon exercise of a warrant, among other things.

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We plan to issue options and/or restricted stock, which have the potential to dilute stockholder value and cause the price of our Common Stock to decline.

We have established an employee equity incentive plan pursuant to which we may issue options, warrants, restricted stock grants or similar equity linked instrument comprising up to fifteen percent (15%) of our issued and outstanding shares of Common Stock. Pursuant to that plan, we expect to offer stock options, restricted stock and/or other forms of stock-based compensation to our directors, officers and employees, some of which may be subject to vesting requirements. If the stock issued upon exercise of options or the restricted stock that we issue are sold into the public market, the market price of our Common Stock may decline. In addition, the availability of shares of Common Stock for award under our equity incentive plan, or the grant of stock options, restricted stock or other forms of stock-based compensation, may adversely affect the market price of our Common Stock.

We have agreed to file a registration statement with the SEC registering the 3,110,075 shares of Common Stock that were issued in connection with our October 2013 Private Placement and 3,950,734 shares of Common Stock that were issued in the Merger. If we are successful in having the SEC declare that registration statement effective, the availability of those shares for sale in the public markets may have a depressive effect on the market price of our Common Stock.

There can be no assurance that we will be successful in having a registration statement declared effective by the SEC in respect of the shares of Common Stock issued in the October 2013 Private Placement and the Merger, but if we are, the availability of those shares for sale may create an “overhang” on any market that develops for our shares, thereby depressing the market price.

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The shares of Common Stock issued in the Merger are “restricted securities” and, as such, may not be sold except in limited circumstances

None of the shares of Common Stock issued in the Merger have been registered under the Securities Act of 1933, as amended, or the Securities Act, or registered or qualified under any state securities laws. The shares of Common Stock issued in the Merger were sold and/or issued pursuant to exemptions contained in and under those laws. Accordingly, such shares of Common Stock are “restricted securities” as defined in Rule 144 under the Securities Act and must, therefore, be held indefinitely unless registered under applicable federal and state securities laws, or an exemption is available from the registration requirements of those laws. The certificates representing the shares of Common Stock issued in the Merger reflect their restricted status.

We have agreed, at our expense, to prepare a registration statement, and to cause our company to file a registration statement with the SEC registering the resale of certain of the shares of our Common Stock issued in connection with the Merger, as well as all of the shares of Common Stock sold in the October 2013 Private Placement. If the registration statement is not filed within 30 days of the Closing Date or is not declared effective by the SEC by a date that is the earlier of: (i) the 90th calendar day following the Closing Date, or if the SEC reviews and issues comments on the registration statement then such date shall be the 120th calendar day following the Closing Date, and (ii) the fifth (5th) trading day following the date on which we are notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments and the effectiveness of the registration statement may be accelerated, then we may be subject to certain liquidated damages pursuant to the registration rights agreement we entered into with the holders of the shares of our Common Stock issued in connection with the Merger and the October 2013 Private Placement. There are many reasons, including some over which we have little or no control, which could keep the registration statement from being declared effective by the SEC, including delays resulting from the SEC review process and comments raised by the SEC during that process. Accordingly, in the event that the registration statement is not declared effective within these timeframes, the shares of Common Stock proposed to be covered by such registration statement will not be eligible for resale until the registration statement is effective or an exemption from registration, such as Rule 144, becomes available. If we are unable to register in a timely manner the shares of Common Stock issued to investors in the Merger, then the ability to resell shares of our Common Stock so issued will be delayed.

Rule 144 may not be available for public resales of our securities.

Rule 144 under the Securities Act, which permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for six months will not immediately apply to our Common Stock because we were at one time designated as a “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. We believe this requirement to file Form 10 information has been satisfied by the filing of this report on Form 8-K. Because, as a former shell company, the reporting requirements of Rule 144(i) will apply regardless of holding period, the restrictive legends on certificates for the shares of Common Stock issued in the Merger cannot be removed except in connection with an actual sale that is subject to an effective registration statement under, or an applicable exemption from the registration requirements of, the Securities Act. The absence of a Rule 144 exemption for resales of our Common Stock would materially reduce the ability to sell such shares.

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The resale of shares covered by a registration statement could adversely affect the market price of our Common Stock in the public market, which result would in turn negatively affect our ability to raise additional equity capital.

The sale, or availability for sale, of our Common Stock in the public market may adversely affect the prevailing market price of our Common Stock and may impair our ability to raise additional capital by selling equity or equity-linked securities. We have agreed, at our expense, to prepare a registration statement, and to cause our company to file a registration statement with the SEC registering the resale of certain shares of our Common Stock issued in connection with the Merger, as well as all of the shares of Common Stock sold in the October 2013 Private Placement. Once effective, the registration statement will permit the resale of these shares at any time. The resale of a substantial number of shares of our Common Stock in the public market could adversely affect the market price for our Common Stock and make it more difficult for you to sell shares of our Common Stock at times and prices that you feel are appropriate. Furthermore, we expect that, because there will be a large number of shares registered pursuant to a registration statement, selling stockholders will continue to offer shares covered by such registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time and continued negative pressure on the market price of our Common Stock could have a material adverse effect on our ability to raise additional equity capital.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid any cash dividend on our stock and do not currently intend to do so for the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Therefore, the success of an investment in shares of our Common Stock will depend upon any future appreciation in their value. There is no guarantee that shares of our Common Stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Provisions in our amended and restated certificate of incorporation and bylaws and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Common Stock and could entrench management.

Our amended and restated certificate of incorporation and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a result, at a given annual meeting only a minority of the board of directors may be considered for election. Since our staggered board of directors may prevent our stockholders from replacing a majority of our board of directors at any given annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders. Moreover, our board of directors has the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

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We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Our Certificate of Incorporation entitles us to issue “blank check” preferred stock without stockholder approval. Such preferred stock would have terms and conditions more favorable to its holders that are enjoyed by the holders of Common Stock.

Under the terms of our Certificate of Incorporation, our board of directors may authorize and issue up to 10,000,000 shares of one or more series or class of preferred stock with rights superior to those of holders of Common Stock in terms of liquidation and dividend preference, voting and other rights. The issuance of preferred stock would reduce the relative rights of holders of Common Stock vis-à-vis the holders of preferred stock without the approval of the holders of Common Stock. In addition, to the extent that such preferred stock is convertible into shares of Common Stock, its issuance would result in a dilution of the percentage ownership of holders of Common Stock on a fully diluted basis. In addition, the issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of our company.

Our due diligence may not have revealed all materials issues that may be present in the business of One Group.

Although we conducted due diligence on One Group, we cannot assure you that this diligence revealed all material issues that may be present in One Group’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our or One Group’s control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure the operations of One Group, or incur impairment or other charges that could result in losses. In addition, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes the consolidated historical financial and operating data of One Group for the periods indicated. The statements of income data for the fiscal years ended December 31, 2012, 2011 and 2010 and the balance sheet data as of December 31, 2012 and December 31, 2011 have been derived from our audited consolidated financial statements included elsewhere in this Current Report. The balance sheet data as of December 31, 2010 have been derived from our audited consolidated financial statements not included in this Current Report. The statements of income data from the fiscal years ended December 31, 2009 and December 31, 2008 and the balance sheet data as of December 31, 2009 and 2008 have been derived from our unaudited consolidated financial statements not included in this Current Report. The statements of income data for the quarters ended June 30, 2013 and 2012 and the balance sheet data as of June 30, 2013 and 2012 have been derived from our unaudited consolidated financial statements included elsewhere in this Current Report. The financial data presented includes all normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations for such periods.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. This information should be read in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the related notes included elsewhere in this Current Report.

	For the Years Ended					For the Six Months Ended
	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011 (restated)	December 31, 2012	June 30, 2012	June 30, 2013
Revenues:
Owned unit net revenue	$46,415,312	$39,555,109	$38,477,190	$43,655,381	$56,429,452	$31,087,056	$19,795,972
Management and incentive fee revenue		66,719	184,483	2,436,280	3,691,270	1,575,755	3,448,470
Total Revenues	$46,415,312	$39,621,828	$38,661,673	$46,091,661	$60,120,722	$32,662,811	$23,244,442
Income (loss) from continuing operations	1,581,626	(351,608)	1,545,978	2,754,680	7,141,506	8,194,218	2,310,306
Net income (loss)	1,581,626	(2,414,797)	721,374	1,866,999	(2,792,114)	7,031,271	(687,701)
Less: net income (loss) attributable to noncontrolling interest	1,449,928	(215,217)	798,730	864,026	(446,046)	4,078,454	(354,714)
Net income (loss) attributable to One Group, LLC and Subsidiaries and Affiliate	$131,698	$(2,199,580)	$(77,356)	$1,002,973	$(2,346,068)	$2,952,817	$(332,987)
Other comprehensive income (loss): Currency translation adjustment	-	-	-	-	(12,092)	4,951	62,986
Comprehensive (loss) income	$131,698	$(2,199,580)	$(77,356)	$1,002,973	$(2,358,160)	$2,957,768	$(270,001)
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	Year Ended					Six Months Ended
	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011 (restated)	December 31, 2012(1)	June 30, 2012(1)	June 30, 2013
Per Share Data:(1)
Basic and diluted income (loss) per share from continuing operations	$0.06	$(0.01)	$0.06	$0.11	$0.29	$0.33	$0.09
Basic and diluted income (loss) per share attributable to The ONE Group, LLC and Subsidiaries and Affiliates	$0.01	$(0.09)	$(0.00)	$0.04	$(0.09)	$0.12	$(0.01)

Weighted average common stock outstanding
Basic	24,925,475	24,925,475	24,925,475	24,925,475	24,925,475	24,925,475	24,925,475
Diluted	24,925,475	24,925,475	24,925,475	24,925,475	24,925,475	24,925,475	24,925,475

Balance Sheet Data (at end of period):

Total assets	$24,256,628	$19,775,652	$23,862,108	$27,486,154	$23,987,292	$31,716,188	$26,619,215
Total debt	$6,604,947	$5,734,082	$5,405,644	$6,192,723	$7,880,141	$7,578,370	$11,966,457
Cash dividends per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

(1)	Per Share Date and Basic and Diluted shares are being shown on a pro forma basis. Basic and Diluted shares do not include 5,750,000 of warrants since the exercise price of these warrants equaled the share price at the time of the merger.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations for the six months ended June 30, 2013 and June 30, 2012 and for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010 should be read in conjunction with “Selected consolidated Financial Data” and the consolidated financial statements and related notes to those statements included elsewhere in this Current Report on Form 8-K. One Group acts as a holding company for multiple subsidiaries of which we own varying ownership percentages. We report on an as consolidated basis and reflect noncontrolling interest in the “net loss attributable to noncontrolling interest” account. Some of the information contained in this discussion and analysis or set forth elsewhere in this Current Report on Form 8-K, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and generally contain words such as “believes,” expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Forward-Looking Statements” for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements.

Overview

We are a hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides turn-key food and beverage services for hospitality venues including boutique hotels, casinos and other high-end locations in the United States and the United Kingdom. We opened our first restaurant in January 2004 in New York City and as of June 30, 2013, we owned, operated or managed 19 restaurants and lounges throughout the United States and London. Our primary restaurant brand is STK, a unique steakhouse concept that features a high-energy, fun environment that encourages social interaction. We currently operate six STK restaurants in major metropolitan cities in the United States and London, and we have two additional restaurants opening soon in Miami and Washington, D.C. In 2012, the average unit volume, check and beverage mix for STK restaurants that have been open a full twelve months were $11.1 million, $113 and 42%, respectively.

In addition to operating stand-alone restaurants, we also operate turn-key food and beverage services at high-end boutique hotels and casinos, which, in some cases, include upscale restaurants, such as STK. Our diversified portfolio of differentiated, high-energy food and beverage hospitality solutions provides a broad, attractive mix that gives landlords and owners a choice of having one or several of our concepts and/or services in their venues. These locations are operated under our management agreements under which we earn a management fee based on revenue and an incentive fee based on profitability of the underlying operations. We typically target food and beverage hospitality opportunities where we believe we can generate $8 million to $10 million of revenues and $500,000 to $750,000 of pre-tax income exclusive of any related STK revenues or profits. We also own or manage a small number of other standalone restaurants and lounges.

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During the last twelve months (“LTM”) ended June 30, 2013, we generated system-wide revenue of $112.1 million representing 20.1% growth over the prior year period. References to “system-wide revenue” includes revenues from units that are operated by us either through leases or management agreements irrespective of ownership interest. Based on our strong momentum and brand appeal, we expect to continue to expand our operations domestically and internationally by continuing our disciplined and targeted site selection process and supplemented by increasingly regular inbound inquiries from office building, hotel and casino owners and landlords to develop and open new locations.

Our Growth Strategies and Outlook

Our growth model is comprised of the following four primary drivers:

•

Expansion of STK. We have identified over 50 additional major metropolitan markets globally where we could grow our STK brand. We expect to open two to three STKs annually in the next three years and to target approximately 25% annual unit growth thereafter. We believe our pipeline of planned new openings support these targets. We believe that the completion of the Merger will enable us to opportunistically invest more of our own capital in projects in order to capture a greater proportion of the economic returns. However, there can be no assurance that we will be able to open new STKs at the rate we currently expect or that our pipeline of planned offerings will be fully realized.

See “Business—Site Selection and Development” for a discussion of our targeted average cash investment for STKs and other information regarding the opening of a new location.

•

Expansion Through New Food & Beverage Hospitality Projects. We believe we are well positioned to leverage the strength of our brands and the relationships we have developed with leading global hospitality providers to drive the continued growth of our food and beverage hospitality projects, which traditionally have provided high margin fee income with minimal capital expenditures. We continue to receive significant inbound inquiries regarding new services in new hospitality opportunities globally and to work with existing hospitality clients to identify and develop additional opportunities in their venues. Going forward, we expect to target at least one new F&B hospitality project every 12 to 18 months.

•

Expand Our Non-STK Concepts and Services. We believe our existing restaurant concepts and food and beverage hospitality services have significant room to grow and that our presence, brand recognition and strong operating performance provide us with the unique ability to expand these concepts in the North American and international markets, with near term focus on Europe and in the longer term, Asia and the Middle East.

•	Increase Our Operating Efficiency. In addition to expanding into new cities and hospitality venues, we intend to increase revenue and profits in our existing operations, and we believe that, following the Merger, we will have more capital and resources available to allocate towards operational initiatives. We expect to grow same store sales by approximately 1% annually as a result of our renewed focus on this aspect of our growth plan. We also expect operating margin improvements as our restaurants and services mature. Furthermore, as our footprint continues to increase in scale, we expect to benefit by leveraging system-wide operating efficiencies and best practices.

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Key Performance Indicators

We use the following key performance indicators in evaluating our restaurants and assessing our business:

Number of Restaurant Openings. Number of restaurant openings reflects the number of restaurants opened during a particular fiscal period. For each restaurant opening, we incur pre-opening costs, which are defined below. Typically, new restaurants open with an initial start-up period of higher than normalized sales volumes, which decrease to a steady level approximately 18 months after opening. However, operating costs during this initial 18 month period are also higher than normal, resulting in restaurant operating margins that are generally lower during the start-up period of operation and increase to a steady level approximately 18 months after opening.

Average Check. Average check is calculated by dividing system-wide revenue by total entrees sold for a given time period. Our management team uses this indicator to analyze trends in customers’ preferences, effectiveness of menu changes and price increases, and per customer expenditures.

Average Unit Volume. Average unit volume consists of the average sales of our comparable restaurants over a certain period of time. This measure is calculated by dividing total comparable restaurant sales in a given period by the total number of comparable restaurants in that period. This indicator assists management in measuring changes in customer traffic, pricing and development of our brand.

Comparable Unit Sales. We consider a unit to be comparable, whether owned or managed, in the first full quarter following the 18th month of operations to remove the impact of new unit openings in comparing the operations of existing units. Changes in comparable unit sales reflect changes in sales for the comparable group of units over a specified period of time. Changes in comparable sales reflect changes in customer count trends as well as changes in average check. Our comparable unit base consisted of four and six units at June 30, 2013 and June 30, 2012, respectively.

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Key Financial Terms and Metrics

We evaluate our business using a variety of key financial measures:

Revenues

Owned unit net revenues. Owned unit net revenues, which includes STKs and certain other brands, consists of food, beverage, and miscellaneous merchandise sales by company-owned units net of any discounts, such as management and employee meals, associated with each sale. In 2012, beverage sales comprised 50% of food and beverage sales, before giving effect to any discounts, with food comprising the remaining 50%. This indicator assists management in understanding the trends in gross margins of the units.

Management and incentive fee revenue. Management and incentive fee revenue includes: (1) management fees received pursuant to management agreements with hospitality clients that are calculated based on a fixed percentage of revenues; and (2) incentive fees based on operating profitability, as defined by each agreement. We evaluate the performance of our managed properties based on sales growth, which drives our management fee, and on improvements in operating profitability margins, which along with sales growth, drives incentive fee growth.

Our primary restaurant brand is STK and we specifically look at comparable revenues from both owned and managed STKs in order to understand customer count trends and changes in average check as it relates to our primary restaurant brand.

Cost and expenses

Food and beverage costs. Food and beverage costs include all unit-level food and beverage costs of company-owned units. We measure cost of goods as a percentage of owned unit net revenues. Food and beverage costs are generally influenced by the cost of food and beverage items, menu mix and discounting activity.

Unit operating expenses. We measure unit operating expenses for company-owned units as a percentage of owned unit net revenues. Unit operating expenses include the following:

•	Payroll and related expenses, consisting of manager salaries, hourly staff payroll and other payroll-related items, including taxes and fringe benefits. We measure our labor cost efficiency by tracking total labor costs as a percentage of food and beverage revenues.

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•	Occupancy, which comprises all occupancy costs, consisting of both fixed and variable portions of rent, deferred rent expense, which is a non-cash adjustment included in our Adjusted EBITDA calculation as defined below, common area maintenance charges, real estate property taxes, utilities and other related occupancy costs and is measured by tracking occupancy as a percentage of revenues.

•	Direct operating expenses, consisting of supplies, such as paper, small wares, china, silverware and glassware, cleaning supplies and laundry and linen costs and typically tracks revenues.

•	Outside services, which includes music and entertainment costs, such as the use of live DJ’s, promoter costs, security services and commissions paid to event staff for banquet sales.

•	Repairs and maintenance, consisting of facility and computer maintenance contracts as well as general repair work to maintain the facilities. These costs will typically increase as the facility gets older.

•	Marketing, which includes the cost of goods used specifically for complimentary purposes as well as general public relation costs related to the specific unit, but excluding any discounts such as management and employee meals. Marketing costs will typically be higher during the first eighteen months of a unit’s operations.

General and administrative, net. General and administrative expenses are comprised of all corporate overhead expenses, including payroll and related benefits, professional fees, such as legal and accounting fees, insurance and travel expenses. Certain general and administrative expenses are allocated specifically to units and are credited and include shared services such as reservations, events and marketing. General and administrative expenses are expected to grow as we grow, including legal, accounting and other professional fees incurred as a public company.

Depreciation and amortization. Depreciation and amortization consists principally of charges related to the depreciation of fixed assets including leasehold improvements, equipment and furniture and fixtures. As we accelerate our restaurant openings, depreciation and amortization is expected to increase as a result of our increased capital expenditures.

Management and royalty fees. In certain of our units, we pay outside third parties a management fee based on a percentage of sales or a fixed fee.

Pre-opening expenses. Pre-opening expenses consist of costs incurred prior to opening an owned or managed unit which are comprised principally of manager salaries and relocation costs, employee payroll and related training costs for new employees and lease costs incurred prior to opening. We expect these costs to increase as we accelerate our company-owned restaurant openings, which may have a material impact on our operating results in future periods.

Equity in (income) loss of subsidiaries. This represents the income or loss that we record under the equity method for entities that are not consolidated.

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Adjustments for noncontrolling interest. This represents the allocation of net income or loss attributable to the minority interest in those of our subsidiaries which are not wholly-owned.

EBITDA and Adjusted EBITDA. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses and losses from discontinued operations. EBITDA and Adjusted EBITDA have been presented in this Report and are supplemental measures of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that EBITDA and Adjusted EBITDA are more appropriate measures of operating performance, as they provide a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use these metrics to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this Report because it is a key metric used by management. Additionally, Adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA, alongside other GAAP measures such as net income (loss), to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that Adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period and company to company.

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The following table presents a reconciliation of Net income to EBITDA and Adjusted EBITDA for the periods indicated:

	For the Six Months Ended June 30,		For the years Ended December 31,
	2013	2012	2012	2011	2010
				(restated)
Net (loss) income attributable to THE ONE GROUP	$(332,987)	$2,952,817	$(2,346,068)	$1,002,973	$(77,356)
Net (loss) attributable to noncontrolling interest	(354,714)	4,078,454	(446,046)	864,026	798,730
Net (loss) income	(687,701)	7,031,271	(2,792,114)	1,866,999	721,374
Interest expense, net of interest income	379,135	283,705	688,564	404,410	466,540
Provision for inome taxes	74,515	(3,809)	13,802	196,233	120,860
Depreciation and amortization	944,956	1,006,639	7,363,294	1,742,726	2,504,534

EBITDA	$710,905	$8,317,806	$5,273,546	$4,210,368	$3,813,308

Deferred rent(1)	(89,209)	161,276	(1,427,970)	883,405	228,636
Pre-opening expenses	372,394	115,908	230,800	1,182,387	797,363
Non-recurring gain(2)	-	(5,000,000)	(5,000,000)	-	(200,000)
Loss from discontinued operations	2,998,007	1,162,947	9,933,620	887,681	824,604
Discontinued operations adjustment(3)	-	(13,000)	(982,018)	96,620	-

Adjusted EBITDA	3,992,097	4,744,937	8,027,978	7,260,461	5,463,911
Adjusted EBITDA attributable to noncontrolling interest	873,875	1,828,241	2,338,453	2,352,080	2,210,924
Adjusted EBITDA attributable to THE ONE GROUP	$3,118,222	$2,916,696	$5,689,525	$4,908,381	$3,252,987

(1)	Deferred rent is included in occupancy expense on the statement of income.
(2)	Non-recurring gain is included in other income on the statement of income.
(3)	For the purposes of calculating Adjusted EBITDA, only those units that were either closed, or a determination was made by us to close those units as of December 31st of the respective year should be included in Loss from Discontinued Operations. As such, we have provided for an adjustment so that Adjusted EBITDA reflects losses or income from operations for units open and for which no determination was made to close as of December 31st of that year. We use this metric to help understand operating perfromance reflecting all operations as of year end.

Adjusted Net Income. We define Adjusted Net income as Net income before loss from discontinued operations, non-recurring gains, non-cash impairment losses, and non-recurring acceleration of depreciation.

We believe that Adjusted Net Income provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business.

The following table presents a reconciliation of Net income to Adjusted Net income for the periods indicated:

	For the Six Months Ended June 30,		For the years Ended December 31,
	2013	2012	2012	2011	2010
				(restated)
Net (loss) income attributable to THE ONE GROUP	$(332,987)	$2,952,817	$(2,346,068)	$1,002,973	$(77,356)
Net (loss) attributable to noncontrolling interest	(354,714)	4,078,454	(446,046)	864,026	798,730

Net (loss) income	$(687,701)	$7,031,271	$(2,792,114)	$1,866,999	$721,374
Non-recurring gain(1)	-	(5,000,000)	(5,000,000)	-	(200,000)
Non-recurring acceleration of depreciation	-	-	5,233,450	-	-
Loss from discontinued operations, net of taxes	2,998,007	1,162,947	9,933,620	887,681	824,604
Discontinued operations adjustment(2)	-	(685,247)	(3,661,143)	(224,309)	-

Adjusted Net (loss) income	$2,310,306	$2,508,971	$3,713,813	$2,530,371	$1,345,978
Adjusted Net (loss) income attributable to noncontrolling interest	$501,336	$892,872	$1,341,410	$973,249	$885,223
Adjusted Net (loss) income attributable to THE ONE GROUP	$1,808,970	$1,616,099	$2,372,403	$1,557,122	$460,755

(1)	Non-recurring gain is included in other income on the statement of income.
(2)	For the purposes of calculating Adjusted Net Income (Loss), only those units that were either closed, or a determination was made by us to close those units as of December 31st of the respective year should be included in Loss from Discontinued Operations. As such, we have provided for an adjustment so that Adjusted Net Income (Loss) reflects losses or income from operations for units open and for which no determination was made to close as of December 31st of that year. We use this metric to help understand operating perfromance reflecting all operations as of year end.

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Results of Operations

The following table sets forth certain statements of income data for the periods indicated:

	For the Six Months Ended June 30,		For the years Ended December 31,
	2013	2012	2012	2011	2010
				(restated)
Revenues:
Owned unit net revenues	$19,795,972	$31,087,056	$56,429,452	$43,655,381	$38,477,190
Management and incentive fee revenue	3,448,470	1,575,755	3,691,270	2,436,280	184,483
Total revenue	$23,244,442	$32,662,811	$60,120,722	$46,091,661	$38,661,673

Cost and expenses:
Owned operating expenses:
Food and beverage costs	5,054,861	7,782,963	14,262,858	10,512,404	8,872,617
Unit operating expenses	12,328,910	18,572,676	32,605,580	26,869,933	23,278,005
General and administrative	1,892,627	1,006,374	2,207,600	1,859,713	982,354
Depreciation and amortization	944,956	1,006,639	7,363,294	1,742,726	2,504,534
Management and royalty fees	101,298	193,537	340,603	391,289	425,663
Pre-opening expenses	372,394	115,908	230,800	1,182,387	797,363
Equity in (income) loss of investee companies	(400,208)	462,610	77,361	95,202	-
Interest expense, net of interest income	379,135	283,705	688,564	404,410	466,540
Loss on abandoned projects	-	-	-	894	42,244
Other expense (income)	185,648	(4,952,010)	(4,811,246)	81,790	(374,485)

Total cost and expenses	20,859,621	24,472,402	52,965,414	43,140,748	36,994,835

Income (Loss) from continuing operations before
provision for income taxes	2,384,821	8,190,409	7,155,308	2,950,913	1,666,838

Provision for income taxes	74,515	(3,809)	13,802	196,233	120,860

Income (Loss) from continuing operations	2,310,306	8,194,218	7,141,506	2,754,680	1,545,978

Loss from discontinued operations, net of taxes	2,998,007	1,162,947	9,933,620	887,681	824,604

Net (loss) income	(687,701)	7,031,271	(2,792,114)	1,866,999	721,374
Less: net (loss) attributable to
noncontrolling interest	(354,714)	4,078,454	(446,046)	864,026	798,730

Net (loss) income attributable to THE ONE GROUP	$(332,987)	$2,952,817	$(2,346,068)	$1,002,973	$(77,356)

Other comprehensive income (loss)
Currency translation adjustment	62,986	4,951	(12,092)	-	-

Comprehensive (loss) income	$(270,001)	$2,957,768	$(2,358,160)	$1,002,973	$(77,356)

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The following table sets forth certain statements of income data as a percentage of revenues for the periods indicated:

	For the Six Months Ended June 30,		For the years Ended December 31,
	2013	2012	2012	2011	2010
				(restated)
Revenues:
Owned unit net revenues	85.2%	95.2%	93.9%	94.7%	99.5%
Management and incentive fee revenue	14.8%	4.8%	6.1%	5.3%	0.5%
Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Cost and expenses:
Owned operating expenses:
Food and beverage costs (1)	25.5%	25.0%	25.3%	24.1%	23.1%
Unit operating expenses (1)	62.3%	59.7%	57.8%	61.6%	60.5%
General and administrative	8.1%	3.1%	3.7%	4.0%	2.5%
Depreciation and amortization	4.1%	3.1%	12.2%	3.8%	6.5%
Management and royalty fees	0.4%	0.6%	0.6%	0.8%	1.1%
Pre-opening expenses	1.6%	0.4%	0.4%	2.6%	2.1%
Equity in (income) loss of investee companies	(1.7%)	1.4%	0.1%	0.2%	0.0%
Interest expense, net of interest income	1.6%	0.9%	1.1%	0.9%	1.2%
Loss on abandoned projects	0.0%	0.0%	0.0%	0.0%	0.1%
Other expense (income)	0.8%	(15.2%)	(8.0%)	0.2%	(1.0%)

Total cost and expenses	102.8%	79.0%	93.2%	98.1%	96.1%

Income (Loss) from continuing operations before
provision for income taxes	(2.8%)	21.0%	6.8%	1.9%	3.9%

Provision for income taxes	0.3%	(0.0%)	0.0%	0.4%	0.3%

Income (Loss) from continuing operations	(3.1%)	21.0%	6.8%	1.5%	3.6%

Loss from discontinued operations, net of taxes	12.9%	3.6%	16.5%	1.9%	2.1%

Net (loss) income	(16.0%)	17.4%	(9.7%)	(0.5%)	1.5%
Less: net (loss) attributable to
noncontrolling interest	(1.5%)	12.5%	(0.7%)	1.9%	2.1%

Net (loss) income attributable to THE ONE GROUP	(14.5%)	5.0%	(9.0%)	(2.4%)	(0.6%)

Other comprehensive income (loss)
Currency translation adjustment	0.3%	0.0%	0.0%	0.0%	0.0%

Comprehensive (loss) income	(1.2%)	9.1%	(3.9%)	2.2%	(0.2%)

(1)	These expenses are being shown as a percentage of owned unit net revenues.

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Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Revenues

Owned unit net revenues. Owned unit net revenues decreased $11.3 million, or 36.3%, from $31.1 million in the six months ended June 30, 2012 to $19.8 million in the six months ended June 30, 2013. This decrease was primarily due to a decrease of $7.7 million in revenues due to the temporary closure and renovation of The Perry Hotel in Miami in which we operate one STK and also provide food and beverage services to the hotel. We expect the STK to reopen in early 2014. In addition, comparable owned unit net revenues declined $2.1 million, or 18.2%, and included a decline of $1.1 million due to the temporary closure of one of our lounge concepts, Tenjune, in June 2013. Non-comparable owned unit net revenues declined $1.5 million.

Management and incentive fee revenue. Management and incentive fee revenues increased $1.9 million, or 118.8%, from $1.6 million during the six months ended June 30, 2012 to $3.4 million for the six months ended June 30, 2013. This increase was driven primarily by an increase in the incentive fee percentage that we receive at our STK in Las Vegas as well as the opening of our food and beverage hospitality operations at the ME Hotel and Hippodrome Casino in London.

Revenue generated from these restaurants, lounges, and food and beverage services at hospitality venues impacts both our owned unit net revenues and the amount of management and incentive fees earned. For the six months ended June 30, 2013, comparable unit sales of owned or managed STKs decreased 1.8% as compared to the six months ended June 30, 2012. The average check for owned or managed STKs increased $10.72 from $112.12 for the six months ended June 30, 2012 to $122.84 for the six months ended June 30, 2013.

Cost and Expenses

Food and beverage costs. Food and beverage costs decreased $2.7 million, or 35.1%, from $7.8 million or 25.0% of owned unit net revenues for the six months ended June 30, 2012 to $5.1 million or 25.5% of net food and beverage sales for the six months ended June 30, 2013. The decrease in food and beverage costs was related primarily to the decrease in owned unit net revenues. The increase in food and beverage costs as a percentage of owned unit net revenues was directly related to the menu mix and the increase in the percentage of food revenues versus beverage revenues.

Unit operating expenses. Unit operating expenses decreased by $6.4 million, or 33.6%, from $18.6 million for the six months ended June 30, 2013 to $12.3 million for the six months ended June 30, 2013. The decrease was primarily related to the temporary closure and renovation of The Perry Hotel in Miami. Unit operating expenses increased as a percentage of consolidated owned unit net revenues from 59.7% in the six months ended June 30, 2012 to 62.3% in the six months ended June 30, 2013.

General and administrative. General and administrative costs increased $886,000 to $1.9 million, or 88.1%, during the six months ended June 30, 2013 from $1.0 million for the six months ended June 30, 2012. General and administrative costs as a percentage of total revenues increased from 3.1% for the six months ended June 30, 2012 to 8.1% for the six months ended June 30, 2013. This increase was due to additional payroll related to the expansion of our corporate infrastructure to help facilitate our long-term growth in the United States and United Kingdom, as well as additional professional fees in connection with the Merger. As a percentage of total system-wide revenues, general and administrative costs increased from 1.9% for the six months ended June 30, 2012 to 3.3% for the six months ended June 30, 2013.

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Depreciation and amortization. Depreciation and amortization expense decreased $62,000, or 6.1%, from $1.0 million in the six months ended June 30, 2012 to $945,000 for the six months ended June 30, 2013. This decrease was primarily related to the temporary closure of the STK in Miami at The Perry Hotel due to a major renovation that started in 2012.

Management and royalty fees. Management and royalty fees decreased $92,000, or 47.7%, from $194,000 or 0.6% of total revenues for the six months ended June 30, 2012 to $101,000 or 0.4% of total revenues during the six months ended June 30, 2013, due to the termination of the management agreement with the group that managed the Tenjune unit in February 2013. The Tenjune unit is currently being managed by us.

Pre-opening expenses. Restaurant pre-opening costs increased $256,000, or 221.3%, from $116,000 or 0.4% of total revenues for the six months ended June 30, 2012 to $372,000 or 1.6% of total revenues for the six months ended June 30, 2013. The increase relates primarily to the deferred rent incurred during the preopening period associated with a new unit.

Equity in (income) loss of investee companies. Equity in (income) loss of investee companies improved by $863,000 from a loss of $463,000 or 1.4% of total revenues for the six months ended June 30, 2012 to income of $400,000 or 1.7% of total revenues for the six months ended June 30, 2013 primarily related to the income from the ownership interest in the Bagatelle unit in New York City.

Interest expense, net of interest income. Interest expense, net of interest income increased by $95,000, or 33.6%, from $284,000, or 0.9% of consolidated revenues for the six months ended June 30, 2012, to $379,000, or 1.6% of total revenues for the six months ended June 30, 2013, due primarily to additional borrowings under our credit facility in 2013.

Other expense (income). Other expense (income) decreased by $5.1 million from $5.0 million of other income, or 15.2% of total revenues for the six months ended June 30, 2012, to $186,000 of other expenses or 0.8% of total revenues for the six months ended June 30, 2013 due primarily to the one-time fee of $5.0 million paid to us during the six months ended June 30, 2012 by the owner of The Perry Hotel for the right to terminate our food and beverage services agreement with them.

Provision for income taxes. Income tax expense increased by $78,000 to $75,000 tax expense during the six months ended June 30, 2013 from a $4,000 tax benefit during the six months ended June 30, 2012. As of June 30, 2013, we were a limited liability company and not subject to federal taxes. This increase represents various small increases in taxable income in states and cities in which we are subject to income tax.

Discontinued operations. During the six months ended June 30, 2013, we closed company-owned venues in New York and Las Vegas. The operations and related expenses of these locations are presented as loss from discontinued operations. Loss from discontinued operations increased by $1.8 million to $3.0 million during the six months ended June 30, 2013 from $1.2 million during the six months ended June 30, 2012.

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Net loss attributable to noncontrolling interest. Net loss attributable to noncontrolling interest decreased $4.4 million, or 108.7%, to $355,000 for the six months ended June 30, 2013 from $4.1 million during the six months ended June 30, 2012, due primarily to the allocation to the noncontrolling interest holders of a portion of the one-time fee of $5.0 million paid to us during the six months ended June 30, 2012 by the owner of the Perry Hotel for the right to terminate our food and beverage services agreement with them.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenues

Owned unit net revenues. Owned unit net revenues increased $12.8 million, or 29.2%, from $43.7 million in the year ended December 31, 2011 to $56.4 million for the year ended December 31, 2012. This increase was primarily due to a full year revenue impact of two STK units that opened during December 2011. This increase was partially offset by a decrease relating to the STK and food and beverage services provided to The Perry Hotel in Miami which suspended operations due to a major renovation that started in 2012.

Management and incentive fee revenue. Management and incentive fee revenues increased $1.3 million, or 51.5%, from $2.4 million during the year ended December 31, 2011 to $3.7 million for the year ended December 31, 2012. This increase was driven primarily from an increase in the incentive fee percentage that we receive at our STK in Las Vegas as well as the opening of our food and beverage hospitality operations at the Hippodrome Casino in London.

Revenue generated from these restaurants, lounges, and food and beverage services at hospitality venues impacts both our owned unit net revenues and the amount of management and incentive fees earned. For the fiscal year ended December 31, 2012, comparable restaurant sales of owned or managed STKs increased 10.8% as compared to the fiscal year ended December 31, 2011. The average check for owned and managed STKs increased $5.51 from $107.01 for the fiscal year ended December 31, 2011 to $112.52 for the fiscal year ended December 31, 2012.

Cost and Expenses

Food and beverage costs. Food and beverage costs increased $3.8 million, or 35.7%, from $10.5 million for the fiscal year ended December 31, 2011 to $14.3 million for the year ended December 31, 2012. The increase in food and beverage costs related primarily to the increase in owned unit net revenues and to an increase in the cost of beef. Food and beverage costs as a percentage of owned unit net revenues increased in 2012 to 25.3% from 24.1% in 2011.

Unit operating expenses. Unit operating expenses increased by $5.7 million, or 21.3%, from $26.9 million or 61.6% of owned unit net revenues for the year ended December 31, 2011 to $32.6 million or 57.8% of owned unit net revenues for year ended December 31, 2012. This increase was primarily due to having two units open for all of 2012 as compared to only one month in 2011, as well as having two new units open in 2012 that were not open in 2011.

General and administrative. General and administrative costs increased approximately $348,000 or 18.7%, from $1.9 million for the year ended December 31, 2011 to $2.2 million for the year ended December 31, 2012. The increase relates primarily to the opening of a corporate office in the United Kingdom in 2012. General and administrative costs as a percentage of total revenues decreased from 4.0% for 2011 to 3.7% in 2012. As a percentage of total system-wide revenues, general and administrative costs decreased from 2.3% for the year ended December 31, 2011 to 2.1% for the year ended December 31, 2012.

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Depreciation and amortization. Depreciation and amortization expense increased $5.6 million to $7.4 million or 12.2% of total revenues during the year ended December 31, 2012 from $1.7 million or 3.8% of total revenues during the year ended December 31, 2011. This increase was due primarily to the acceleration of the depreciation for 100% of the assets of the STK at The Perry Hotel in Miami due to the projected relocation of the restaurant in 2013 from one section of the hotel to another.

Management and royalty fee expense. Management and royalty fees decreased $50,000, or 13.0%, to $341,000 or 0.6% of total revenues during the year ended December 31, 2012 from $391,000 or 0.8% of total revenues during the year ended December 31, 2011.

Pre-opening expenses. Pre-opening expenses decreased $950,000, or 80.5%, to $231,000 or 0.4% of total revenues during the year ended December 31, 2012 from $1.2 million or 2.6% of total revenues during the year ended December 31, 2011, primarily due to the opening of two new STK’s in 2011.

Equity in (income) loss of investee companies. Equity in (income) loss of investee companies decreased $18,000 from a loss of $95,000 or 0.2% of total revenues for the year ended December 31, 2011 to a loss of $77,000 or 0.1% of total revenues for the year ended December 31, 2012.

Interest expense, net of interest income. Interest expense, net of interest income increased by $284,000 from $404,000, or 0.9% of total revenues, for the year ended December 31, 2011 to $689,000, or 1.1% of total revenues, for the year ended December 31, 2011 due primarily to additional borrowings under our credit facility in 2012.

Other expense (income). Other expense (income) expense increased by $4.9 million to $4.8 million of other income or 8.0% of total revenues during the year ended December 31, 2012 from other expenses of $82,000 or 0.2% of total revenues during the year ended December 31, 2011, due primarily to the one-time fee of $5.0 million paid to us during 2012 by the owner of The Perry Hotel for the right to terminate our food and beverage services agreement with them.

Provision for income taxes. Income tax expense decreased by $182,000, or 93.0%, to $14,000 during the year ended December 31, 2012 from $196,000 during the year ended December 31, 2011. This decrease was primarily the result of an increase in the deferred tax asset that was partially offset by an increase in the current provision from higher taxable income.

Loss from discontinued operations, net of taxes. During the year ended December 31, 2012, we closed one company owned non-STK venue in Atlantic City and initiated the process to close one company owned non-STK venue in New York City and another non-STK venue in Las Vegas. The operations and related expenses of these locations are presented as loss from discontinued operations. Loss from discontinued operations increased by $9.0 million to $9.9 million during the year ended December 31, 2012 from $888,000 during the year ended December 31, 2011.

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Net (loss) income attributable to noncontrolling interest. Net income attributable to noncontrolling interest decreased $1.3 million, or 151.6%, to a net loss of $446,000 for the year ended December 31, 2012 from a net income of $864,000 during the year ended December 31, 2011.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues

Owned unit net revenues. Owned unit net revenues for the year ended December 31, 2011 increased $5.2 million, or 13.5%, to $43.7 million from $38.5 million for the year ended December 31, 2010 primarily due to an net increase in sales at comparable units of $4.3 million, or 14.8%, as well as an increase from non-comparable units of $846,000.

Management and incentive fee revenue. Management and incentive fee revenues increased $2.3 million, or 1,220.6%, from $184,000 during the year ended December 31, 2010 to $2.4 million for the year ended December 31, 2011. This increase was driven primarily from a full year of operations from both our STK in Las Vegas as well as our food and beverage hospitality operations at the Gansevoort Hotel in New York City.

Revenue generated from these restaurants, lounges, and food and beverage services at hospitality venues impacts both our owned unit net revenues and the amount of management and incentive fees earned. For the fiscal year ended December 31, 2011, comparable restaurant sales of owned or managed STKs increased 11.1% as compared to the fiscal year ended December 31, 2010. The average check for owned and managed STKs decreased $36.82 from $143.83 for the fiscal year ended December 31, 2010 to $107.01 for the fiscal year ended December 31, 2011.

Cost and Expenses

Food and beverage costs. Food and beverage costs increased $1.6 million, or 18.5%, to $10.5 million for the year ended December 31, 2011 from $8.9 million for the year ended December 31, 2010. The increase in food and beverage costs was related primarily to the increase in food costs, primarily driven by an increase in beef cost, during 2011. Food and beverage costs as a percentage of owned unit net revenues increased to 24.1% from 23.1% in the comparable period in 2010.

Unit operating expenses. Unit operating expenses increased by $3.6 million, or 15.4%, from $23.3 million, or 60.5% of owned unit net revenues for the year ended December 31, 2010 to $26.9 million or 61.6% of owned unit net revenues for year ended December 31, 2011. This increase was primarily due to the opening of three new units in 2011 as well as an increase in variable costs directly relating to the increase in owned unit net revenues at comparable units.

General and administrative, net. General and administrative costs increased approximately $877,000, or 89.3%, from $982,000 or 2.5% of total revenues for the year ended December 31, 2010 to $1.9 million or 4.0% of total revenues for the year ended December 31, 2011. This increase was due to additional payroll related to the expansion of our corporate infrastructure to help facilitate our growth, as well as additional professional fees. As a percentage of total system-wide revenues, general and administrative costs decreased from 2.4% for the year ended December 31, 2010 to 2.3% for the year ended December 31, 2011.

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Depreciation and amortization. Depreciation and amortization expense decreased $762,000, or 30.4%, to $1.7 million during the year ended December 31, 2011 from $2.5 million during the year ended December 31, 2010. This decrease was due primarily to an asset being fully depreciated in 2010 for our STK in Los Angeles.

Management and royalty fees. Management and royalty fees decreased $34,000, or 8.1%, to $391,000 or 0.8% of total revenues during the year ended December 31, 2011 from $426,000 or 1.1% of total revenues during the year ended December 31, 2010.

Pre-opening expenses. Pre-opening expenses increased $385,000, or 48.3%, to $1.2 million in the year ended December 31, 2011 from $797,000 during the year ended December 31, 2010, primarily as a result of the opening of two new company owned units in 2011, as well as the pre-opening expenses incurred for two additional units that were under construction in 2011 and did not open or begin generating revenues until 2012. We opened two company owned restaurants during 2010. Pre-opening expenses as a percentage of total revenues increased to 2.6% during the year ended December 31, 2011 from 2.1% during the year ended December 31, 2010.

Equity in (income) loss of investee companies. Equity in (income) loss of investee companies was $95,000 or 0.2% of total revenues for the year ended December 31, 2011 as compared to no balance for the year ended December 31, 2010.

Interest expense, net of interest income. Interest expense, net of interest income decreased by $62,000, or 13.3%, from $467,000, or 1.2% of total revenues, for the year ended December 31, 2010 to $404,000, or 0.9% of total revenues, for the year ended December 31, 2011 due primarily to an increase in interest income.

Other expense (income). Other expense (income) expense decreased by $456,000, or 121.8%, to $82,000 of other expense during the year ended December 31, 2011 from $374,000 of other income during the year ended December 31, 2010, due primarily to a one time development fee income received for one of our units that opened in 2010. Other (income) expense as a percentage of total revenues decreased to other expense of 0.2% during the year ended December 31, 2011 from other income of 1.0% during the year ended December 31, 2010.

Provision for income taxes. Income tax expense increased by $75,000, or 62.4%, to $196,000 for the year ended December 31, 2011 from $121,000 for the year ended December 31, 2010. This increase was primarily the result of higher taxable income in 2011.

Loss from discontinued operations, net of taxes. During the year ended December 31, 2011, we closed one company owned venue in New York City. The losses from operations and related expenses of these locations are presented as loss from discontinued operations. Loss from discontinued operations increased by $63,000, or 7.6%, to $888,000, or 1.9% of total revenues during the year ended December 31, 2011 from $825,000, or 2.1% of total revenues during the year ended December 31, 2010.

Net (loss) attributable to noncontrolling interest. Net loss attributable to noncontrolling interest increased $65,000, or 8.2%, to $864,000, or 1.9% of total revenues for the year ended December 31, 2011, from $799,000, or 2.1% of total revenues for the year ended December 31, 2010.

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Potential Fluctuations in Quarterly Results and Seasonality

Our quarterly operating results may fluctuate significantly as a result of a variety of factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants compared with more mature units, increases or decreases in comparable restaurant sales, general economic conditions, changes in consumer preferences, competitive factors and changes in food costs (especially beef). In the past, we have experienced significant variability in restaurant pre-opening costs from quarter to quarter primarily due to the timing of restaurant openings. We typically incur restaurant pre-opening costs in the five months preceding a new restaurant opening. In addition, our experience to date has been that labor and direct operating and occupancy costs associated with a newly opened restaurant during the first five to six months of operation are often materially greater than what will be expected after that time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the number and timing of new restaurant openings in any quarter has had, and is expected to continue to have, a significant impact on quarterly restaurant pre-opening costs, labor and direct operating and occupancy costs. Our business also is subject to fluctuations due to season and adverse weather. Our results of operations have historically been impacted by seasonality. Our second and fourth quarters have traditionally had higher sales volume than other periods of the year. Severe weather may impact restaurant unit volumes in some of the markets where we operate and may have a greater impact should they occur during our higher volume months, especially the second and fourth quarters. As a result of these and other factors, our financial results for any given quarter may not be indicative of the results that may be achieved for a full fiscal year.

Liquidity and Capital Resources

Upon the consummation of the Merger, our principal liquidity requirements will be to meet our lease obligations and our working capital and capital expenditure needs and, to a lesser extent, to pay principal and interest on our outstanding indebtedness. Subject to our operating performance, which, if significantly adversely affected, would adversely affect the availability of funds, we expect to finance our operations for at least the next 12 to 18 months, including costs of opening currently planned new restaurants, through cash to be received by us in connection with the Merger, as well as cash provided by operations and borrowings under our existing credit facility discussed below. We cannot be sure that these sources will be sufficient to finance our operations, however, and we may seek additional financing in the future, which may or may not be available on terms and conditions satisfactory to us, or at all. As of June 30, 2013, we had cash and cash equivalents of approximately $1.4 million.

Our operations have not required significant working capital and, like many restaurant companies, we may at times have negative working capital. Revenues are received primarily in cash or by credit card, and restaurant operations do not require significant receivables or inventories, other than our wine inventory. In addition, we receive trade credit for the purchase of food, beverages and supplies, thereby reducing the need for incremental working capital to support growth.

Cash Flows

The following table summarizes the statement of cash flows for the six months ended June 30, 2013 and June 30, 2012:

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	Fiscal Year Ended
	June 30, 2013	June 30, 2012
	(in thousands)
Net cash provided by (used in):

Operating activities	$(1,402)	$7,537

Investing activities	(1,732)	(4,384)

Financing activities	3,437	(2,666)

Effect of exchange rate changes on cash	63	5

	$366	$492

Operating Activities.    Cash flows used in operating activities were $1.4 million for the six months ended June 30, 2013, consisting of net loss of $688,000 and adjustments for depreciation, amortization, deferred rent and other non-cash charges totaling $1.3 million. Net cash outflow of operating assets and liabilities totaled $2.1 million and included increases in accounts receivable of $738,000, increases in prepaid expenses of $625,000, and a decrease of $691,000 in accounts payable and accrued expenses. Cash flows provided by operating activities were $7.5 million for the six months ended June 30, 2012, consisting of net income of $7.0 million, including a one-time fee of $5.0 million paid to us by the owner of The Perry Hotel for the right to terminate our food and beverage services agreement with them, and adjustments for depreciation, amortization, deferred rent and other non-cash charges totaling $1.8 million. Net cash outflow of operating assets and liabilities totaled $1.2 million and included increases in accounts receivable and inventory of $296,000, increases in prepaid expenses of $309,000, and an increase of $538,000 in accounts payable and accrued expenses.

Investing Activities.    Net cash used in investing activities for the six months ended June 30, 2013 was $1.7 million, consisting primarily of purchases of property and equipment of $1.5 million and increases in amounts due from related parties of $278,000. Net cash used in investing activities for the six months ended June 30, 2012 was $4.4 million, consisting primarily of purchases of property and equipment of $2.7 million, primarily related to construction of new restaurants and remodeling of existing restaurants during the period and increases in investments of $1.8 million.

Financing Activities.   Net cash provided by financing activities for the six months ended June 30, 2013 was $3.4 million, consisting of proceeds from our credit facility of $4.0 million, offset by principal payments made on our credit facility of $2.0 million, proceeds from member loans of $2.0 million and contributions from new members of $520,000. This was partially offset by distributions to members of $976,000. Net cash used in financing activities for the six months ended June 30, 2012 was $2.7 million, consisting of proceeds from our credit facility of $2.3 million, offset by principal payments made on our credit facility of $972,000, proceeds from member loans of $816,000, partially offset by principal payments of $782,000 and contributions from new members of $67,000. This was partially offset by distributions to members of $3.9 million.

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The following table summarizes the statement of cash flows for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010:

	Fiscal Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
		(restated)
	(in thousands)
Net cash provided by (used in):
Operating activities	$7,780	$6,477	$3,299
Investing activities	(6,709)	(9,148)	(1,724)
Financing activities	(1,752)	2,117	(1,298)
Effect of exchange rate changes on cash	(12)

Net increase (decrease) in cash and cash equivalents	$(693)	$(554)	$277

Operating Activities.

For the year ended December 31, 2012, cash flows provided by operating activities were $7.8 million, consisting of net loss of $2.8 million and adjustments for depreciation, amortization, deferred rent and other non-cash charges, including an impairment charge of $5.1 million, totaling $11.6 million. Net cash outflow of operating assets and liabilities totaled $1.1 million and included increases in accounts receivable of $1.1 million, increases in inventory of $195,000, increases in prepaid expenses of $201,000, increases in security deposits of $198,000, increases in other assets of $626,000 and an increase of $1.3 million in accounts payable and accrued expenses.

For the year ended December 31, 2011, cash flows provided by operating activities were $6.5 million, consisting of net income of $1.9 million and adjustments for depreciation, amortization, deferred rent and other non-cash charges totaling $3.2 million. Net cash inflow of operating assets and liabilities totaled $1.4 million and included decreases in accounts receivable of $65,000, increases in inventory of $242,000, increases in security deposits of $293,000 and an increase of $1.8 million in accounts payable and accrued expenses.

For the year ended December 31, 2010, cash flows provided by operating activities were $3.3 million, consisting of net income of $721,000 and adjustments for depreciation, amortization, deferred rent and other non-cash charges totaling $4.8 million. Net cash outflow of operating assets and liabilities totaled $2.2 million and included increases primarily in accounts receivable of $1.6 million, as well as increases in other assets of $387,000.

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Investing Activities.

Net cash used in investing activities for the year ended December 31, 2012 was $6.7 million, consisting primarily of purchases of property and equipment of $7.2 million, primarily related to construction of new restaurants and remodeling of existing restaurants during the period.

Net cash used in investing activities for the year ended December 31, 2011 was $9.1 million, consisting primarily of purchases of property and equipment of $7.5 million, primarily related to construction of new restaurants and remodeling of existing restaurants during the period and an increase in investments and amounts due from related parties of $1.5 million.

Net cash used in investing activities for the year ended December 31, 2010 was $1.7 million, consisting primarily of purchases of property and equipment of $1.3 million. These purchases primarily related to construction in progress of new restaurants during the period and remodel activity of existing restaurants. In addition, cash was used for investments in unconsolidated entities of $470,000.

Financing Activities.

Net cash used in financing activities for the year ended December 31, 2012 was $1.8 million, consisting of proceeds from our credit facility of $3.7 million, offset by principal payments made on our credit facility of $2.4 million, proceeds from member loans of $1.5 million, offset by principal payments of $1.3 million and contributions from new members of $1.6 million. This was partially offset by distributions to members of $5.2 million.

Net cash provided by financing activities for the year ended December 31, 2011 was $2.1 million, consisting of an increase in escrow deposits of $3.2 million from the proceeds of a private raise of securities, proceeds from our credit facility of $1.3 million, principal payments made on outstanding note payable of $20,000, principal payments on member loans of $671,000 and contributions from new members of $157,000. This was partially offset by distributions to members of $1.5 million.

Net cash used in financing activities for the year ended December 31, 2010 was $1.3 million, consisting of a reduction in escrow deposits of $2.9 million, principal payments made on outstanding note payable of $20,000, proceeds from member loans of $500,000, principal payments on member loans of $582,000 and contributions from new members of $3.3 million. This was partially offset by distributions of $1.6 million.

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Capital Expenditures

To the extent we open new restaurants, we anticipate capital expenditures in the future will increase from the amounts described in “—Investing Activities” above. We typically target an average cash investment of approximately $3.8 million on average for an STK restaurant, in each case net of landlord contributions and equipment financing and excluding pre-opening costs. In addition, some of our existing units will require some capital improvements to either maintain or improve the facilities. We are also looking at opportunities to add seating or provide enclosures for outdoor space in the next 12 months for some of our units. In addition, our hospitality F&B services projects typically require limited capital investment from us. These capital expenditures will primarily be funded by cash flows from operations and, if necessary, by the use of our credit facility, depending upon the timing of expenditures.

Credit Facility

On October 31, 2011, we entered into a credit facility with BankUnited, N.A., or BankUnited (formerly Herald National Bank). The credit facility provided for borrowings of up to $3.0 million. We refinanced our credit facility in January 2013 and increased our borrowing capacity to $5.0 million. Borrowings under our credit facility accrue interest at an interest rate per annum equal to the greater of the prime rate plus 1.75% and 5.0% through April 30, 2015. Our obligations under our credit facility are secured by substantially all of our assets and are guaranteed by Jonathan Segal, our Chief Executive Officer, Director and a principal stockholder. As of September 30, 2013, amounts borrowed under this credit facility were approximately $4.3 million.

On September 13, 2013, BankUnited provided us with a waiver of noncompliance with certain terms in the credit agreement, including the delayed filing of audited financial statements for the year ended December 31, 2012, the minimum tangible net worth covenant as of the periods ended December 31, 2012, March 31, 2013 and June 30, 2013, and the increase to the key man life insurance policy from $3 million to $5 million.

On October 15, 2013, we entered into an amendment to the credit facility whereby BankUnited agreed, upon effectiveness of the Merger, to the release and termination of the Jonathan Segal guarantee and pledge, certain subordination agreements of Jonathan Segal and related entities and the release of the assignment of the proceeds of the key-man life insurance policy on the life of Mr. Segal. The amendment also imposes certain post-closing obligations on the Company, including executing a guarantee in favor of BankUnited unconditionally guaranteeing all of the obligations of the borrowers and the pledge of all of the membership interests of One Group owned by the Company.

Other Notes Payable

From 2007 to 2012 we entered into various demand loans with a member totaling approximately $4.4 million that accrue interest ranging from 6% to 12%. In 2009 $1.0 million was converted to equity. On December 31, 2012, one of the notes for $500,000 was forgiven by the member in exchange for a membership interest we held in 408 W 15 Members LLC an unrelated party. On April 4, 2013, we entered into a demand note with the same member totaling $1.5 million that accrues interest at 12% annually. These notes, along with accrued interest, will be repaid in conjunction with the Merger.

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On January 28, 2013, we entered into a demand note with a member totaling $500,000 that accrues interest at 12% annually. This note, along with accrued interest, will be repaid in conjunction with the Merger.

On December 9, 2011 one of our subsidiaries entered into two loan agreements with entities that are controlled by a member for funds up to £230,000 and £300,000. The loans are due on demand and are accruing interest at 8%. These loans, along with accrued interest, will be repaid in conjunction with the Merger.

On October 1, 2009, we issued a demand promissory note with an entity owned by a relative of a member in the amount of $300,000, whereby principal and all unpaid and accrued interest are due on demand. Interest accrues at a rate of 20% per year, half of the interest shall be paid by us in eight consecutive quarterly fixed payments of interest only, in arrears, in the amount of $7,500 and all remaining interest shall be repaid in full on the maturity date. The loan is secured by a portion of our interests in select subsidiaries. This note, along with accrued interest, will be repaid in conjunction with the Merger.

We believe that net cash provided by anticipated operating activities, net proceeds to be received by us in connection with the Merger and existing available borrowings under our credit facility will be sufficient to fund currently anticipated working capital, planned capital expenditures and debt service requirements for the next 12-18 months. We regularly review acquisitions and other strategic opportunities, which may require additional debt or equity financing. We currently do not have any pending agreements or understandings with respect to any acquisition or other strategic opportunities.

Contractual Obligations

The following table summarizes our contractual obligations, net of minimum future rental income, as of December 31, 2012:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-term debt	$7,840	$7,825	$15
Operating leases	$61,257	$3,798	$8,751	$8,540	$40,168

Total	$69,097	$11,623	$8,766	$8,540	$40,168

Off-Balance Sheet Arrangements

We previously entered into a credit facility with BankUnited, N.A. (formerly Herald National Bank) which Mr. Segal had personally guaranteed. In exchange, we agreed to pay him a 3% annual “guaranty fee.” Upon the Merger, Mr. Segal’s guaranty with BankUnited was terminated and we terminated the payment of continued guaranty fees to Mr. Segal.

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As part of our on-going business, we may participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities referred to as structured finance or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Equity Awards

At the end of the last fiscal year, we had outstanding 39,065 fully-vested Transaction Units. Prior to the effectiveness of the Merger, all Transaction Units were cancelled.

Other than the Transaction Units described above, there are no unexercised options, stock that has not vested, or equity incentive plan awards for our named executive officers as of December 31, 2012 and none have been granted to our named executive officers since December 31, 2012.

In October 2013, our board of directors approved the 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Plan”) pursuant to which we may issue options, warrants, restricted stock grants or similar equity linked instrument comprising up to fifteen percent (15%) or our issued and outstanding shares of Common Stock on a fully diluted basis. Pursuant to that plan, we expect to offer stock options, restricted stock and/or other forms of stock-based compensation to our directors, officers and employees. All awards will be approved by the board of directors or a committee of the board of directors to be established for such purpose.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements which have been prepared in accordance with GAAP. The preparation of these financial statements requires estimates and judgments that affect the reported amounts of our assets, liabilities, net sales and operating expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and various other assumptions we believe to be reasonable given the circumstances and we evaluate these estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions. We believe that our critical accounting policies and estimates require us to make difficult, subjective or complex judgments about matters that are inherently uncertain. See Note 1 to our consolidated financial statements, which are included elsewhere in this prospectus, for a complete discussion of our significant accounting policies. The following reflect the significant estimates and judgments used in the preparation of our consolidated financial statements.

Impairment of Long-Lived Assets and Disposal of Property and Equipment

We evaluate the recoverability of the carrying amount of long-lived assets, which include property and equipment, whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. Our review for impairment of these long-lived assets takes into account estimates of future undiscounted cash flows. Factors considered include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the overall business, and significant negative industry or economic trends. Our asset group for impairment testing is comprised of the assets and liabilities of each of our individual restaurants, since this is the lowest level of identifiable cash flows. An impairment loss is recognized if the future undiscounted cash flows associated with the assets are less than their carrying value. Impairment losses are measured as the amount by which the carrying values of the assets exceed their fair values. For assets held for sale or disposal, we measure fair value using quoted market prices or an estimation of net realizable value.

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From time to time, we have decided to close or dispose of restaurants. Typically, such decisions are made based on operating performance or strategic considerations and must be made before the actual costs or proceeds of disposition are known, and management must make estimates of these outcomes. Such outcomes could include the sale of a leasehold, mitigating costs through a tenant or subtenant, or negotiating a buyout of a remaining lease term. In these instances, management evaluates possible outcomes, frequently using outside real estate and legal advice, and records provisions for the effect of such outcomes. The accuracy of such provisions can vary materially from original estimates, and management regularly monitors the adequacy of the provisions until final disposition occurs.

Leases

We currently lease all of our restaurant locations under leases classified as operating leases. Minimum base rent for our operating leases, which generally have escalating rentals over the term of the lease, is recorded on a straight-line basis over the lease term. As such, an equal amount of rent expense is attributed to each period during the term of the lease regardless of when actual payments occur. Lease terms begin on the date we take possession under the lease and include cancelable option periods where failure to exercise such options would result in an economic penalty. The difference between rent expense and actual cash payments is classified as deferred rent in our consolidated balance sheets.

Some of our leases provide for contingent rent, which is determined as a percentage of sales in excess of specified minimum sales levels. We recognize contingent rent expense prior to the achievement of the specified sales target that triggers the contingent rent, provided achievement of the sales target is considered probable.

Revenues

Our revenues are primarily derived from the following sources revenues at our owned and consolidated joint venture properties and management fees and incentive fees. The following is a description of the composition of our revenues:

•	Owned unit net revenues— Represents revenue primarily derived from food and beverage sales from our restaurants and lounges. We recognize restaurant revenues when goods and services are provided.

•	Management, incentive and royalty fees— Represents fees earned on managed restaurants and other venues. Management fees are comprised of a base fee, which is generally based on a percentage of gross revenues, and an incentive fee, which is generally based on the property’s profitability. For any time during the year, when the provisions of our management contracts allow receipt of incentive fees upon termination, incentive fees are recognized for the fees due and earned as if the contract was terminated at that date, exclusive of any termination fees due or payable. Therefore, during periods prior to year-end, the incentive fees recorded may not be indicative of the eventual incentive fees that will be recognized at year-end as conditions and incentive hurdle calculations may not be final.

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Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued guidance requiring disclosure of amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present either on the face of the statement of operations or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. For amounts not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. This guidance is effective prospectively for the Company for annual and interim periods beginning January 1, 2013. The Company believes that the impact of this standard will not have a material impact on its consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are exposed to market risk from adverse changes in interest rates, changes in foreign currency exchange rates and changes in commodity prices.

We are exposed to market risk from fluctuations in interest rates under our Credit Facility. We do not invest in derivative securities and we have no debt instruments that are traded in any markets. Our Credit Facility call for variable rates of interest based on the prime rate from time to time. Increases in interest rates would increase our interest expense and negatively impact future earnings and cash flows. At December 31, 2012, we had $2.5 million of variable rate debt. Holding other variables constant, such as foreign exchange rates and debt levels, a hypothetical immediate one percentage point change in interest rates would be expected to have an impact on pre-tax earnings and cash flows for 2012 of approximately $25,000.

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Foreign Currency Exchange Rate Risk

We are subject to foreign currency exchange risk for our restaurants operating in the United Kingdom. If foreign currency exchange rates depreciate in the United Kingdom, any other foreign country in which we may operate in the future, we may experience declines in our international operating results but such exposure would not be material to the consolidated financial statements. We currently do not use financial instruments to hedge foreign currency exchange rate changes.

Commodity Price Risk

We are exposed to market price fluctuations in beef, seafood, produce and other food product prices. Given the historical volatility of beef, seafood, produce and other food product prices, these fluctuations can materially impact our food and beverage costs. While we have taken steps to qualify multiple suppliers who meet our standards as suppliers for our restaurants and enter into agreements with suppliers for some of the commodities used in our restaurant operations, we do not enter into long-term agreements for the purchase of such supplies. There can be no assurance that future supplies and costs for such commodities will not fluctuate due to weather and other market conditions outside of our control and we may be subject to unforeseen supply and cost fluctuations. Dairy costs can also fluctuate due to government regulation. Because we typically set our menu prices in advance of our food product prices, our menu prices cannot immediately take into account changing costs of food items. To the extent that we are unable to pass the increased costs on to our customers through price increases, our results of operations would be adversely affected. We do not use financial instruments to hedge our risk to market price fluctuations in beef, seafood, produce and other food product prices at this time.

Inflation

Over the past five years, inflation has not significantly affected our operations. However, the impact of inflation on labor, food and occupancy costs could, in the future, significantly affect our operations. We pay many of our employees hourly rates related to the applicable federal or state minimum wage. Food costs as a percentage of revenues have been somewhat stable due to procurement efficiencies and menu price adjustments, although no assurance can be made that our procurement will continue to be efficient or that we will be able to raise menu prices in the future. Costs for construction, taxes, repairs, maintenance and insurance all impact our occupancy costs. We believe that our current strategy, which is to seek to maintain operating margins through a combination of menu price increases, cost controls, careful evaluation of property and equipment needs, and efficient purchasing practices, has been an effective tool for dealing with inflation. There can be no assurance, however, that future inflationary or other cost pressure will be effectively offset by this strategy.

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Security ownership of Certain

Beneficial Owners and Management

The following table sets forth the number of shares of our Common Stock beneficially owned as of October 16, 2013 by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock, (ii) each of our directors and named executive officers and (iii) all officers and directors as a group. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Common Stock that may be acquired by an individual or group within 60 days of October 16, 2013, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Percentage ownership calculations for beneficial ownership are based on 24,925,475 shares outstanding as of October 16, 2013. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: 411 West 14th Street, 2nd Floor, New York, NY 10014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Beneficially Owned (%) (2)

Jonathan Segal(3)	8,680,666	34.83%

Samuel Goldfinger(4)	625,201	2.51%

Michael Serruya(5)	295,750	1.19%

Gerald Deitchle(6)	12,000	*

Richard Perlman(7)	381,250	1.53%

Nicholas Giannuzzi(8)	555,019	2.23%

All executive officers and directors as a group (6 individuals)(3)(4)	10,549,886	42.33%

5% Stockholders:	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned (%)

Michael Rapp(9) 712 Fifth Avenue New York, New York 10019	1,563,198	6.27%

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_______________

* Represents less than 1% of the issued and outstanding shares.

(1)	All securities are beneficially owned directly by the persons listed on the table (except as otherwise indicated).

(2)	Outstanding beneficial ownership percentages assume (i) all TOG Warrants are exercised in full and (ii) no post-closing adjustments or indemnification are required which would reduce the amount of share consideration distributable to TOG Members from the Escrow Account.

(3)	Includes (i) 1,699,829 shares of Common Stock and 161,722 warrants held by RCI II, Ltd., of which Mr. Segal in the Managing Person and (ii) 157,040 shares of Common Stock held by Modern Hotels (Holdings) Limited, of which Mr. Segal in the Managing Person. Does not include options to purchase 1,022,104 shares of Common Stock which have not vested.

(4)	Includes 625,201 shares of Common Stock held by the Liquidating Trust, of which Mr. Goldfinger serves as Trustee. Mr. Goldfinger disclaims beneficial ownership of the securities owned by the Liquidating Trust. Does not include options to purchase 511,052 shares of Common Stock which have not vested.

(5)	Includes 185,625 shares of Common Stock held by MOS Holding Inc., an entity owned by Mr. Serruya and 83,125 shares of Common Stock held by his wife. Does not include 967,435 shares of our Common Stock held by Committed Capital Holdings LLC, a company in which Mr. Serruya owns a 3.4111% membership interest. These shares are not included in Mr. Serruya's ownership numbers because he does not have voting or investment control over such shares of Common Stock. Based on his membership interest in Committed Capital Holdings LLC, Mr. Serruya has a pecuniary interest in an additional 33,000 shares of our Common Stock owned by Committed Capital Holdings LLC.

(6)	Does not include 967,435 shares of our Common Stock held by Committed Capital Holdings LLC, a company in which Mr. Deitchle owns a 1.2404% membership interest. These shares are not included in Mr. Deitchle’s ownership numbers because he does not have voting or investment control over such shares of Common Stock. Based on his membership interest in Committed Capital Holdings LLC, Mr. Deitchle has a pecuniary interest in an additional 12,000 shares of our Common Stock owned by Committed Capital Holdings LLC.

(7)	Includes 337,500 shares held by P&P 2, LLC, a company in which Mr. Perlman is a co-managing member. As a co-managing member, Mr. Perlman jointly exercise voting and dispositive power over the 337,500 shares held by P&P 2, LLC. Except to the extent of his pecuniary interest, Mr. Perlman disclaims beneficial ownership over the Common Stock beneficially owned by P&P 2, LLC.

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(8)	Includes (i) 6,317 warrants held individually and (ii) 48,532 shares of Common Stock and 24,266 warrants held by Triple GGG, LLC, of which Mr. Giannuzzi serves as Managing Member.

(9)	Does not include 967,435 shares of our Common Stock held by Committed Capital Holdings LLC, a company in which Mr. Rapp owns a 9.2445% membership interest. These shares are not included in Mr. Rapp’s ownership numbers because he does not have voting or investment control over such shares of Common Stock. Based on his membership interest in Committed Capital Holdings LLC, Mr. Rapp has a pecuniary interest in an additional 89,435 shares of our Common Stock owned by Committed Capital Holdings LLC.

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MANAGEMENT AND DIRECTORS

On the Closing Date, there was a change in our board of directors and executive officers. Michael Rapp, who served as our Chairman and President, and Philip Wagenheim, who served as our Secretary and a director, resigned from all of their executive officer positions effective immediately, and after appointing Jonathan Segal and Nicholas Giannuzzi to serve as Class III and II members, respectively, of the board of directors, Michael Rapp, Phillip Wagenheim and Jason Eiswerth each tendered his resignation as a director, with the resignation of Mr. Eiswerth to be effective immediately and the resignations of Messrs. Rapp and Wagenheim to be effective on the tenth day following the filing of an Information Statement on Schedule 14F-1 with the SEC (the “14F Effective Date”). In addition, we expanded the size of the board of directors from three to five and appointed Messrs. Serruya and Perlman as Class I directors, whose term will expire at our first annual meeting of stockholders, Messrs. Giannuzzi and Deitchle as Class II directors, whose term will expire at our second annual meeting of stockholders, and Jonathan Segal as a Class III director, whose term will expire at our third annual meeting of stockholders. The appointments to the board of directors of each of Messrs. Deitchle, Perlman and Serruya are each effective on the 14F Effective Date, with Michael Serruya serving as non-executive Chairman. Our board of directors then appointed Jonathan Segal to serve as our Chief Executive Officer and Samuel Goldfinger to serve as our Chief Financial Officer and Secretary with all such appointments to be effective immediately.

The following table sets forth the name and positions of each of our directors and executive officers after the Merger.

Name	Age	Positions
Jonathan Segal	52	Chief Executive Officer, Director
Samuel Goldfinger	44	Chief Financial Officer, Secretary
Michael Serruya(1)	49	Non-Executive Chairman, Director
Gerald W. Deitchle(1)	62	Director
Richard E. Perlman(1)	67	Director
Nicholas Giannuzzi	46	Director
Michael Rapp(2)	46	Former Chairman and President, Director
Philip Wagenheim(2)	43	Former Secretary and Director
Jason Eiswerth	43	Former Director

(1)	Appointed as a member of our board of directors on October 16, 2013, effective as of the 14F Effective Date.

(2)	Resigned from our board of directors on October 16, 2013, effective as of the 14F Effective Date.

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Jonathan Segal – CEO, President and Director

Jonathan Segal, age 52, brings over 35 years of experience in developing and operating hotels, bars and hospitality projects to the Company. Mr. Segal has served as CEO of One Group since he co-founded it in 2004 in order to open ONE, a pioneering restaurant in the Meatpacking District of New York. Mr. Segal began his career in the hospitality industry at age 16 with his family’s company, currently known as Modern Hotels in Jersey, Channel Islands, U.K., the largest leisure company in the Channel Islands and a stockholder of The One Group. He eventually became the managing director of the group’s hotel division. Mr. Segal has overseen the development of upwards of 50 venues globally, including the 19 venues currently owned, operated or managed by One Group. In June 2013, Jonathan won an Ernst & Young Entrepreneur of the Year 2013 New York award and is a finalist for the national award in November 2013. Mr. Segal began serving as a Class III member of our board of directors beginning on the October 16, 2013.

•	Director Qualifications: We believe Mr. Segal’s qualifications to serve on the board of directors include his role as founder and Chief Executive Officer of One Group, his extensive knowledge and experience in the restaurant industry and his leadership, strategic guidance and operational vision.

Sam Goldfinger – CFO

Samuel Goldfinger, age 44, has served as Chief Financial Officer of One Group since April 2011, having previously served as a consultant to One Group from April 2010 to April 2011. Prior to joining the Company, from November 2009 to April 2011, Mr. Goldfinger was a co-founder and operating partner of Next Course Financial Group, LLC, a company which provides financial and business development services to development stage companies, primarily in the hospitality industry. From August 2007 until December 2008, Mr. Goldfinger was the chief financial officer and an operating partner of Fourth Wall Restaurants, LLC, a company that manages upscale restaurants located in New York City, including the original Smith & Wollensky, Maloney & Porcelli, Quality Meats, Park Avenue and The Post House. From 1997 to 2007, Mr. Goldfinger was the chief financial officer, secretary and treasurer of Smith & Wollensky Restaurant Group, Inc., a publicly traded company listed on NASDAQ until it was taken private in 2007, where he was responsible for overseeing the company’s finance, information technology, human resource, purchasing, project development and public company reporting functions. At its peak, the company operated 16 restaurants throughout the country, with system-wide sales in excess of $160 million. In 2007, Mr. Goldfinger managed the entire process for the sale of Smith & Wollensky Restaurant Group, Inc. to an outside investor group.  From 1990 to 1997, Sam was a practicing CPA working at the public accounting firm Goldstein Golub Kessler & Co. where he became a senior manager in the audit department with a focus on the hospitality industry. Mr. Goldfinger received his Bachelor of Science degree in accounting from the State University of New York – Binghamton in 1990.

Michael Serruya – Non-Executive Chairman and Director

Michael Serruya, age 49, will serve as Non-Executive Chairman and a Class I member of our board of directors upon the 14F Effective Date. Mr. Serruya is co-founder, past Chairman, President, Chief Executive Officer and director of CoolBrands. Mr. Serruya served as Co-President and Co-Chief Executive Officer of CoolBrands from 1994 to 2000, as Co-Chairman of CoolBrands in 2005, as President and Chief Executive Officer of CoolBrands from 2006 until its merger with Swisher Hygiene in November 2010. Mr. Serruya served as a director of CoolBrands since 1994 until the merger with Swisher Hygiene in November 2010. Mr. Serruya was also President, Chief Executive Officer and Chairman of CoolBrands’ predecessor, Yogen Früz World-Wide Inc. He is also director of Jamba, Inc. (parent company of Jamba Juice Company) and a director and member of the Audit Committee of Response Genetics, Inc. Mr. Serruya is currently Chairman and Co-Chief Executive Officer of Kahala Corp.

•	Director Qualifications: We believe Mr. Serruya’s qualifications to serve on the board of directors include his business experience, including a diversified background as an executive and in operational roles in both public and private companies, and as a board member of several public companies, gives him a breadth of knowledge and valuable understanding of our business.

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Gerald W. Deitchle – Director

Gerald (“Jerry”) W. Deitchle, age 62, will serve as a Class II member of our board of directors upon the 14F Effective Date. Mr. Deitchle has been a member of the board of directors of BJ’s Restaurants, Inc. since 2004 and has served as Chairman of the Board since June 2008. BJ’s Restaurants, Inc. is a publicly held company that as of September 2013, operates 139 casual dining restaurants in 15 states. He served as its President from February 2005 until December 2012 and as Chief Executive Officer from February 2005 until his retirement in February 2013. From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., a privately held company that owns, operates and franchises the Johnny Carino’s Italian restaurant concept. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly held operator of upscale casual dining restaurants, with his last position being corporate President. From 1984 to 1995, he was employed by the parent company of Long John Silver’s Restaurants, Inc., with his last position being Executive Vice President. Mr. Deitchle currently serves as a consultant to us and as a part-time advisor to privately held restaurant and retail businesses.

•	Director Qualifications: With over 30 years of executive and financial management experience with large, national restaurant and retail companies, both privately-held and publicly-held, we believe Mr. Deitchle has the experience necessary to help guide the development of our strategic positioning and expansion plans.

Richard E. Perlman – Director

Mr. Perlman, age 67, will serve as a Class I member of our board of directors upon the 14F Effective Date. Mr. Perlman has been Executive Chairman of the Board of ExamWorks, Inc. since August 12, 2010. Previously, Mr. Perlman served as Co-Chairman of the Board, Co-Chief Executive Officer and a director of ExamWorks from July 2008 to August 2010. Mr. Perlman is also the President of Compass Partners, L.L.C. (“Compass Partners”), a merchant banking and financial advisory firm he founded in 1995 that specializes in middle market companies and corporate restructuring. Mr. Perlman served as Chairman and Director of TurboChef Technologies, Inc., a commercial food equipment manufacturer, from October 2003 until January 2009, when TurboChef was acquired by The Middleby Corporation. Mr. Perlman was the Chairman of PracticeWorks, Inc., a dental software company, from March 2001 until its acquisition by The Eastman Kodak Company in October 2003. Mr. Perlman served as Chairman and Treasurer of AMICAS, Inc. (formerly VitalWorks Inc.), a software company specializing in healthcare practice management, from January 1998 and as a Director from March 1997 until the completion of the spin-off of PracticeWorks, Inc. in March 2001. Prior to this time, Mr. Perlman was involved in the acquisition and operation of several private companies in the home furnishings, automobile replacement parts and real estate industries where he was a principal and Chief Executive Officer. Mr. Perlman is on the Advisory Board of The Wharton School Entrepreneurship Program as well as the sponsor of The Perlman Grand Prize for the winner of The Annual Wharton School Business Plan Contest. Mr. Perlman is also a Trustee of the James Beard Foundation. Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from Columbia University Graduate School of Business.

•	Director Qualifications: We believe Mr. Perlman’s qualifications to serve on our Board include his expertise in business and corporate strategy, his prior experience serving in director and senior management roles at public companies, his knowledge regarding the Company and its industry and his experience as a merchant banker and financial advisor.

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Nicholas L. Giannuzzi – Director

Mr. Giannuzzi, age 46, will serve as a Class II member of our Board of Directors upon the 14F Effective Date. Since January 2011, Mr. Giannuzzi has served as Managing Partner of The Giannuzzi Group LLP, a premier boutique law firm specializing in the representation of fast-growing, independent companies in the hospitality, food and beverage industries.  Prior to forming The Giannuzzi Group, Mr. Giannuzzi was a partner at Donovan & Giannuzzi from 1996 through 2010 and an associate at Winthrop, Stimson, Putnam and Roberts from 1992 to 1996.  Mr. Giannuzzi received a B.A. from Harvard University in 1989 and a J.D from New York University School of Law in 1992.

Mr. Giannuzzi served as outside general counsel to Glaceau, the owner of the Vitaminwater and Smartwater brands from the formation of the company until the sale of the company in 2007 to Coca-Cola for over $4 billion.  He also served in the same capacity on behalf of Town Sports International, the parent company of New York Sports Clubs from 1997 to 2010, providing legal assistance and guidance to the company in connection with its growth from 6 health clubs to approximately 160.  More recently, Mr. Giannuzzi served as outside legal counsel and a board member of Nurture Inc., d/b/a Happy Family, a leading organic baby food company until June 2013 when he oversaw the sale of the company to Group Danone.  The Giannuzzi Group currently represents over 100 high-growth food and beverage companies located throughout the United States. Mr. Giannuzzi, on behalf of his clients, has recently completed sale and financing transactions with Pepsi, General Mills, Bacardi, Hain Celestial, Group Danone, and other multi-national strategic companies.

•	Director Qualifications: We believe Mr. Giannuzzi’s qualifications to serve on our Board include his a long-standing familiarity with our business and its strategic challenges, his prior experience serving in director roles at private companies, and his substantial and varied experience providing legal and strategic advisory services to complex organizations, including those in hospitality and consumer brands.

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Michael Rapp – Former Chairman, President and Director

Michael Rapp, age 46, has been the Company’s Chairman and President since its inception. On October 16, 2013, Mr. Rapp resigned from all offices he held with the Company. On the same date, Mr. Rapp submitted his resignation as a director of the Company, which will become effective on the 14F Effective Date. Mr. Rapp has over 23 years of experience in the financial industry and is the co-founder and chairman of Broadband Capital Management LLC (“BCM”) since 2000. BCM is a boutique investment bank and broker-dealer which has arranged financings, provided advisory services for, invested in, and has held interests in a diverse portfolio of high-growth companies. BCM has led numerous initial public offerings and private placements and has also specialized in providing its clients solutions with regard to accessing the capital markets through non-traditional methods such as SPACs and reverse mergers. From February 2009, Mr. Rapp has also served as a member of the board of directors of Omtool, Ltd. Prior to co-founding BCM in 2000, Mr. Rapp was a managing director and co-founder of Oscar Gruss & Son’s Private Client Group beginning in 1997. From 1994 through 1997, Mr. Rapp worked at PaineWebber serving as a senior vice president of investments. From 1990 to 1994, Mr. Rapp worked at Prudential Securities serving as a senior vice president of investments. Mr. Rapp received his Bachelor of Arts degree in psychology from the University of Michigan-Ann Arbor in 1989. Mr. Rapp’s given surname is Rapoport, however, he uses the alias “Rapp” because it is a short and convenient name to use for business purposes.

Philip Wagenheim – Former Secretary and Director

Philip Wagenheim, age 43, has been the Company’s Secretary and a Director since its inception. On October 16, 2013, Mr. Wagenheim resigned from all offices he held with the Company. On the same date, Mr. Wagenheim submitted his resignation as a director of the Company, which will become effective on the 14F Effective Date. Mr. Wagenheim has over 20 years of experience in the financial industry and is currently the vice chairman of BCM. Prior to co-founding BCM in 2000, Mr. Wagenheim was a managing director and co-founder of Oscar Gruss & Son’s Private Client Group beginning in 1997. From 1994 to 1997, Mr. Wagenheim worked at PaineWebber and from 1992 to 1994, Mr. Wagenheim worked at Prudential Securities. Mr. Wagenheim received his degree in Business Administration from the University of Miami in 1992.

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Jason Eiswerth – Former Director

Jason Eiswerth, age 43, has been a director of the Company since its inception. On October 16, 2013, Mr. Eiswerth resigned as a director and from all offices he held with the Company. Mr. Eiswerth is currently a Senior Managing Director at BCM. From June 2011, Mr. Eiswerth has also served as a member of the board of directors of Manx Energy, Inc. Prior to joining BCM, from 2002 from 2010, Mr. Eiswerth was Vice President of Business Development for The Markets.com and General Manager of MeritMark, a leading financial technology firm that was acquired by Capital IQ in 2010. From 2000 to 2002, Mr. Eiswerth was Managing Consultant at Sapient Corporation, where he was responsible for leading the incubation, business structuring, creation and launch of TheMarkets.com. Prior to this, Mr. Eiswerth worked at Lehman Brothers in fixed income trading and strategy from 1996 until 2000 and with Goldman Sachs in fixed income sales from 1993 until 1996. Mr. Eiswerth holds a BA from Lafayette College with a dual major in English Literature and Economics and Business.

Corporate Governance and Board Structure

Upon the 14F Effective Date, our board of directors will consist of five members.

In accordance with the amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the board of directors. Vacancies on the board of directors can be filled by resolution of the board of directors. Our principles of corporate governance give the board of directors the authority to choose whether the roles of Non-Executive Chairman of the board of directors and Chief Executive Officer are held by one person or two people. Our principles also give the board of directors the authority to change this policy if it deems it best for the Company at any time. Currently, two separate individuals serve in the positions of Chief Executive Officer and Non-Executive Chairman of the board of directors of the Company. We believe that our current leadership structure is optimal for the Company at this time.

Effective on the 14F Effective Date, our board of directors will have three independent members and two non-independent members, one of which serves as our Chief Executive Officer. We believe that the number of independent, experienced directors that make up our board of directors, along with the independent oversight of the board of directors by the Non-Executive Chairman, benefits our company and our shareholders. All of our independent directors have demonstrated leadership in other organizations and are familiar with board of director processes.

Messrs. Serruya and Perlman are the Class I directors and their terms will expire at the first annual meeting of stockholders of the Company. Messrs. Giannuzzi and Dietchle are the Class II directors and their terms will expire at the second annual meeting of stockholders of the Company. Mr. Segal is the Class III director and his term will expire at the third annual meeting of stockholders of the Company. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

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Board Involvement in Risk Oversight

Our management is principally responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The board of directors’ principal responsibility in this area is to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the Company to identify, assess and facilitate processes and practices to address material risk and to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The involvement of the board of directors in reviewing our business strategy is an integral aspect of the board of directors’ assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

While the full board of directors has overall responsibility for risk oversight, the board of directors may elect to delegate oversight responsibility related to certain risks committees, which in turn would then report on the matters discussed at the committee level to the full board of directors. For instance, an audit committee could focus on the material risks facing the Company, including operational, market, credit, liquidity and legal risks and a compensation committee could be charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management.

Director Independence

The Company has determined that of our directors as of the 14F Effective Date, Michael Serruya, Gerald W. Deitchle and Richard E. Perlman will be “independent” under the independence standards of The NASDAQ Stock Market, or NASDAQ, and applicable SEC rules.

Board of Directors’ Meetings

During the fiscal year ended December 31, 2012, our board of directors met four times.

Board Committees

We presently do not have audit, compensation or nominating committees, or committees performing similar functions. We anticipate that our board of directors will form such committees in the near future. The audit committee will be primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and system of internal controls. We envision that the compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing our corporate governance policies and procedures. Until these committees are established, these decisions will continue to be made by our board of directors. Although our board of directors has not established any minimum qualifications for director candidates, when considering potential director candidates, our board of directors considers the candidate’s character, judgment, skills and experience in the context of the needs of the Company and our board of directors.

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We do not have a charter governing the nominating process. Not all members of our board of directors are considered to be independent because they are also officers of the Company. There has not been any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board of director candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders, diversity, and personal integrity and judgment. Accordingly, we seek to attract and retain highly qualified directors.

In carrying out its responsibilities, our board of directors will consider candidates suggested by stockholders. If a stockholder wishes to formally place a candidate's name in nomination, however, such stockholder must do so in accordance with the provisions of the Company's Bylaws.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership of the Company’s securities with the SEC on Forms 3, 4 and 5. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of the forms received by it during the fiscal year ended December 31, 2012 and written representations that no other reports were required, the Company believes that no person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock failed to comply with all Section 16(a) filing requirements during such fiscal year.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics applying to all of our directors, officers and employees. The Code of Ethics is reasonably designed to deter wrongdoing and promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Ethics to appropriate persons identified in the Code of Ethics, and (v) accountability for adherence to the Code of Ethics. A form of the Code of Ethics was filed with our Form 10-KSB filed with the SEC on February 26, 2008.

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Compensation Discussion and Analysis

The policies of the Company with respect to the compensation of its executive officers following the Merger will initially be administered by our board of directors until such time as the Company creates a compensation committee which will then set forth the compensation of the Company’s executive officers. The compensation policies followed by the Company will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages. The Company believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. The employment agreements entered into by executive officers of One Group and the 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Plan”) reflect what One Group believes is a focus on performance- and equity-based compensation. Since the Company does not currently have a compensation committee, it has not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Overview of Compensation

The Company will seek to provide total compensation packages that are competitive in terms of potential value to its executives, and which are tailored to the unique characteristics and needs of the Company within its industry in order to create an executive compensation program that will adequately reward its executives for their roles in creating value for the Company’s stockholders. The Company intends that its compensation packages will be competitive with other similarly situated companies in its industry.

The compensation decisions regarding the Company’s executives will be based on its need to attract individuals with the skills necessary for it to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the Company’s expectations.

It is anticipated that the Company’s executives’ compensation will have three primary components — salary, cash incentive bonus and stock-based awards. The Company will view the three components of executive compensation as related but distinct. Although it is expected that the Company’s compensation committee will review total compensation, the Company does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The Company anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information deemed relevant and timely.

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In addition to the guidance provided by our board of directors or compensation committee, the Company may utilize the services of third parties from time to time in connection with the hiring and determining compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Upon its creation, the Company’s compensation committee will be charged with performing an annual review of the Company’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers at other companies.

Benchmarking of Cash and Equity Compensation

The Company believes it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the restaurant and hospitality services industry. The Company expects that the compensation committee will stay apprised of the cash and equity compensation practices of publicly held companies in the hospitality services industry through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to the Company, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of the Company post-merger business and objectives that may be unique to the Company, the Company generally believes that gathering this information will be an important part of its compensation-related decision-making process.

Compensation Components

Base Salary. Generally, the Company anticipates working with the compensation committee to set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. The Company will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated that base salaries will generally be reviewed annually, subject to the terms of any applicable employment agreements, and that the compensation committee and board of directors will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses. The Company intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board of directors, upon the recommendation of the compensation committee once such committee is established and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board of directors and compensation committee will determine the level of achievement for each corporate goal.

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The performance targets used to determine the executive officers’ cash bonuses under the will be set by the board of directors.

The Company will structure cash incentive bonus compensation so that it is taxable to its employees at the time it becomes available to them. At this time, it is not anticipated that any executive officer’s annual compensation, other than amounts paid under the Company’s 2013 Plan and qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code, will exceed $1 million (other than that which might be payable to Jonathan Segal under certain circumstances), and therefore the Company does not anticipate that any of the compensation paid by it to its executive officers will be nondeductible under Section 162(m) of the Internal Revenue Code.

Equity Awards. The Company also will use stock options and other stock-based awards to reward long-term performance. It believes that providing a meaningful portion of its executives’ total compensation package in stock options and other stock-based awards will align the incentives of its executives with the interests of the Company’s stockholders and with the Company’s long-term success. The compensation committee and board of directors will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to the Company’s executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Equity awards will be granted through the Company’s 2013 Plan, which was adopted by our board of directors and will be submitted to the stockholders of the Company at its next annual meeting of stockholders. All of the Company’s employees will be eligible to participate in the 2013 Plan. The material terms of the 2013 Plan are further described in the section of this Current Report entitled “2013 Employee, Director and Consultant Equity Incentive Plan.” Upon consummation of the Merger, an aggregate of 1,533,156 stock options have been made under the 2013 Plan. It is anticipated that all options granted under the plan in the future will have an exercise price at least equal to the fair market value (and in some circumstances at least 110% of fair market value) of the Company’s common stock on the date of grant.

The Company will account for any equity compensation expense under the rules of Accounting Standards Codification 718, which requires a company to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also will require the Company to record cash compensation as an expense at the time the obligation is accrued.

Severance Benefit. The Company currently has no severance benefits plan. The Company may consider the adoption of a severance plan for executive officers and other employees in the future. The employment agreements entered into by the persons who will initially serve as executive officers of the Company following consummation of the Merger provide for certain rights and obligations in the event of the termination of employment as more fully described in the section below entitled “Employment Agreements with Executive Officers.”

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Other Compensation. The Company expects it will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and will not discriminate in favor of executive officers. The Company may extend other perquisites to its executives that are not available to its employees generally.

The Company, working with the compensation committee, anticipates setting director and consultant compensation at a level comparable with those directors and consultants with similar positions at comparable companies. It is currently anticipated that such compensation will be based on cash and/or equity compensation under the Company’s 2013 Plan.

Compensation Committee Interlocks

Prior to consummation of the Merger, the Company has not paid any compensation to our officers in the past and we do not currently have a compensation committee or a committee performing similar functions. All compensation matters have been and will in the near term be determined by our board of directors. We plan to create a compensation committee in the near future and, at that time, adopt a charter for such committee. Prior to the consummation of the Merger, the compensation policies of One Group were controlled by Jonathan Segal, as managing member. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by us to our named executive officers.

Summary Compensation Table

		Salary ($)				Stock Awards				Total ($)
Name	Principal Position	2012	2011	2010		2012		2011	2010	2012	2011	2010
Jonathan Segal (1)	CEO	$450,000	$300,000	$299,704		0		0	0	$450,000	$300,000	$299,704
Samuel Goldfinger (1)	CFO	$293,460	$275,000	$32,500	(2)	*	(3)	0	0	$293,459	$275,000	$32,500	(3)
Michael Rapp (4)	Former Chairman and President	--	--	--		--		--	--	--	--	--
*Transaction Units

(1) Appointed as of the Closing Date.  Compensation information reflects compensation paid by One Group.

(2) Mr. Goldfinger joined One Group as CFO in April 2011. In 2010 he was a consultant to One Group through an entity 50% owned by him.

(3) The Company’s Transaction Units were only exercisable upon a qualifying transaction, as defined in One Group’s Management Incentive Plan. In the event of a qualifying transaction, plan participants would have exchanged each Transaction Unit then held for one membership unit of the One Group and thereafter receive the same form of transaction consideration as members of One Group. The Transaction Units have been cancelled and no amounts were or will become payable under such Transaction Units.

(4) Resigned as of the Closing Date.

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Employment Agreements with Executive Officers

Chief Executive Officer

Jonathan Segal currently serves as our Chief Executive Officer pursuant to an employment agreement dated October 16, 2013. The agreement provides for a term of four (4) years with the term automatically extending for additional one year periods unless either party provides ninety (90) days written notice prior to the commencement of the renewal term. Mr. Segal will initially receive an annual base salary of $450,000, which shall increase to $575,000 on January 1, 2015 assuming no changes in Mr. Segal’s role and responsibilities and subject to review by the board of directors, or the Compensation Committee of the board of directors, and thereafter he shall receive such increases (but no decreases) in his base salary as the board of directors or Compensation Committee of the board of directors may approve in its sole discretion from time to time, but not less than annually. In addition, Mr. Segal is eligible to receive a bonus for each calendar year during the term of the agreement in an amount targeted at seventy five percent (75%) of Mr. Segal’s then-effective annual base salary, based in part upon achievement of individual and corporate performance objectives as determined by the board of directors. Mr. Segal shall be eligible to receive a bonus in excess of the targeted bonus if Company performance exceeds 100% of the targeted goals, and a bonus below the target amount shall be payable if actual performance at least equals a minimum threshold, each as approved by the board of directors in consultation with Mr. Segal at the time the annual performance goals are established. Whether Mr. Segal receives a bonus and the amount of any such bonus, will be determined by the board of directors in its sole and absolute discretion, except that any portion of the bonus that the board of directors determines to be based on the targeted goals will be considered non-discretionary and payable based on achievement of such goals. On the Effective Date of the Merger, Mr. Segal was granted stock options to purchase 1,022,104 shares of Common Stock at an exercise price of $5.00 per share, such amount being the fair market value at the time of grant. Of this amount, Options to purchase 228,088 shares shall be subject to pro rata forfeiture to the extent that the Company’s publicly traded warrants (the “Warrants”) are not exercised in full upon the expiration of the Warrants; provided, however, that to the extent that such Options have been exercised prior to the expiration of the Warrants, a commensurate number of shares shall be forfeited. The options are subject to and governed by the terms of the 2103 Plan and a stock option agreement, which stock option agreement provides that (i) 50% of the options shall vest ratably over the first 5 anniversaries of the effective date of the employment agreement (the “Time-Based Options”) and (ii) 50% of the Options shall vest upon the achievement of certain targeted annual milestones (“Milestones”) determined by the board of directors upon the issuance of the options (“Milestones Options”); provided, however, that to the extent 100% of the Milestones are not achieved, then a portion of the Milestones Options shall nevertheless vest if a minimum threshold of the Milestones are achieved, as approved by the Board. In the event that the Company elects from time to time during the term of employment to award to all of its senior management and executives options to purchase shares of the Company’s stock pursuant to any stock option plan or similar program, Mr. Segal is entitled to participate in any such stock option plan or similar program on a basis consistent with the participation of other senior management and executives of the Company. Mr. Segal will also be provided with a car and driver allowance under his agreement.

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Chief Financial Officer

Samuel Goldfinger currently serves as our Chief Financial Officer pursuant to an employment agreement dated October 16, 2013. The agreement provides for a term of two (2) years with the term automatically extending for additional one year periods unless either party provides ninety (90) days written notice prior to the commencement of the renewal term. Mr. Goldfinger receives an initial annual base salary of $300,000 which will be increased to $350,000 effective January 1, 2015 assuming no changes in Mr. Goldfinger’s role and responsibilities and subject to review by the board of directors, or the Compensation Committee of the board of directors, and may be increased (but not decreased) as the board of directors or Compensation Committee of the board of directors may approve in its sole discretion from time to time, but not less than annually. In addition, Mr. Goldfinger is eligible to receive an annual bonus in an amount targeted at fifty percent (50%) of Mr. Goldfinger’s then-effective annual base salary, based in part upon achievement of individual and corporate performance objectives as determined by the board of directors . Mr. Goldfinger shall be eligible to receive a bonus in excess of the targeted bonus if Company performance exceeds 100% of the targeted goals, and a bonus below the target amount shall be payable if actual performance at least equals a minimum threshold, each as approved by the board of directors in consultation with Mr. Goldfinger at the time the annual performance goals are established. Whether Mr. Goldfinger receives a bonus and the amount of any such bonus, will be determined by the board of directors in its sole and absolute discretion, except that any portion of the bonus that the board of directors determines to be based on the targeted goals will be considered non-discretionary and payable based on achievement of such goals. In addition, Mr. Goldfinger is entitled to receive a one-time deal bonus in the amount of $50,000 in cash in the form of a lump sum within seven days following the Effective Date of the Merger. On the Effective Date of the Merger, Mr. Goldfinger was granted stock options to purchase 511,052 shares of Common Stock at an exercise price of $5.00 per share, such amount being the fair market value at the time of grant. Of this amount, Options to purchase 114,044 shares shall be subject to pro rata forfeiture to the extent that the Company’s publicly traded warrants (the “Warrants”) are not exercised in full upon the expiration of the Warrants; provided, however, that to the extent that such Options have been exercised prior to the expiration of the Warrants, a commensurate number of shares shall be forfeited. The options are subject to and governed by the terms of the 2103 Plan and a stock option agreement, which stock option agreement provides that (i) 50% of the options shall vest ratably over the first 5 anniversaries of the effective date of the employment agreement (the “Time-Based Options”) and (ii) 50% of the Options shall vest upon the achievement of certain targeted annual milestones (“Milestones”) determined by the board of directors (“Milestones Options”); provided, however, that to the extent 100% of the Milestones are not achieved, then a portion of the Milestones Options shall nevertheless vest if a minimum threshold of the Milestones are achieved, as approved by the Board. In the event that the Company elects from time to time during the term of employment to award to all of its senior management and executives options to purchase shares of the Company’s stock pursuant to any stock option plan or similar program, Mr. Goldfinger is entitled to participate in any such stock option plan or similar program on a basis consistent with the participation of other senior management and executives of the Company.

Under the employment agreements, Mr. Segal is prohibited for the longer of (i) the 4-year anniversary of the Effective Date of the Merger, and (ii) the 2-year anniversary of the date his employment terminates for any reason and Mr. Goldfinger is prohibited for 12 months after termination for any reason from (a) engaging in any Competing Business within any geographic area where the Company or its subsidiaries conducts, or plans to conduct, business at the time of his termination, (b) persuading or attempting to persuade any Customer, Prospective Customer or Supplier to cease doing business with an Interested Party or reduce the amount of business it does with an Interested Party, (c) persuading or attempting to persuade any Service Provider to cease providing services to an Interested Party, and (d) soliciting for hire or hiring for himself or for any third party any Service Provider unless such person’s employment was terminated by the Company or any of its affiliates or such person responded to a “blind advertisement”. All capitalized terms in this paragraph shall have the respective meanings as defined in the agreement.

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Each employment agreement terminates upon the earliest to occur of: (i) the death of the employee; (ii) a termination by the Company by reason of the disability of the employee; (iii) a termination by the Company with or without cause; (iv) a termination by the employee with or without good reason; (v) a termination of the agreement by reasons of a change of control of the Company; and (vi) expiration of the agreement.

Set forth below is a description of the potential payments we will need to make upon termination of Messrs. Segal’s or Goldfinger’s employment.

Termination by us for Cause or by Executive Without Good Reason

If the executive’s employment is terminated by the Company for cause (as defined in the agreement), or by the executive without good reason (as defined in the agreement), we must pay him any earned but unpaid salary, any unpaid portion of the bonus from the prior year, any accrued vacation time, any vested benefits he may have under any employee benefit plan and any unpaid expense reimbursement accrued through the date of termination (the “Accrued Obligations”).

Termination by us for Without Cause or by Executive for Good Reason

If the executive’s employment is terminated (i) by us without cause or (ii) by the executive for good reason (as defined in the agreement), then we must pay the executive (1) the Accrued Obligations earned through the date of termination, (2) an amount of his base salary equal to (i) his current base salary in the case of Mr. Segal over a 24 month period or (ii) his current base salary in the case of Mr. Goldfinger over a 12 month period, such payments to be made in accordance with Company’s normal payroll practices, less all customary and required taxes and employment-related deductions, (3) a pro rata portion of the Bonus for the year in which the termination occurs, based on year-to-date performance as determined by the board of directors in good faith, payable when other senior executives receive their annual bonuses for such year, and in no event later than March 15 of the year following the year in which the termination occurs (to the extent milestones for such Bonus have not yet been agreed upon as of the termination, reference will be made to the milestones established for the prior year); and (4) an amount equal to the “COBRA” premium for as long as the executive and, if applicable, the executive’s dependents are eligible for COBRA, subject to a maximum of 18 months in the case of Mr. Segal and 12 months in the case of Mr. Goldfinger. Payments under item (2) – (4) above are sometimes referred to in this section as “Severance.” All unvested Time-Based Options held by the executive will immediately vest in full and remain exercisable for a one-year period following termination. All unvested Milestones Options shall be automatically forfeited. The Severance and acceleration of any unvested Time-Based Options is expressly conditioned on the executive’s executing and delivering to the Company of a mutual release of claims.

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In the agreement, the term “cause” is defined generally as follows: (i) commits a material breach of any material term of this Agreement or any material Company policy or procedure of which the executive had prior knowledge; provided that if such breach is curable in not longer than 45 days (as determined by the board of directors in its reasonable discretion), the Company shall not have the right to terminate the executive’s employment for cause pursuant hereto unless the executive, having received written notice of the breach from Company specifically citing this breach), fails to cure the breach within a reasonable time; (ii) is convicted of, or pleads guilty or nolo contendere to, a felony (other than a traffic-related felony) or any other crime involving dishonesty or moral turpitude; (iii) willfully engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iv) engages in fraud, misappropriation, dishonesty (or in the case of Mr. Goldfinger, “material dishonesty”) or embezzlement in connection with the business, operations or affairs of Company (including without limitation any business done with clients or vendors); or (v) fails to cure, within 45 days after receiving written notice from Company specifically citing the breach, any material injury to the economic or ethical welfare of Company caused by executive’s gross malfeasance, misfeasance, repeated misconduct or repeated inattention to the executive’s duties and responsibilities under this Agreement provided that, in the case of Mr. Segal only, his cessation of employment shall not be deemed to be for “Cause” unless and until there shall have been delivered to the executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the board of directors (not including the executive) at an in person meeting of the board of directors called and held for such purpose (after reasonable notice is provided to the executive and the executive is given an opportunity, together with counsel, to be heard before the board of directors), finding that, in the opinion of the board of directors, acting in good faith, a reasonable factual basis exists for the conclusion that executive is guilty of the conduct described in the agreement as “Cause” and specifying the particulars thereof in detail.

In the agreement, the term “good reason” is defined generally as: (i) a significant adverse and non-temporary change, diminution or reduction, for any reason, in the executive’s current authority, title, reporting relationship or duties, excluding for this purpose any action not taken in bad faith and that is remedied by the Company not more than thirty (30) days after receipt of written notice thereof given by executive; (ii) in the case of Mr. Segal only, his removal from the position of Chief Executive Officer of the Company or his removal from or failure to be elected to membership on the board of directors; (iii) a reduction in executive’s base salary; (iv) in the case of Mr. Goldfinger only, a material reduction in employee welfare and retirement benefits applicable to the executive, other than any reduction in employee welfare and retirement benefits generally applicable to Company employees or as equally applied to executives in connection with an extraordinary decline in the Company’s fortunes; (v) a reduction in the indemnification protection provided to the executive in the agreement or within the Company’s organizational documents; (vi) the board of directors continuing, after reasonable notice from executive, to direct executive either: (I) to take any action that in the executive’s good-faith, considered and informed judgment violates any applicable legal or regulatory requirement, or (II) to refrain from taking any action that in the executive’s good-faith, considered and information judgment is mandated by any applicable legal or regulatory requirement; (vii) the board of directors requiring the executive to relocate outside of the New York City metropolitan area (exclusive of incidental travel for or on behalf of the Company); or (viii) a material breach by the Company of the Agreement. If circumstances arise giving the executive the right to terminate this Agreement for “Good Reason”, the executive must within 90 days notify the Company in writing of the existence of such circumstances, and the Company has 45 days from receipt of such notice within which to investigate and remedy the circumstances, after which 45 days the executive has an additional 45 days within which to exercise the right to terminate for “Good Reason.” If the executive does not timely do so the right to terminate for “Good Reason” lapses and is deemed waived, and the executive will not thereafter have the right to terminate for “Good Reason” unless further circumstances occur giving rise independently to a right to terminate for “Good Reason.”

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Termination due to Death or Disability

If the executive’s employment is terminated as a result of his death or disability we must pay him or his estate, as applicable, (1) the Accrued Obligations earned through the date of termination and (2) a portion of the Bonus that the executive would have been eligible to receive for days employed by the Company in the year in which the executive’s death or disability occurs, determined by multiplying (x) the bonus based on the actual level of achievement of the applicable performance goals for such year, by (y) a fraction, the numerator of which is the number of days up to and including the date of termination, and the denominator of which is 365, such amount to be paid in the same time and the same form as the bonus otherwise would be paid. In the event of the death or disability of the executive, vested options held by the executive may be exercised by him or his survivors, as applicable, to the extent exercisable at the time of death for a period of one year from the time of death or disability.

For purposes of the Agreement, “disability” shall mean the absence of the executive from the executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the executive or the executive’s legal representative.

Termination upon a Change of Control

Notwithstanding anything contained in the agreement to the contrary, in the event the executive’s employment is terminated within twelve (12) months following a Change in Control (as defined below) by the Company without Cause or by the executive (with or without Good Reason), then (1) notwithstanding the vesting and exercisability schedule in any stock option agreement between the Company and the executive, all unvested stock options granted by the Company to the executive pursuant to such agreement shall immediately vest and become exercisable and shall remain exercisable for not less than 360 days thereafter; and (2) the executive shall be entitled to receive the Severance; provided, however, that in lieu of receiving the severance payments of base salary provided for in the agreement, (i) in the case of Mr. Segal, he shall be entitled to receive, within thirty (30) days from termination of employment, a lump sum amount equal to $100 less than three times the executive’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code of 1986), and (ii) in the case of Mr. Goldfinger, he shall be entitled to receive, within thirty (30) days from termination of employment, a lump sum amount equal to eighteen (18) months of his then-effective base salary and, provided that Mr. Goldfinger has not secured alternate employment by the eighteen (18) month anniversary of his termination of employment, an additional lump sum amount equal to six (6) months of his base salary in effect on the date of termination of employment, paid on the nineteen (19) month anniversary of the date of termination of employment; provided, further, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the executive under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the executive of an excess parachute payment. The determination of the amount of the payment described in this subsection shall be made by the Company’s independent auditors at the sole expense of the Company. For purposes of clarification the value of any options described above will be determined by the Company’s independent auditors using a Black-Scholes valuation methodology.

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For purposes of the Agreement, a “Change in Control” shall be deemed to occur (i) when any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the executive, the Company or any subsidiary or any affiliate of the Company (determined as of the date of this Agreement) or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act) of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding securities; or (ii) when, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the board of directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that (x) the mere addition of independent directors solely to satisfy listing criteria of NASDAQ or a registered stock exchange shall not be deemed a Change in Control and (y) a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such twenty-four (24) month period) or through the operation of this proviso; or (iii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise.

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The foregoing descriptions of Messrs. Segal’s and Goldfinger’s employment agreements do not purport to be complete and are qualified in their entirety by reference to the complete text of such employment agreements, which are filed as Exhibits 10.32 and 10.33 hereto, and incorporated herein by reference.

Management Incentive Plan

One Group created a Management Incentive Plan (the "Plan"), effective in 2012, whereby One Group was authorized to issue up to 117,729 transaction units to employees. The transaction units were subject to continued employment, were only exercisable upon a qualifying change in control transaction and would entitle the holder to participate in the consideration received in such a transaction. As of December 31, 2012, 39,065 transaction units were issued. As of the effective date of the Merger, no qualifying change in control transaction had occurred and no obligations to the holders accrued. As of the Effective Date of the Merger, the Plan was terminated and no transaction units are issued or outstanding.

2013 Employee, Director and Consultant Equity Incentive Plan

In October 2013, our board of directors approved the 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Plan”). Unless sooner terminated by our board of directors or our stockholders, the 2013 Plan will expire 10 years from the earlier of the date of its adoption by the board of directors and the date of its approval by the stockholders of the Company. Under our 2013 Plan, we may grant incentive stock options, non-qualified stock options, restricted stock grants and other stock based awards to employees, consultants and directors who, in the opinion of the board of directors, are in a position to make a significant contribution our long-term success. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests, and to closely link compensation with Company performance. The 2013 Plan provides an essential component of the total compensation package, reflecting the importance that we place on aligning the interests of key individuals with those of our stockholders. All employees, directors and consultants of the Company and its affiliates are eligible to participate in the 2013 Plan.

The maximum number of shares of our Common Stock that may be delivered in satisfaction of awards under the 2013 Plan is 4,773,922 shares and our target is to have approximately 15% of the fully diluted shares of the Company’s Common Stock available for issuance under the 2013 Plan. This number is subject to adjustment in the event of a stock split, stock dividend, combination, recapitalization or other change in our capitalization.

Shares of our common stock to be issued under the 2013 Plan may be authorized but unissued shares of our common stock or previously issued shares acquired by us. Any shares of our common stock underlying awards that otherwise expire, terminate, or are forfeited prior to the issuance of stock will again be available for issuance under the 2013 Plan.

Stock Options. Stock options granted under the 2013 Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive stock options may be granted to employees of the Company and its affiliates. Non-qualified options may be granted to employees, directors and consultants of the Company and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of our capital stock, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant and the term of the option may not be longer than five years.

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Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than Cause, except in the case of death or total and permanent disability in which such options may be exercised for 12 months after termination of service.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited.

During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote and receive dividends on the restricted shares; but he or she may not sell the shares until the restrictions are lifted.

Other Stock-Based Awards. The 2013 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights, phantom stock awards, and stock unit awards.

Plan Administration. The 2013 Plan will be administered by our board of directors of Directors until it has delegated power to act on its behalf to a committee. Our board of directors, or committee once established, will have full power and authority to determine the terms of awards granted pursuant to this plan, including:

•	which employees, directors and consultants shall be granted options and other awards;

•	the number of shares subject to each award;

•	the vesting provisions of each award;

•	the termination or cancellation provisions applicable to awards; and

•	all other terms and conditions upon which each award may be granted in accordance with the 2013 Plan.

In addition, the administrator may, in its discretion, amend any term or condition of an outstanding award, provided (i) such term or condition as amended is permitted by the 2013 Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant; and provided, further, that without the prior approval of our stockholders, stock awards will not be repriced, replaced or regranted through cancellation or by lowering the exercise price of a previously granted award.

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Stock Dividends and Stock Splits. If our common stock shall be subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of our common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

Corporate Transactions. Upon a merger or other reorganization event, our board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to our 2013 Plan, as to some or all outstanding awards:

•	provide that all outstanding options shall be assumed or substituted by the successor corporation;
•	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;
•	in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;
•	provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event.

Amendment and Termination. The 2013 Plan may be amended by our stockholders. It may also be amended by our board of directors, provided that stockholder approval will be required for any amendment to the 2013 Plan to the extent such approval is required by law, including the Internal Revenue Code of 1986, as amended, or applicable stock exchange requirements. Any amendment approved by the board of directors which the board of directors determines is of a scope that requires stockholder approval shall be subject to obtaining such stockholder approval. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. In addition, if any stock market on which the Company’s common stock is traded amends its corporate governance rules so that such rules no longer require stockholder approval of “material amendments” of equity compensation plans, then, from and after the effective date of such an amendment to such rules, no amendment of the 2013 Plan which (i) materially increases the number of shares to be issued under the 2013 Plan (other than to reflect a reorganization, stock split, merger, spin off or similar transaction); (ii) materially increases the benefits to Participants, including any material change to: (a) permit a repricing (or decrease in exercise price) of outstanding options, (b) reduce the price at which awards may be offered, or (c) extend the duration of the Plan; (iii) materially expands the class of participants eligible to participate in the 2013 Plan; or (iv) expands the types of awards provided under the 2013 Plan shall become effective unless stockholder approval is obtained.

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Grants of Plan-Based Awards

The following tables present information with respect to equity and non-equity incentive compensation granted in the fiscal year ended December 31, 2012 to the executive officers of One Group.

Name	Grant Date	All other stock awards: Number of Shares of Stock or Units (#)	Exercise of Base Price	Grant Date Fair Value of Stock and Option Award

Samuel Goldfinger	3/01/12	11,772	(1)	(1)

(1)	In accordance with the accounting guidance for share-based compensation, the transaction units were not considered probable of occurrence on the grant date since a qualifying transaction was not probable at the time of grant. As such, there was no associated fair value on the grant date. The transaction units were cancelled as of the Effective Date of the Merger.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as to transaction units held by each of the named executive officers of One Group at December 31, 2012. At the effective date of the Merger, all of the following awards were terminated.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jonathan Segal	0	0	--	--	--	--	--	--
Samuel Goldfinger	0	0	--	--	--	--	--	11,722	(1)	--	(1)

(1)	In accordance with the accounting guidance for share-based compensation, the transaction units were not considered probable of occurrence on the grant date since a qualifying transaction was not probable at the time of grant. As such, there was no associated fair value on the grant date. The transaction units were cancelled as of the Effective Date of the Merger.

At the end of the last fiscal year, One Group had outstanding 39,065 fully-vested transaction units. Prior to the effectiveness of the Merger all transaction units were cancelled. One Group has not granted plan-based awards to any of its executive officers in fiscal 2013.

There are no unexercised options, stock that has not vested, or equity incentive plan awards for the named executive officers of the Company as of December 31, 2012. Upon consummation of the Merger, the Company adopted the 2013 Plan and stock options to purchase an aggregate of 1,602,872 shares of our Common Stock were granted to the named executive officers as described above.

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Compensation of Directors

To date, none of our directors has received any compensation of any nature on account of services rendered in such capacity. Upon the Closing of the Merger, our non-employee directors will receive sign-on bonuses in the form of grants of restricted stock valued at $50,000 on such date ($60,000 in the case of Mr. Deitchle and $135,000 in the case of Mr. Serruya). Each non-employee director will be paid a directors fee of $10,000 for the fiscal quarter ending December 31, 2013 and will be paid a directors fee of $40,000 per annum, payable quarterly for the fiscal years ending December 31, 2014. For the fiscal year ending December 31, 2015, such annual payment will increase to $80,000 per annum, payable half in cash and half in options or restricted stock. The exercise price of options or restricted stock will equal or exceed the fair market value of the Common Stock on the date of grant and shall vest in full on such date. The Company will reimburse all directors for reasonable expenses incurred traveling to and from board of directors meetings. The Company does not pay employee directors any compensation for services as a director. Non-employee board members who serve as chairman of committees will earn an additional $10,000 per annum for such services. The compensation for directors was approved by the Company’s pre-merger board of directors.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no federal or state judicial or administrative orders, judgments or decrees or findings, no violations of any federal or state securities law, and no violations of any federal commodities law material to the evaluation of the ability and integrity of any director (existing or proposed) or executive officer (existing or proposed) of the Company during the past ten (10) years.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Segal is the Chairman, Chief Executive Officer and a principal stockholder of the Company. As of October 16, 2013, Mr. Segal beneficially owned approximately 35% of our issued and outstanding Common Stock.

Related Party Indebtedness

Mr. Segal is the Managing Person of RCI II, Ltd., which is a stockholder of the Company. Between June 24, 2007 and April 14, 2013, RCI II, Ltd. made advances to the Company aggregating approximately $7,364,000, at interest rates varying from 6% to 12%.  On February 27, 2009, we satisfied $1,000,000.00 principal amount of the indebtedness due RCI II, Ltd. by issuing to it 40,000 membership units and warrants to purchase 20,000 membership units (329,554 shares of Common Stock and a warrant to purchase 161,772 shares of Common Stock post-merger) of the Company.  As of September 30, 2013, the aggregate principal amount outstanding was $4,574,777.06 and accrued interest was $1,394,891.13.

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Mr. Segal is the Managing Person of Talia, Ltd. On October 1, 2009, we issued a 20% secured promissory note to Talia, Ltd., with interest being payable quarterly.  This note is secured by our equity interests in JEC II, LLC, One Marks, LLC, Little West 12th, LLC and One-LA, L.P.  To date, no payments of principal or interest have been made, and as of July 31, 2013, the aggregate principal amount outstanding under this note was $300,000.00 and accrued interest was $120,164.00.

On January 27, 2010, we issued a 12% demand promissory note to Mr. Segal in the principal amount of $500,000.00.  The note was payable on November 1, 2011, with one-half of the interest being payable in quarterly installments of $7,500.00 and the balance due and payable upon maturity. On December 31, 2012, the note was forgiven by Mr. Segal in exchange for a membership interest we held in 408 W 15 Members LLC, which was originally issued to us in exchange for a capital contribution of $500,000.00 to 408 W 15 Members LLC. 408 W 15 Members LLC is in the process of opening a restaurant/lounge at 408 West 15th St. in New York City, which it will manage and operate (the “408 Venture”). The 408 Venture is not a direct competitor to our STK Restaurants or any of our other brands. On January 28, 2013, Mr. Segal advanced the Company an additional $500,000.00 pursuant to a 12% demand promissory note.

On December 9, 2011 one of our subsidiaries, T.O.G. (UK) Limited, entered into two loan agreements with entities that are controlled by Mr. Segal for funds up to £230,000 and £300,000. The loans are due on demand and are accruing interest at 8%. As of September 30, 2013, the aggregate principal amount outstanding was $896,000 and accrued interest was approximately $108,000. These loans, along with accrued interest, will be repaid in conjunction with the Merger.

On October 20, 2011, we, and our subsidiaries One 29 Park Management, LLC, STK - Las Vegas, LLC and STK Atlanta, LLC, entered into a credit agreement with Herald National Bank (now BankUnited, N.A.) for a revolving credit line of up to $3,000,000.00.  We pledged collateral securing our and the other borrowers’ obligations to Herald National Bank (now BankUnited, N.A.) under the loan agreement, including the pledge of our equity interests in the other borrowers.  Interest on amounts borrowed under the agreement accrues and is payable on a monthly basis at an annual rate equal to the greater of (i) the prime rate plus 1.75% or (ii) 5.0% and is payable monthly in arrears.  Principal is repayable in nine consecutive monthly payments beginning on the first day of the fourth month following the date of each advance under the credit agreement.  In connection with our entering into the credit agreement, Mr. Segal, RCI II, Ltd. and Talia, Ltd each entered into subordination agreements with Herald National Bank (now BankUnited, N.A.).  In addition, Mr. Segal personally guaranteed this loan from Herald National Bank (now BankUnited, N.A.), and in exchange, we agreed to pay him a 3% annual “guaranty fee.” On January 24, 2013, the parties entered into Amendment No. 1 to the Credit Agreement, which extended the commitment period under the agreement until April 30, 2015 and the final maturity date until April 30, 2105, increased the commitment under the agreement to $5,000,000.00, and added additional subsidiaries as borrowers.  As of September 30, 2013, the amounts borrowed by us that were outstanding under this line of credit were $4,905,555.

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We repaid the indebtedness to Jonathan Segal and his related entities in full at the closing of the Merger.

Lease Guarantees

Mr. Segal is a limited personal guarantor of the leases for the STK Miami premises with respect to certain covenants under the lease relating to construction of the new premises and helping the landlord obtain a new liquor license for the premises in the event of termination of the lease. Mr. Segal is a limited personal guarantor of the leases for the Bagatelle New York premises with respect to JEC II, LLC’s payment and performance under the lease.  Mr. Segal is also a surety to an equipment lease executed by the Company for the benefit of BBCLV, LLC, which owns and operated the recently closed Bagatelle Las Vegas. We are negotiating to have Mr. Segal removed as a guarantor on these obligations, and to substitute the Company as guarantor.

In addition, One Group is a guarantor to the leases of the following restaurant premises: STK Midtown, STKout Midtown, STK Atlanta, STK DC, Xi Shi Las Vegas, and Bagatelle Las Vegas.  The aggregate obligations under these leases at July 31, 2013 is approximately $46 million.

Acquisition of JEC II, LLC Interests

Mr. Segal is the Managing Director of Modern Hotels (Holdings) Limited, which is a stockholder of the Company.  On January 1, 2012, we entered into a transfer agreement with Modern Hotels (Holdings) Limited, pursuant to which we acquired all of Modern Hotels (Holdings) Limited’s equity interest (54.14%) in JEC II, LLC in exchange for an aggregate of 19,415 member units (157,040 shares of Common Stock post-merger) of the Company.  On the same date we also entered into a transfer agreement with Celeste Fierro, our Senior Vice President of Operations, pursuant to which we acquired all of Ms. Fierro’s equity interest (15.14%) in JEC II, LLC in exchange for an aggregate 5,429 member units (43,912 shares of Common Stock post-merger) of the Company.

Personal Interests in Subsidiaries

Mr. Segal currently owns 85% of Hip Hospitality LLC, which owns 50% of Bagatelle America, LLC (“Bagatelle America”).  Bagatelle America is the Manager of our Bagatelle La Cienega, LLC and Bagatelle Little West 12th LLC subsidiaries, which own and operate our Bagatelle – LA and Bagatelle – NY restaurants, respectively.  As Manager, Bagatelle America receives an annual management fee of 5% of the Adjusted Gross Revenue (as defined in the management agreements with each subsidiary).  Bagatelle America is also the holder of the trademark for “Bagatelle”, which it licenses royalty free to Bagatelle La Cienega, LLC and Bagatelle Little West 12th LLC. In 2012, the Company advanced funds to Hip Hospitality LLC. In addition, as of September 30, 2013 there was approximately $286,000 owed to the Company from Hip Hospitality LLC, which amount will be applied against debt owed to Mr. Segal upon consummation of the Merger.

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Mr. Segal also owns 100% of TGF Holdings, LLC, which owns 10% of W15 Properties, LLC. W15 Properties, LLC is a holding company for the property that currently accommodates the 408 Venture.

Related Party Services

Prior to the Merger, Nicholas Giannuzzi and Triple GGG, LLC (an entity managed by Nicholas Giannuzzi) were principal stockholders of the Company.  Mr. Giannuzzi is the managing partner of The Giannuzzi Group, LLP, a law firm that provides legal services to the Company and its subsidiaries.  In 2012, we paid The Giannuzzi Group, LLP approximately $654,332.00 for legal services rendered.  In addition, The Giannuzzi Group, LLP subleases its office space from the Company, for which it currently pays the Company $6,579.00 per month.

Transactions with Former Officers and Directors

Michael Rapp, our former President and a current director, Philip Wagenheim, a former Secretary and director, and Jason Eiswerth, a former director, all serve as management of Broadband Capital Management LLC, a registered broker-dealer, which was also the lead underwriter of our initial public offering (“BCM”).

At the Closing of the Merger, we reimbursed BCM $1,874,780 for its expenses in connection with our initial public offering and our subsequent operations, including franchise taxes.

In connection with the October 2013 Private Placement, Michael Rapp, our former President and a current director, purchased 156,320 shares of our Common Stock for a purchase price of $781,600. Philip Wagenheim, our former Secretary and a current director, purchased 42,607 shares of our Common Stock for a purchase price of $213,035. Committed Capital Holdings LLC purchased 87,949 shares of our Common Stock for a purchase price of $439,745. P&P 2, LLC, an initial stockholder, purchased 33,750 shares of our Common Stock for a purchase price of $168,750. MOS Holdings Inc., an entity owned by Michael Serruya, purchased 16,875 shares of our Common Stock for a purchase price of $84,375 and Mr. Serruya’s wife purchased 83,125 shares of our Common Stock for a purchase price of $415,625.

Lock-Up Agreements

In connection with the Merger, the TOG Members that received shares of our Common Stock as merger consideration entered into lock-up agreements with us pursuant to which each such person agreed not to sell, dispose of, contract to sell, sell any option or contract to purchase, or otherwise transfer or dispose of, directly or indirectly, without the written consent of the Company, any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Common Stock until six months following the Closing Date, provided that for any stockholder that beneficially owns more than 10% of our outstanding Common Stock, the lock-up period shall be 12 months following the Closing Date.

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MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our Common Stock, warrants, and units are each traded on the OTC Bulletin Board under the symbols CCAC, CCACW and CCACU, respectively. Our units commenced public trading on October 25, 2011, and our Common Stock and warrants commenced public trading on November 9, 2011. The following table includes the high and low bids for our units, Common Stock and warrants for the calendar quarter indicated:

	2013
	Units				Common Stock				Warrants

	High		Low		High		Low		High		Low

First Quarter	$4.99		$4.75			(4)		(4)		(4)		(4)
Second Quarter		(5)		(5)		(5)		(5)		(5)		(5)
Third Quarter		(5)		(5)		(5)		(5)		(5)		(5)
Fourth Quarter	-		-		-		-		-		-

	2012
	Units				Common Stock				Warrants

	High		Low		High		Low		High		Low

First Quarter	$5.00		$5.00			(3)		(3)		(3)		(3)
Second Quarter	$5.00		$4.02			(3)		(3)		(3)		(3)
Third Quarter	$4.25		$4.25			(3)		(3)		(3)		(3)
Fourth Quarter	$5.10		$3.75			(3)		(3)		(3)		(3)

	2011
	Units				Common Stock				Warrants

	High		Low		High		Low		High		Low

First Quarter	-		-		-		-		-		-
Second Quarter	-		-		-		-		-		-
Third Quarter	-		-		-		-		-		-
Fourth Quarter(1)	$5.10		$5.00			(2)		(2)		(2)		(2)

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(1) Our units were quoted on the OTCBB on October 25, 2011 and, therefore, the bid prices for our units for the fourth quarter of 2011 are for the period from October 25, 2011 to December 31, 2011.

(2) Our Common Stock and warrants were quoted on the OTCBB on November 9, 2011, however, neither security traded during the period of November 9, 2011 to December 31, 2011, therefore, pricing information is unavailable.

(3) Our Common Stock and warrants did not trade during the period January 1, 2012 to December 31, 2012, therefore, pricing information is unavailable.

(4) Our Common Stock and warrants did not trade during the period April 1, 2013 to June 30, 2013, therefore, pricing information is unavailable.

(5) Our units, Common Stock and warrants did not trade during the period April 1, 2013 to September 30, 2013, therefore, pricing information is unavailable.

Source: Bloomberg

Holders

As of October 16, 2013, there were 6 holders of record of our Common Stock, one holder of record of our warrants and one holder of record of our units. As of the Effective Date of the Merger, the number of holders of record of our Common Stock increased to 84.

Dividends

We have not declared or paid any cash dividends on our Common Stock and do not intend to declare or pay any cash dividend in the foreseeable future. The payment of dividends, if any, is within the discretion of the board of directors and will depend on our earnings, if any, our capital requirements and financial condition and such other factors as the board of directors may consider.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2012, the Company did not have any equity compensation plans. As of December 31, 2012, One Group had a Management Incentive Plan, whereby One Group could issue up to 117,729 transaction units to its employees. The granted units were subject to continued employment by such employees and were only exercisable upon certain qualifying change in control transaction. As of December 31, 2012, 39,065 units were issued. All such units were terminated prior to consummation of the Merger.

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Upon consummation of the Merger, the Company adopted the 2013 Plan. The following table sets forth information as of the date of this Current Report with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

Equity compensation plans approved by security holders	--	--	--
Equity compensation plans not approved by security holders	1,533,156	$5.00	3,869,751

Issuer Purchases of Equity Securities

None.

RECENT SALES OF UNREGISTERED SECURITIES

The following summarizes all sales of unregistered securities by us within the past three years:

As described more fully in Item 2.01 above, on the Closing Date, we consummated the Merger and the October 2013 Private Placement. The issuances of securities in the Merger and the October 2013 Private Placement were each exempt from registration pursuant to Section 4(a)(2) of, and Regulation D promulgated under, the Securities Act of 1933, as amended. Jefferies LLC acted as placement agent in the October 2013 Private Placement.

During the period from August 2010 to December 12, 2012 One Group issued 24,844 limited liability company units and 15,619 warrants to purchase units of the Company.  On July 1, 2011 and December 12, 2012, the Company issued a combined total of 15,619 warrants to purchase units of the Company to holders of equity in One-LA L.P., in connection with the closing of the ONE Sunset restaurant in Los Angeles.  On January 1, 2012, the Company issued 5,429 units of the Company to Celeste Fierro, in exchange for Ms. Fierro’s ownership interests in JEC II, LLC and One Marks, LLC.  On January 1, 2012, the Company issued 19,415 units of the Company to Modern Hotels (Holdings) Limited, in exchange for Modern Hotels (Holdings) Limited’s ownership interest in JEC II, LLC.

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DESCRIPTION OF SECURITIES

General

Our amended and restated certificate of incorporation authorizes the issuance of up to 75,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of Effective Time, we had 24,925,475 outstanding shares of Common Stock and outstanding public warrants to acquire 5,750,000 shares of our Common Stock at an exercise price of $5.00 per share that will become exercisable at any time commencing upon the effectiveness of a post-effective amendment or new registration statement, which we have agreed to use our best efforts to file to cover the shares of Common Stock underlying the public warrants after our completion of our initial business transaction. The warrants will expire on the date that is the earlier of (i) two years after the effective date of the registration statement registering the shares of Common Stock issuable upon the exercise of the Parent Warrants or (ii) the forty-fifth (45th) day following the date that the Company’s Common Stock closes at or above $6.25 per share for 20 out of 30 trading days commencing on the effective date. We will issue a press release and file a Current Report on Form 8-K announcing that effectiveness of the post-effective amendment or new registration statement no later than 6:00 p.m. New York City time on the second trading day after we telephonically confirm effectiveness of such registration statement with the SEC.

No shares of preferred stock are currently outstanding.

Units

We issued an aggregate of 5,750,000 units in our IPO. Each unit consists of one share of our Common Stock and one warrant. Each warrant entitles its holder to purchase one share of our Common Stock. Any unit holder may elect to separate a unit and trade the shares of Common Stock separately.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Our certificate of incorporation does not provide for cumulative voting. The holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of Common Stock eligible to vote for the election of directors can elect all of the directors.

Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock.

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Preferred Stock

Our amended and restated certificate of incorporation authorizes the issuance of 10,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are currently issued or outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Public Stockholder Warrants

Each warrant entitles the registered holder to purchase one share of our Common Stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing upon the effectiveness of a post-effective amendment or new registration statement, which we have agreed to use our best efforts to file to cover the shares of Common Stock underlying the public warrants after our completion of our initial business transaction. The warrants will expire on the date that is the earlier of (i) two years after the effective date of the registration statement registering the shares of Common Stock issuable upon the exercise of the Parent Warrants or (ii) the forty-fifth (45th) day following the date that the Company’s Common Stock closes at or above $6.25 per share for 20 out of 30 trading days commencing on the effective date. We will issue a press release and file a Current Report on Form 8-K announcing that effectiveness of the post-effective amendment or new registration statement no later than 6:00 p.m. New York City time on the second trading day after we telephonically confirm effectiveness of such registration statement with the SEC.

Holders of our public warrants will be only able to exercise the warrants for cash and only if we have an effective registration statement covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such Common Stock and, such shares of Common Stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have undertaken in the warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain an effective registration statement covering the shares of Common Stock issuable upon exercise of the warrants, and we intend to comply with our undertaking, we cannot assure you that we will be able to do so. Proceeds of the exercise of the warrants will be allocated 49.04% to the former TOG Members (including persons who exercise previously outstanding TOG warrants) and 50.96% to the Company.

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The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to extend the exercise period, reduce exercise price, cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders. The material provisions of the warrants are set forth herein and a copy of the warrant agreement has been filed as an exhibit to the registration statement for our IPO. We have agreed not to reduce the warrant exercise period unless it is approved by the holders of all then outstanding warrants.

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Common Stock at a price below their respective exercise prices.

Once the warrants become exercisable, the warrants may be exercised upon surrender of the warrant certificate on or before the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares of Common Stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

At the Effective Time of the Merger, certain of our initial stockholders (MOS Holdings Inc. and P&P 2, LLC) forfeited an aggregate of 3,375,000 shares of common stock back to us in accordance with their respective insider letter agreements with us and Broadband Capital Management LLC that were entered into in connection with our initial public offering.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies like us, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. Rule 144 also is not available for resale of securities issued by any shell companies (other than business combination-related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an exception to this prohibition, however, if the following conditions are met:

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•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, none of our stockholders is currently able to sell shares of our Common Stock in reliance on Rule 144. Assuming we continue to meet the requirements set forth above, Rule 144 will become available to our stockholders one year after the date of this report. Our stockholders may currently resell their shares of our Common Stock only pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to another exemption from registration.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (i) owns 15% or more of a corporation’s voting securities or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination of the corporation governed by Section 203. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price, once a market exists, for the shares of Common Stock held by our stockholders.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law. Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Certificate of Incorporation. Our amended and restated certificate of incorporation provides that our corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized hereby.

Our bylaws provide for the indemnification of our directors, officers or other persons in accordance with our amended and restated certificate of incorporation.

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Insurance Policies. The Registrant has directors’ and officers’ liability insurance in an amount of $15,000,000.

Change in Auditor

CohnReznick LLP (“CohnReznick”) served as One Group’s principal certified public accounting firm commencing July 26, 2010 through July 25, 2013, to audit the financials for the years ended December 31, 2011 and 2010. One Group dismissed CohnReznick as its certified public accounting firm and engaged Grant Thornton to audit the financials for each of the three years ended December 31, 2012. The decision to change independent registered accounting firms was made by One Group’s Members on July 25, 2013.

CohnReznick’s report on One Group’s financial statements for the years ended December 31, 2011 and 2010 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the audits of the financials for the years ended December 31, 2011 and 2010, there were no disagreements with CohnReznick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of CohnReznick would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods. In addition, no “reportable events”, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the two fiscal years and the subsequent interim periods (January 1, 2013 to July 25, 2013) preceding CohnReznick’s dismissal.

During the two recent fiscal years and the subsequent interim period (January 1, 2013 to July 25, 2013) preceding the engagement of Grant Thornton, One Group did not consult Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on One Group’s financial statements, and either a written report was provided to One Group or oral advice was provided that Grant Thornton concluded was an important factor considered by One Group in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a “reportable event” (as described in paragraph 304(a)(1)(v) of Regulation S-K).

One Group engaged Grant Thornton to reaudit One Group’s financials for the year ended December 31, 2011 and 2010.

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Item 3.02. Unregistered Sales of Equity Securities.

As described more fully in Item 2.01, on the Closing Date, we consummated the Merger and the October 2013 Private Placement. The issuances of securities in the Merger and the October 2013 Private Placement were each exempt from registration pursuant to Section 4(a)(2) of, and Regulation D promulgated under, the Securities Act of 1933, as amended. Jefferies LLC acted as placement agent in the October 2013 Private Placement.

Item 3.03. Material Modification to Rights of Security Holders.

On October 16, 2013, in connection with the consummation of the Merger and pursuant to the last sentence of Section 3.2 of the Warrant Agreement, dated as of October 24, 2011, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, the Company has extended the duration of the Public Warrants by delaying the Expiration Date to the earlier of (i) two years after the effective date of the registration statement registering the shares of Common Stock issuable upon the exercise of the Pubic Warrants or (ii) the forty-fifth (45th) day following the date that the Company’s Common Stock closes at or above $6.25 per share for 20 out of 30 trading days commencing on the effective date.

Item 4.01. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

In connection with the closing of the Merger, Grant Thornton LLP, which was the independent registered public accounting firm for One Group prior to the Merger, became the independent registered public accounting firm for us, and Rothstein Kass was dismissed effective on the date of the closing of the Merger (October 16, 2013), as our independent registered public accounting firm. The decision to appoint Grant Thornton LLP and dismiss Rothstein Kass was recommended, and subsequently approved, by our board of directors effective as of October 16, 2013.

Rothstein Kass’s report on our financial statement as of and for the year ended December 31, 2012 did contain an explanatory paragraph relating to the substantial doubt about the ability of the Company to continue as a going concern; as described in Note 1 to the Company’s financial statements included in its Annual Report on Form 10-K filed March 29, 2013. That disclosed, Rothstein Kass’s report on the Company’s financial statements for the years ended December 31, 2012 and 2011 did not contain an adverse opinion or disclaimer of opinion, nor were such reports otherwise qualified or modified as to audit scope or accounting principles.

In connection with the audit of our financial statements for the years ended December 31, 2012 and 2011 and subsequent interim period (January 1, 2013 through October 16, 2013) preceding Rothstein Kass’s dismissal, there were no disagreements with Rothstein Kass on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which if not resolved to Rothstein Kass’s satisfaction would have caused Rothstein Kass to make reference to the matter in their report. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the years ended December 31, 2012 and 2011 and subsequent interim period preceding Rothstein Kass’s dismissal (from January 1, 2013 to October 16, 2013).

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During the years ended December 31, 2012 and 2011 and the subsequent interim period (from January 1, 2013 to October 16, 2013) preceding the engagement of Grant Thornton, the Company did not consult Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or “reportable events” with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

We provided Rothstein Kass with a copy of the disclosure made pursuant to this Item 4.01 prior to the filing of this Form 8-K. We requested that Rothstein Kass furnish us with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of the letter, dated October 16, 2013, is filed herewith as Exhibit 16.1.

Item 5.01. Changes in Control of Registrant.

Upon completion of the Merger and the October 2013 Private Placement, the former members of One Group held approximately 50.7% of the outstanding shares of capital stock of the Company. Accordingly, the Merger represents a change in control of the Company.

Other than the transactions and agreements disclosed in this Form 8-K, we know of no arrangements, which may result in a change in control at a subsequent date.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On the Closing Date, there was a change in our board of directors and executive officers. Michael Rapp, who served as our Chairman and President, and Philip Wagenheim, who served as our Secretary and a director, resigned from all of their executive officer positions effective immediately, and after appointing Jonathan Segal and Nicholas Giannuzzi to serve as members of the board of directors, Michael Rapp, Phillip Wagenheim and Jason Eiswerth each tendered his resignation as a director, with the resignation of Mr. Eiswerth to be effective immediately and the resignations of Messrs. Rapp and Wagenheim to be effective on the tenth day following the filing of an Information Statement on Schedule 14F-1 with the SEC (the “14F Effective Date”). In addition, we expanded the size of the board of directors from three to five and appointed Messrs. Serruya and Perlman as the Class I directors, with their terms to expire at the first annual meeting of stockholders of the Company, Messrs. Giannuzzi and Deitchle as Class II directors, with their terms to expire at the second annual meeting of stockholders of the Company, and Jonathan Segal as a Class III director whose term will expire at the third annual meeting of stockholders of the Company, with Michael Serruya serving as Non-Executive Chairman. Our board of directors then appointed Jonathan Segal to serve as our Chief Executive Officer and Samuel Goldfinger to serve as our Chief Financial Officer and Secretary with all such appointments to be effective immediately.

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Biographical and other information regarding these individuals is provided under the caption “Management and Directors” in Item 2.01 above, which is incorporated by reference into this Item 5.02.

Item 5.06. Change in Shell Company Status.

As described in Items 1.01 and 2.01 above, which are incorporated by reference into this Item 5.06, we ceased being a shell company (as defined in Rule 12b-2 under the Exchange Act) upon completion of the Merger.

Item 7.01. Regulation FD Disclosure.

In connection with the Merger and the October 2013 Private Placement, the Company conducted presentations for prospective investors, including certain of the Investors, during which it furnished the Investor Presentation that is furnished herewith as Exhibit 99.3. Each prospective investor executed a confidentiality agreement prior to participating in those presentations.

All disclosures regarding future results contained in the Investor Presentation were made as estimates only. Such disclosures and the other forward-looking statements contained in the Investor Presentation regarding the Company were based on current expectations, estimates and projections about, among other things, the industry and the markets in which The One Group operates, and they are not guarantees of future performance. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any such forward-looking statements. Many of the factors that will determine the outcome of the subject matter of these statements are beyond the Company’s ability to control or predict. The Company does not undertake any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

The information contained in this Item 7.01 and in Exhibit 99.3 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

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Item 9.01. Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired.

As a result of its acquisition of One Group as described in Item 2.01, the registrant is filing herewith One Group’s audited financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 and its unaudited condensed financial statements as of June 30, 2013 and for the six months ended June 30, 2013 and 2012 as Exhibit 99.1 to this current report and are incorporated herein by reference.

(b)  Pro Forma Financial Information.

Unaudited pro forma condensed combined financial information for the fiscal year ended December 31, 2012 and as of and for the six months ended June 30, 2013 is attached as Exhibit 99.2 to this current report.

(d) Exhibits.

Exhibit No. Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of October 16, 2013, by and among the Registrant, CCAC Acquisition Sub, LLC, The One Group, LLC, and Samuel Goldfinger, as Company Representative.*
3.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Form 8-K filed on October 25, 2011).
3.2	Amended and Restated Bylaws (Incorporated by reference to Form 8-K filed on October 25, 2011).
4.1	Specimen Unit Certificate (Incorporated by reference to Amendment No. 2 to Form S-1 filed on July 22, 2011).
4.2	Specimen Common Stock Certificate (Incorporated by reference to Amendment No. 2 to Form S-1 filed on July 22, 2011).
4.3	Specimen Warrant Certificate (Incorporated by reference to Amendment No. 2 to Form S-1 filed on July 22, 2011).
4.4	Warrant Agreement, dated October 24, 2011, by and between the Registrant and Continental Stock Transfer & Trust Company (Incorporated by reference to Form 8-K filed on October 25, 2011).
10.1	Investment Management Trust Agreement, dated October 24, 2011, by and between the Registrant and Continental Stock Transfer & Trust Company (Incorporated by reference to Form 8-K filed on October 25, 2011).
10.2	Registration Rights Agreement, dated October 24, 2011, by and between the Registrant and the stockholders listed on the signature page thereto (Incorporated by reference to Form 8-K filed on October 25, 2011).

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10.3	Form of Letter Agreement by and between the Registrant and each of Michael Rapp, Philip Wagenheim and Jason Eiswerth (Incorporated by reference to Amendment No. 3 to Form S-1, filed on August 16, 2011).
10.4	Form of Letter Agreement by and between the Registrant and each of P&P 2, LLC and Michael Serruya (Incorporated by reference to Amendment No. 3 to Form S-1, filed on August 16, 2011).
10.5	Form of Letter Agreement by and between the Registrant and Committed Capital Holdings LLC (Incorporated by reference to Amendment No. 3 to Form S-1, filed on August 16, 2011).
10.6	Form of Promissory Note of the Registrant issued and to be issued to Broadband Capital Management LLC (Incorporated by reference to Amendment No. 1 to Form S-1 filed on June 30, 2011).
10.7	Form of Indemnity Agreement (Incorporated by reference to Amendment No. 1 to Form S-1 filed on June 30, 2011).
10.8	Expense Advance Agreement, dated October 24, 2011, by and between the Registrant and Broadband Capital Management LLC (Incorporated by reference to Form 8-K filed on October 25, 2011).
10.9	Trust Indemnification Agreement, dated October 24, 2011, by and among the Registrant, Broadband Capital Management LLC and Michael Rapp (Incorporated by reference to Form 8-K filed on October 25, 2011).
10.10	Lock-Up Letter Agreement, dated August 10, 2011, between Committed Capital Holdings LLC and Broadband Capital Management LLC (Incorporated by reference to Amendment No. 3 to Form S-1 filed on August 16, 2011).
10.11	Form of Securities Purchase Agreement by and among the Registrant and the investors signatory thereto.
10.12	Form of Registration Rights Agreement by and between the Registrant and the stockholders listed on the signature page thereto
10.13.1	Form of Lock-Up Letter Agreement between the Registrant and the greater than 10% members of The One Group, LLC.
10.13.2	Form of Lock-Up Letter Agreement between the Registrant and the lesser than 10% members of The One Group, LLC.
10.14	Escrow Agreement, dated October 16, 2013, by and among the Registrant, The One Group, LLC, Samuel Goldfinger, as Company Representative, the Liquidating Trust and Continental Stock Transfer & Trust Company, as Escrow Agent.
10.15	Credit Agreement, dated October 31, 2011, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC and Herald National Bank.
10.16	Promissory Note of The One Group, LLC to Herald National Bank, dated October 31, 2011, in the principal amount of $1,250,000.
10.17	Guaranty, dated October 31, 2011, of Jonathan Segal to Herald National Bank.
10.18	Pledge Agreement, dated October 31, 2011, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC and Herald National Bank.
10.19	Pledge Acknowledgment Agreement, dated October 31, 2011, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC and Herald National Bank.

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10.20	Pledge Agreement, dated October 31, 2011, by and between Jonathan Segal and Herald National Bank.
10.21	Pledge Acknowledgment Agreement, dated October 31, 2011, by and between Jonathan Segal and Herald National Bank.
10.22	Subordination Agreement, dated October 31, 2011, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC, RCI II, Ltd. and Herald National Bank.
10.23	Subordination Agreement, dated October 31, 2011, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC, Talia, Ltd. and Herald National Bank.
10.24	Subordination Agreement, dated October 31, 2011, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC, Jonathan Segal and Herald National Bank.
10.25	Grant of Security Interest (Trademarks), dated October 31, 2011, by and between The One Group, LLC and Herald National Bank.
10.26	Promissory Note of The One Group, LLC to Herald National Bank, dated April 11, 2012, in the principal amount of $1,500,000.
10.27	Promissory Note of The One Group, LLC to Herald National Bank, dated November 15, 2012, in the principal amount of $500,000.
10.28	Amendment No 1 and Addendum to Credit Agreement, dated January 24, 2013, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC, Heraea Vegas, LLC, Xi Shi Las Vegas, LLC and Herald National Bank.
10.29	Amended and Restated Security Agreement, dated January 24, 2013, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC, Heraea Vegas, LLC, Xi Shi Las Vegas, LLC and Herald National Bank.
10.30	Grant of Security Interest (Trademarks), dated January 24, 2013, by and between The One Group, LLC and Herald National Bank.
10.31	Amendment No 2 and Addendum to Credit Agreement and Consent and Termination Agreement, dated October 15, 2013, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC, Heraea Vegas, LLC, Xi Shi Las Vegas, LLC and BankUnited, N.A.
10.32	Employment Agreement, dated October 16, 2013, by and between The One Group, LLC and Jonathan Segal †
10.33	Employment Agreement, dated October 16, 2013, by and between The One Group, LLC and Samuel Goldfinger †
10.34	Promissory Note of The One Group, LLC to RCI II, Ltd, dated June 24, 2007, in the principal amount of $1,600,000.
10.35	Promissory Note of The One Group, LLC to RCI II, Ltd, dated August 24, 2007, in the principal amount of $868,000.
10.36	Promissory Note of The One Group, LLC to RCI II, Ltd, dated October 15, 2007, in the principal amount of $500,000.
10.37	Promissory Note of The One Group, LLC to RCI II, Ltd, dated December 31, 2008, in the principal amount of $770,971.25.

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10.38	Promissory Note of The One Group, LLC to Talia, Ltd, dated October 1, 2009, in the principal amount of $300,000.
10.39	Promissory Note of The One Group, LLC to RCI II, Ltd, dated June 7, 2012, in the principal amount of $350,000.
10.40	Promissory Note of The One Group, LLC to RCI II, Ltd, dated September 5, 2012, in the principal amount of $350,000.
10.41	Promissory Note of The One Group, LLC to Jonathan Segal, dated January 28, 2013, in the principal amount of $540,000.
10.42	Promissory Note of The One Group, LLC to RCI II, Ltd, dated April 4, 2013, in the principal amount of $1,500,000.
10.43	Transfer Agreement, dated January 1, 2012, by and between The One Group, LLC and Celeste Fierro.
10.44	Transfer Agreement, dated January 1, 2012, by and between The One Group, LLC and Modern Hotels (Holdings), Limited.
10.45	2013 Employee, Director and Consultant Equity Incentive Plan.
10.46	Form of Stock Option Grant Notice.
14.1	Code of Business and Ethics (Incorporated by reference to Form 10-KSB filed on February 26, 2008).
16.1	Letter to the SEC from De Joya Griffith & Company, LLC, dated April 26, 2011 (Incorporated by reference to Form 8-K filed on April 26, 2011).
16.2	Letter to the SEC from Rothstein Kass, dated October 16, 2013.
21.1	List of Subsidiaries.
99.1	One Group’s audited financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 and its unaudited condensed financial statements as of and for the six months ended June 30, 2013.
99.2	Pro forma financial statements
99.3	Investor Presentation

*The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

† Indicates compensatory agreement or plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated : October 16, 2013	COMMITTED CAPITAL ACQUISITION CORPORATION

	By:	/s/ Samuel Goldfinger
	Name:	Samuel Goldfinger
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 16, 2013, by and among the Registrant, CCAC Acquisition Sub, LLC, The One Group, LLC, and Samuel Goldfinger, as Company Representative.*
3.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Form 8-K filed on October 25, 2011).
3.2	Amended and Restated Bylaws (Incorporated by reference to Form 8-K filed on October 25, 2011).
4.1	Specimen Unit Certificate (Incorporated by reference to Amendment No. 2 to Form S-1 filed on July 22, 2011).
4.2	Specimen Common Stock Certificate (Incorporated by reference to Amendment No. 2 to Form S-1 filed on July 22, 2011).
4.3	Specimen Warrant Certificate (Incorporated by reference to Amendment No. 2 to Form S-1 filed on July 22, 2011).
4.4	Warrant Agreement, dated October 24, 2011, by and between the Registrant and Continental Stock Transfer & Trust Company (Incorporated by reference to Form 8-K filed on October 25, 2011).
10.1	Investment Management Trust Agreement, dated October 24, 2011, by and between the Registrant and Continental Stock Transfer & Trust Company (Incorporated by reference to Form 8-K filed on October 25, 2011).
10.2	Registration Rights Agreement, dated October 24, 2011, by and between the Registrant and the stockholders listed on the signature page thereto (Incorporated by reference to Form 8-K filed on October 25, 2011).
10.3	Form of Letter Agreement by and between the Registrant and each of Michael Rapp, Philip Wagenheim and Jason Eiswerth (Incorporated by reference to Amendment No. 3 to Form S-1, filed on August 16, 2011).
10.4	Form of Letter Agreement by and between the Registrant and each of P&P 2, LLC and Michael Serruya (Incorporated by reference to Amendment No. 3 to Form S-1, filed on August 16, 2011).
10.5	Form of Letter Agreement by and between the Registrant and Committed Capital Holdings LLC (Incorporated by reference to Amendment No. 3 to Form S-1, filed on August 16, 2011).
10.6	Form of Promissory Note of the Registrant issued and to be issued to Broadband Capital Management LLC (Incorporated by reference to Amendment No. 1 to Form S-1 filed on June 30, 2011).
10.7	Form of Indemnity Agreement (Incorporated by reference to Amendment No. 1 to Form S-1 filed on June 30, 2011).
10.8	Expense Advance Agreement, dated October 24, 2011, by and between the Registrant and Broadband Capital Management LLC (Incorporated by reference to Form 8-K filed on October 25, 2011).

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10.9	Trust Indemnification Agreement, dated October 24, 2011, by and among the Registrant, Broadband Capital Management LLC and Michael Rapp (Incorporated by reference to Form 8-K filed on October 25, 2011).
10.10	Lock-Up Letter Agreement, dated August 10, 2011, between Committed Capital Holdings LLC and Broadband Capital Management LLC (Incorporated by reference to Amendment No. 3 to Form S-1 filed on August 16, 2011).
10.11	Form of Securities Purchase Agreement by and among the Registrant and the investors signatory thereto.
10.12	Form of Registration Rights Agreement by and between the Registrant and the stockholders listed on the signature page thereto
10.13.1	Form of Lock-Up Letter Agreement between the Registrant and the greater than 10% members of The One Group, LLC.
10.13.2	Form of Lock-Up Letter Agreement between the Registrant and the lesser than 10% members of The One Group, LLC.
10.14	Escrow Agreement, dated October 16, 2013, by and among the Registrant, The One Group, LLC, Samuel Goldfinger, as Company Representative, the Liquidating Trust and Continental Stock Transfer & Trust Company, as Escrow Agent.
10.15	Credit Agreement, dated October 31, 2011, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC and Herald National Bank.
10.16	Promissory Note of The One Group, LLC to Herald National Bank, dated October 31, 2011, in the principal amount of $1,250,000.
10.17	Guaranty, dated October 31, 2011, of Jonathan Segal to Herald National Bank.
10.18	Pledge Agreement, dated October 31, 2011, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC and Herald National Bank.
10.19	Pledge Acknowledgment Agreement, dated October 31, 2011, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC and Herald National Bank.
10.20	Pledge Agreement, dated October 31, 2011, by and between Jonathan Segal and Herald National Bank.
10.21	Pledge Acknowledgment Agreement, dated October 31, 2011, by and between Jonathan Segal and Herald National Bank.
10.22	Subordination Agreement, dated October 31, 2011, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC, RCI II, Ltd. and Herald National Bank.
10.23	Subordination Agreement, dated October 31, 2011, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC, Talia, Ltd. and Herald National Bank.
10.24	Subordination Agreement, dated October 31, 2011, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC, Jonathan Segal and Herald National Bank.
10.25	Grant of Security Interest (Trademarks), dated October 31, 2011, by and between The One Group, LLC and Herald National Bank.
10.26	Promissory Note of The One Group, LLC to Herald National Bank, dated April 11, 2012, in the principal amount of $1,500,000.

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10.27	Promissory Note of The One Group, LLC to Herald National Bank, dated November 15, 2012, in the principal amount of $500,000.
10.28	Amendment No 1 and Addendum to Credit Agreement, dated January 24, 2013, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC, Heraea Vegas, LLC, Xi Shi Las Vegas, LLC and Herald National Bank.
10.29	Amended and Restated Security Agreement, dated January 24, 2013, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC, Heraea Vegas, LLC, Xi Shi Las Vegas, LLC and Herald National Bank.
10.30	Grant of Security Interest (Trademarks), dated January 24, 2013, by and between The One Group, LLC and Herald National Bank.
10.31	Amendment No 2 and Addendum to Credit Agreement and Consent and Termination Agreement, dated October 15, 2013, by and among The One Group, LLC, One 29 Park Management, LLC, STK-Las Vegas, LLC, STK Atlanta, LLC, Heraea Vegas, LLC, Xi Shi Las Vegas, LLC and BankUnited, N.A.
10.32	Employment Agreement, dated October 16, 2013, by and between The One Group, LLC and Jonathan Segal †
10.33	Employment Agreement, dated October 16, 2013, by and between The One Group, LLC and Samuel Goldfinger †
10.34	Promissory Note of The One Group, LLC to RCI II, Ltd, dated June 24, 2007, in the principal amount of $1,600,000.
10.35	Promissory Note of The One Group, LLC to RCI II, Ltd, dated August 24, 2007, in the principal amount of $868,000.
10.36	Promissory Note of The One Group, LLC to RCI II, Ltd, dated October 15, 2007, in the principal amount of $500,000.
10.37	Promissory Note of The One Group, LLC to RCI II, Ltd, dated December 31, 2008, in the principal amount of $770,971.25.
10.38	Promissory Note of The One Group, LLC to Talia, Ltd, dated October 1, 2009, in the principal amount of $300,000.
10.39	Promissory Note of The One Group, LLC to RCI II, Ltd, dated June 7, 2012, in the principal amount of $350,000.
10.40	Promissory Note of The One Group, LLC to RCI II, Ltd, dated September 5, 2012, in the principal amount of $350,000.
10.41	Promissory Note of The One Group, LLC to Jonathan Segal, dated January 28, 2013, in the principal amount of $540,000.
10.42	Promissory Note of The One Group, LLC to RCI II, Ltd, dated April 4, 2013, in the principal amount of $1,500,000.
10.43	Transfer Agreement, dated January 1, 2012, by and between The One Group, LLC and Celeste Fierro.
10.44	Transfer Agreement, dated January 1, 2012, by and between The One Group, LLC and Modern Hotels (Holdings), Limited.
10.45	2013 Employee, Director and Consultant Equity Incentive Plan.
10.46	Form of Stock Option Grant Notice.
14.1	Code of Business and Ethics (Incorporated by reference to Form 10-KSB filed on February 26, 2008).

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16.1	Letter to the SEC from De Joya Griffith & Company, LLC, dated April 26, 2011 (Incorporated by reference to Form 8-K filed on April 26, 2011).
16.2	Letter to the SEC from Rothstein Kass, dated October 16, 2013.
21.1	List of Subsidiaries.
99.1	One Group’s audited financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 and its unaudited condensed financial statements as of and for the six months ended June 30, 2013.
99.2	Pro forma financial statements
99.3	Investor Presentation

123